Exhibit 10.1
EXECUTION COPY
INVESTMENT AGREEMENT
dated as of October 28, 2010 by and among
UNITED WESTERN BANCORP, INC.,
OAK HILL CAPITAL PARTNERS III, L.P.,
OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.,
LOVELL MINNICK EQUITY PARTNERS III LP,
LOVELL MINNICK EQUITY PARTNERS III-A LP,
LEGENT GROUP, LLC
and
HENRY C. DUQUES

- i -

Page
6.12 No Third Party Beneficiaries	58
6.13 Time of Essence	58
6.14 Certain Adjustments	58
6.15 Public Announcements	58
6.16 Specific Performance	58
6.17 No Recourse; Limitation on Liability	58
6.18 Independent Nature of Anchor Investors’ Obligations and Rights	58

- ii -

INDEX OF DEFINED TERMS

Term	Location of Definition
2010 Plan	3.1(b)
Acquisition Proposal	4.13
Additional Agreements	Recitals
Additional Investors	Recitals
Advisers Act	2.2(p)(6)
Affiliate	6.9(a)
Agency	2.2(aa)(3)(A)
Agreement	Preamble
Anchor Investor	Preamble
Anchor Investor Indemnitee	4.3(g)
Anchor Investor Indemnitors	4.3(g)
Articles of Incorporation	2.2(a)(1)
Bank	1.2(b)(1)(C)
Bank Cease and Desist Order	1.2(b)(1)(C)
Beneficially Own	6.9(h)
Beneficial Owner	6.9(h)
Benefit Plan	2.2(r)(1)
Board of Directors	2.2(a)(1)
Board Observer	4.3(e)
Board Representatives	4.3(a)
Burdensome Condition	1.2(b)(2)(H)
business day	6.9(e)
Business Combination	4.14(e)
CERCLA	2.2(z)
Change in Control	4.14(e)
Closing	1.2(a)
Closing Date	1.2(a)
Code	2.2(i)
Common Stock	Recitals
Company	Preamble
Company Cease and Desist Order	1.2(b)(1)(C)
Company Financial Statements	2.2(f)
Company Option	2.2(b)
Company Preferred Stock	2.2(b)
Company Reports	2.2(g)(1)
Company Restricted Stock	2.2(b)
Company Significant Agreement	2.2(l)
Company Subsidiary	2.2(a)(2)
Company 10-K	2.1(c)(2)(A)
control/controlled by/under common control with	6.9(a)
Corporate Trust Agreements	2.2(cc)

- iii -

Term	Location of Definition
Credit Agreement	1.2(b)(2)(Y)
Demand Notice	4.9(a)(2)
Demand Registration Statement	4.9(a)(2)
De Minimis Claim	4.7(e)
Disclosure Letter	2.1(a)
Duques	Recital
Duques Anchor Investor	Recital
Effective Date	4.9(k)(1)
Effectiveness Deadline	4.9(k)(2)
Environmental Law	2.2(z)
ERISA	2.2(r)(1)
Exchange Act	2.2(g)(1)
FDIC	1.2(b)(2)(H)
GAAP	2.1(b)
Governance Committee	4.3(a)
Governance Policies	4.3(a)
Governmental Approvals	2.2(e)
Governmental Entity	1.2(b)(1)(A)
Gross-Up Entity	4.10(a)
Gross-Up Proposals	4.10(c)
Hazardous Substance	2.2(z)(2)
herein/hereof/hereunder	6.9(d)
HOLA	2.2(a)(1)
Holder	4.9(k)(3)
Holders’ Counsel	4.9(k)(4)
including/includes/included/include	6.9(c)
Incumbent Directors	4.14(e)
Indemnified Party	4.7(c)
Indemnifying Party	4.7(c)
Indemnitee	4.9(g)
Information	3.2(b)
Insider	2.2(cc)
Insurer	2.2(aa)(3)(C)
Intellectual Property Rights	2.2(x)
Investment	Recitals
Investment Company Act	2.2(p)(6)
Investors	Recitals
IT Assets	2.2(x)
JPMorgan	1.2(b)(2)(Y)
knowledge of the Company/Company’s knowledge	6.9(g)
Law	1.2(b)(A)
Lead Anchor Investors	Preamble
Legent Clearing	1.2(b)(2)(E)

- iv -

Term	Location of Definition
Legent Group	Recitals
Legent Purchase Agreement	1.2(b)(2)(E)
Liens	2.2(c)
Loan Investor	2.2(aa)(3)(B)
Losses	4.7(a)
Lovell Minnick Anchor Investor	Preamble
Material Adverse Effect	2.1(b)
NASDAQ	1.2(b)(2)(K)
NASDAQ Approval	1.2(b)(2)(K)
New Security	4.10(a)
Non-Qualifying Transaction	4.14(e)
Oak Hill Anchor Investor	Preamble
OFAC	2.2(t)(2)
or	6.9(b)
Order	1.2(b)(1)(A)
Other Private Placements	Recitals
OTS	1.2(b)(1)(C)
Parent Corporation	4.14(e)
person	6.9(f)
Piggyback Registration	4.9(a)(6)
Pre-Closing Period	3.3
Previously Disclosed	2.1(c)
Proprietary Information	3.1(a)
Purchase Price	1.2(c)(1)(A)(iv)
Qualifying Ownership Interest	3.2(a)
Register, registered and registration	4.9(k)(5)
Registrable Securities	4.9(k)(6)
Registration Expenses	4.9(k)(7)
Regulatory Agreement	2.2(t)(1)
Regulatory Filings	2.2(p)(4)
Relevant Paragraphs	1.2(b)(1)(C)
Rule 144	4.9(k)(8)
Rule 158	4.9(k)(8)
Rule 159A	4.9(k)(8)
Rule 405	4.9(k)(8)
Rule 415	4.9(k)(8)
SEC	2.1(c)
Securities	Recitals
Securities Act	2.2(g)(1)
Selling Expenses	4.9(k)(10)
Shelf Registration Statement	4.9(a)(5)
Special Registration	4.9(i)
Spring Hill Report	1.2(b)(2)(O)

- v -

Term	Location of Definition
Stock Plans	2.2(b)
Stockholder Proposals	3.1(b)
Subsidiary	2.2(a)(2)
Surviving Corporation	4.14(e)
Tax/Taxes	2.2(i)
Tax Return	2.2(i)
Third Party Approvals	2.2(e)
Threshold Amount	4.7(e)
transactions contemplated by this Agreement	6.9(j)
Transfer	4.2(a)
USA PATRIOT Act	2.2(t)(2)
Voting Debt	2.2(b)
Voting Securities	6.9(i)
Warrants	Recitals

- vi -

LIST OF EXHIBITS

Exhibit A:	Form of Warrant Agreement

Exhibit B:	2010 Equity Incentive Plan

- vii -

          INVESTMENT AGREEMENT, dated as of October 28, 2010 (this “Agreement”), by and among United Western Bancorp, Inc., a Colorado corporation (the “Company”), Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P. (collectively, the “Oak Hill Anchor Investor”), Lovell Minnick Equity Partners III LP and Lovell Minnick Equity Partners III-A LP (collectively, the “Lovell Minnick Anchor Investor” and, together with the Oak Hill Anchor Investor, the “Lead Anchor Investors”), Legent Group, LLC (the “Legent Group”) and Henry C. Duques (“Duques” and, together with the Legent Group, the “Duques Anchor Investor”) (each of the Oak Hill Anchor Investor, the Lovell Minnick Anchor Investor and the Duques Anchor Investor, an “Anchor Investor,” and collectively, the “Anchor Investors”).
RECITALS:
          A. The Investment. The Company intends to sell to the Anchor Investors, and the Anchor Investors intend to purchase from the Company, as an investment in the Company (the “Investment”), the securities as described herein. The securities to be purchased at the Closing (as defined below) are:
     (i) 117,500,000 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) by the Oak Hill Anchor Investor for an aggregate purchase price of $47,000,000, (b) 117,500,000 shares of Common Stock by the Lovell Minnick Anchor Investor for an aggregate purchase price of $47,000,000, (c) 7,500,000 shares of Common Stock by the Legent Group for an aggregate purchase price of $3,000,000; and (d) 15,000,000 shares of Common Stock by Duques for an aggregate purchase price of $6,000,000; and
     (ii) warrants (the “Warrants”) to purchase shares of Common Stock having the terms set forth herein.
          B. Other Private Placements. The Company intends to effect one or more private placement transactions of additional Common Stock to qualified institutional buyers and institutional accredited investors (the “Additional Investors,” and together with the Anchor Investors, the “Investors”) with the closing of such sale to occur simultaneously with the Closing (the “Other Private Placements”). The sales to the Anchor Investors and the Additional Investors are currently anticipated to generate gross proceeds to the Company of an aggregate amount not less than $200,000,000 and not more than $205,000,000, and the Company, in connection with the Other Private Placements, shall enter into agreements with the Additional Investors (the “Additional Agreements”).
          C. The Securities. The term “Securities” refers collectively to (i) the shares of Common Stock purchased under this Agreement, (ii) the Warrants issued pursuant to this Agreement and (iii) the shares of Common Stock for which the Warrants may be exercised in accordance with the terms thereof and of this Agreement. When purchased, the Common Stock will be evidenced by certificates issued to the Anchor Investors. When issued, the Warrants will be evidenced by certificates substantially in the form attached as Exhibit A.
AGREEMENT:
          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I
PURCHASE; CLOSING
          1.1 Purchase. On the terms and subject to the conditions set forth herein, the Anchor Investors will (a) purchase from the Company, and the Company will sell to the Anchor Investors, a number of shares of Common Stock determined in accordance with Section 1.2(c)(1); and (b) receive from the Company the Warrants to purchase a number of shares of Common Stock determined in accordance with Section 1.2(c)(1), in each case, free and clear of any Liens.
          1.2 Closing.

          (a) Time and Date of Closing. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the purchase and issuance of the Securities by the Anchor Investors pursuant hereto (the “Closing”) shall occur at 9:30 a.m., New York time, on the second business day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions to the Closing set forth in this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions) (provided, that the Company shall provide the Anchor Investors with notice of the Closing Date and provided, further, that the Closing Date shall be postponed as necessary to ensure that the Closing Date occurs no earlier than fifteen (15) business days after the foregoing notice has been provided by the Company to the Anchor Investors), at the offices of Greenberg Traurig, LLP located at 1200 17th Street, Suite 2400, Denver, Colorado 80202 or such other date and/or location as agreed by the parties. The date of the Closing is referred to as the “Closing Date”.
          (b) Closing Conditions.
          (1) The obligation of each Anchor Investor and the Company to effect the Closing is subject to the fulfillment or written waiver by such Anchor Investor (with respect to such Anchor Investor) and the Company prior to the Closing of the following conditions:
          (A) no provision of any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline (“Law”) and no applicable order, demand, writ, injunction, decree, ruling or judgment of any Governmental Entity (“Order”) shall prohibit the Closing or shall prohibit or restrict the Anchor Investors or their respective Affiliates from owning, voting, or exercising any Securities in accordance with the terms thereof, and no lawsuit shall have been commenced by any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”) or a third party, and no written notice shall have been issued and not withdrawn by any federal or state banking regulator of competent jurisdiction, seeking to effect any of the foregoing;
          (B) all Governmental Approvals required to have been obtained at or prior to the Closing Date in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect; and
          (C) (x) the restrictions set forth in (i) paragraphs 3, 19, 26, 27 and 29 of the Order to Cease and Desist between the Office of Thrift Supervision (“OTS”) and United Western Bank, a federal savings bank and wholly owned subsidiary of the Company (the “Bank”) dated June 25, 2010 (the “Bank Cease and Desist Order”) and (ii) paragraphs 6, 13 and 14 of the Order to Cease and Desist between the OTS and the Company dated June 25, 2010 (the “Company Cease and Desist Order”) (the paragraphs referred to in sub-clauses (i) and (ii) above, the “Relevant Paragraphs”), and (y) any other equivalent or similar restriction to the restrictions set forth in the Relevant Paragraphs and imposed on the Company or the Bank by the OTS, shall each have been terminated;
          (2) The obligation of each Lead Anchor Investor to consummate the purchase and acquisition of the Securities to be purchased by such Lead Anchor Investor pursuant to this Agreement is also subject to the fulfillment or written waiver by such Lead Anchor Investor (with respect to such Lead Anchor Investor) prior to or contemporaneously with the Closing of each of the following conditions:
          (A) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date, except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect (and except that (i) representations and warranties made as of a specified date shall be true and correct as of such date and (ii) the representations and warranties of the Company set forth in Sections 2.2(b), 2.2(d), 2.2(e), 2.2(j)(4) and 2.2(n) shall be true and correct in all respects);
          (B) the Company shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing, as the case may be, under this Agreement;
          (C) such Lead Anchor Investor shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company certifying to the effect that the conditions set forth in Sections 1.2(b)(2)(A) and 1.2(b)(2)(B) have been satisfied;
          (D) the shares of Common Stock to be sold to the Anchor Investors hereunder and the shares of Common Stock for which the Warrants may be exercised shall have been authorized for listing on NASDAQ or such other market on which the Common Stock is then listed or quoted; provided, however, that such shares for which the Warrants may be exercised need not be reserved for issuance by the Company;
          (E) (i) the closing of the acquisition of Legent Clearing, LLC, a Delaware limited liability company (“Legent Clearing”), as an operating subsidiary of the Bank, on the terms and conditions set forth in that certain Purchase Agreement, dated June 9, 2010 (the “Legent Purchase Agreement”), by and among the Company, the Bank, Legent Group, and Duques, the controlling member of Legent Group, shall occur prior to or contemporaneously with the Closing, without waiver of any of the closing conditions set forth in Sections 8.3 and 8.4 in the Legent Purchase Agreement and (ii) there shall have been no circumstance, event, change, development or effect that is material and adverse to the business, assets, results of operations or financial condition of Legent Clearing (on a consolidated basis with any Legent Clearing Subsidiary);
          (F) such Lead Anchor Investor shall have received the written determination of the OTS of non-control of the Company by such Lead Anchor Investor and non-concerted action by the Anchor Investors, in each case, pursuant to the rebuttal procedures in 12 C.F.R. §574 (in each case to the extent required under the rules and regulations of the OTS for such Lead Anchor Investor to consummate the transactions contemplated by this Agreement);
          (G) there shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the Company or the Company Subsidiaries, the Lead Anchor Investors or the transactions contemplated by this Agreement, by any Governmental Entity, whether in connection with the Governmental Approvals referenced in Section 1.2(b)(1)(B), the determinations of the OTS specified in Section 1.2(b)(2)(F) or otherwise, which imposes any restriction or condition (other than such restrictions as are described in the standard form rebuttal of control agreement set forth in 12 C.F.R. § 574.100) which such Lead Anchor Investor determines, in its reasonable good faith judgment, is materially and unreasonably burdensome or would reduce the benefits of the transactions contemplated hereby to such Lead Anchor Investor to such a degree that such Lead Anchor Investor would not have entered into this Agreement had such condition or restriction been known to it on the date of this Agreement (any such condition or restriction, a “Burdensome Condition”), and, for the avoidance of doubt, any requirements to disclose the identities of direct or indirect limited partners, stockholders or members of any Lead Anchor Investor or its Affiliates or its investment advisors shall be deemed a Burdensome Condition unless otherwise determined by such Lead Anchor Investor in its sole discretion);

          (H) following the date of this Agreement, neither the OTS nor the Federal Deposit Insurance Corporation (“FDIC”) shall have notified the Company, the Bank or such Lead Anchor Investor that they will impose on such Lead Anchor Investor or any of its Affiliates, the Company or the Bank any requirements that would reasonably be expected, in such Lead Anchor Investor’s reasonable good faith judgment, to materially impair any economic benefits to such Lead Anchor Investor or materially affect the Company’s or the Bank’s business going forward in any material respect;
          (I) following the date of this Agreement, no change in any Law applicable to savings and loan or thrift holding companies or their subsidiaries shall have been enacted, issued, promulgated, enforced or entered by a Governmental Entity that would impose on the Company, the Bank or such Lead Anchor Investor or any of its Affiliates any requirements that would reasonably be expected, in such Lead Anchor Investor’s reasonable good faith judgment, to materially impair any economic benefits to such Lead Anchor Investor or materially affect the Company’s or the Bank’s business going forward in any material respect;
          (J) the Bank shall have received from the OTS a written non-objection letter with respect to the Bank’s modified Business Plan, which plan shall be reasonably acceptable to such Lead Anchor Investor and submitted to the OTS for review after the date of this Agreement;
          (K) the Company shall have received the approval of the NASDAQ Stock Market (“NASDAQ”) to issue the Securities without the approval of the Company’s stockholders in reliance on Rule 5635(f) of the NASDAQ Stock Market Listing Rules (the “NASDAQ Approval”), and such NASDAQ Approval shall be in full force and effect;
          (L) on a pro forma basis, after giving effect to the Investment and the Other Private Placements, the Bank will be deemed to be “well capitalized” pursuant to 12 C.F.R. §565 and the OTS shall have provided notice of such status under 12 C.F.R. §565.3(a)(3);
          (M) since the date of this Agreement, a Material Adverse Effect shall not have occurred and no circumstance, event, change, development or effect shall have occurred that, either individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect;
          (N) (i) the Company shall receive gross proceeds of an aggregate amount not less than $200 million and not more than $205 million, prior to or contemporaneously with the Closing, from the Other Private Placements and the Investment (assuming, for purposes of this clause (i), that the Investment has been consummated) and (ii) the Other Private Placements shall have been conducted as set forth in this Agreement (or otherwise on terms and conditions satisfactory to such Lead Anchor Investor in its reasonable judgment);
          (O) as measured five business days prior to the Closing, the aggregate market value of the Bank’s non-agency investment securities portfolio, calculated by Spring Hill Capital Partners, LLC in the same manner as in the report set forth in Section 1.2(b)(2)(O) of the Company Disclosure Letter (the “Spring Hill Report”), shall not have decreased by more than $20 million from the aggregate market value set forth in the Spring Hill Report;
          (P) on a pro forma basis, after giving effect to the Investment and the Other Private Placements, the Bank shall have a Tier 1 leverage ratio of at least 9.0%, calculated in accordance with 12 C.F.R. §567;

          (Q) as of the Closing Date, the Bank shall have at least $1,500,000,000 in deposits (including money market, demand, checking, savings and transactional accounts, custodial escrow balances, brokered deposits and certificates of deposits);
          (R) the Company or the Bank, whichever is the primary employer, shall have entered into employment agreements with the five employees identified in Section 1.2(b)(2)(R) of the Company Disclosure Letter, substantially in the form of employment agreement contained in Section 1.2(b)(2)(R)of the Company Disclosure Letter, which employment agreements shall be effective upon the Closing, and the Company shall have provided the requisite 30-day notice to the OTS regarding such employment agreements as required under the Company Cease and Desist Order and the Bank Cease and Desist Order, and the OTS shall not have disapproved such employment agreements;
          (S) the Company shall own, directly or indirectly, all of its interests in each Company Subsidiary free and clear of any and all Liens at the Closing;
          (T) the Company shall have caused such Lead Anchor Investor to receive an opinion of Greenberg Traurig, LLP, counsel to the Company, in the form set forth in Section 1.2(b)(2)(T) of the Company Disclosure Letter;
          (U) all Third Party Approvals required to have been obtained at or prior to the Closing Date in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect;
          (V) at any time after the date of this Agreement, the Company shall not have agreed to enter into or entered into (i) any agreement or transaction in order to raise capital or (ii) any transaction that resulted in, or would result in if consummated, a Change in Control of the Company, in each case, other than in connection with the transactions contemplated by this Agreement;
          (W) the Board of Directors shall have seven (7) members, including two Board Representatives (who shall join the Board of Directors contemporaneously with the Closing), the current chairman of the Board of Directors and four directors selected by the Company who are considered independent under NASDAQ Stock Market Listing Rules and other applicable Law, and the Company shall have provided the requisite 30-day notice to the OTS regarding the two Board Representatives as required under the Company Cease and Desist Order, and the OTS shall not have disapproved the appointment of such persons;
          (X) the Board of Directors of the Bank shall have seven (7) members, including two Board Representatives (who shall join the Board of Directors contemporaneously with the Closing), the current chairman of the Board of Directors of the Company, the current chief executive officer of the Bank and three directors selected by the Bank who are considered independent under applicable Law, and the Bank shall have provided the requisite 30-day notice to the OTS regarding the two Board Representatives as required under the Bank Cease and Desist Order, and the OTS shall not have disapproved the appointment of such persons; and
          (Y) the Company shall have received an executed agreement from JPMorgan Chase Bank, N.A. (“JPMorgan”) pursuant to which JPMorgan shall have (i) accepted a discounted payoff amount equal to $10,562,500, plus accrued and unpaid interest and other fees, costs and expenses due under that certain Credit Agreement, dated as of June 29, 2007 between the Company and JPMorgan, as amended (the “Credit Agreement”), in full satisfaction of the obligations owing by the Company and the Company Subsidiaries pursuant to the Credit Agreement; and (ii) released the collateral held pursuant to the Credit Agreement.

          (3) The obligation of the Company to effect the Closing with respect to an Anchor Investor is subject to the fulfillment or written waiver by the Company prior to the Closing of each of the following conditions:
          (A) The representations and warranties of such Anchor Investor set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date except where the failure to be true and correct (without regard to any materiality qualifications contained therein) would materially adversely affect the ability of such Anchor Investor to perform its obligations hereunder;
          (B) such Anchor Investor shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing, as the case may be, under this Agreement; and
          (C) the Company shall have received a certificate signed on behalf of such Anchor Investor by a senior executive officer of such Anchor Investor certifying to the effect that the conditions set forth in Sections 1.2(b)(3)(A) and 1.2(b)(3)(B) have been satisfied.
          (4) The obligation of the Duques Anchor Investor to consummate the purchase and acquisition of the Securities to be purchased by the Duques Anchor Investor pursuant to this Agreement is also subject to the fulfillment or written waiver by the Duques Anchor Investor prior to or contemporaneously with the Closing of each of the following conditions:
          (A) The Duques Anchor Investor shall have received the written determination of the OTS of non-control of the Company by the Duques Anchor Investor and non-concerted action by the Anchor Investors, in each case, pursuant to the rebuttal procedures in 12 C.F.R. §574 (to the extent required under the rules and regulations of the OTS for the Duques Anchor Investor to consummate the transactions contemplated by this Agreement); and
          (B) the contemporaneous closing of the purchase and acquisition of the Securities by the Lead Anchor Investors pursuant to this Agreement.
          (c) Delivery. Subject to the satisfaction or waiver on the Closing Date of the applicable conditions to the Closing in Section 1.2(b), on the Closing Date:
          (1) the Company will deliver:
          (A) (i) to the Oak Hill Anchor Investor, 117,500,000 shares of Common Stock, registered in the name of the Oak Hill Anchor Investor, for an aggregate purchase price of $47,000,000 payable by the Oak Hill Anchor Investor to the Company, and
          (ii) to the Lovell Minnick Anchor Investor, 117,500,000 shares of Common Stock, registered in the name of the Lovell Minnick Anchor Investor, for an aggregate purchase price of $47,000,000 payable by the Lovell Minnick Anchor Investor to the Company, and
          (iii) to the Legent Group, 7,500,000 shares of Common Stock, registered in the name of the Legent Group, for an aggregate purchase price of $3,000,000 payable by the Legent Group to the Company, and

          (iv) to Duques, 15,000,000 shares of Common Stock, registered in the name of Duques, for an aggregate purchase price of $6,000,000 payable by Duques to the Company (the amounts payable pursuant to clauses (A)(i), (A)(ii), (A)(iii) and (A)(iv), collectively the “Purchase Price”); and
          (B) (i) to the Oak Hill Anchor Investor, Warrants to purchase 11,750,000 shares of Common Stock, and
          (ii) to the Lovell Minnick Anchor Investor, Warrants to purchase 11,750,000 shares of Common Stock, and
          (iii) to the Legent Group, Warrants to purchase 750,000 shares of Common Stock, and
          (iv) to Duques, Warrants to purchase 1,500,000 shares of Common Stock.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
          2.1 Disclosure.
          (a) On or prior to the date hereof, the Company delivered to the Anchor Investors a letter (a “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company, or to one or more covenants contained in Article III.
          (b) As used in this Agreement, the term “Material Adverse Effect” means any circumstance, event, change, development or effect, that (1) is a material and adverse effect on the business, assets, results of operations, financial condition or material business relationships of the Company and the Company Subsidiaries taken as a whole or (2) would materially impair or delay the ability of the Company or any of the Company Subsidiaries to perform their respective obligations under this Agreement or to consummate the Closing; provided, however, that in determining whether a Material Adverse Effect has occurred with respect to clause (1), there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles generally applicable to banks, thrifts, savings associations or their holding companies, (B) changes, after the date hereof, in applicable Laws by Governmental Entities, (C) actions or omissions of the Company or any of the Company Subsidiaries expressly required by the terms of this Agreement or taken with the prior written consent of the Lead Anchor Investors, (D) changes in general economic, monetary or financial conditions in the United States, (E) changes in the market price or trading volumes of the Common Stock or the Company’s other securities (but not excluding the underlying causes of such changes), (F) the failure of the Company to meet any internal or public projections, forecasts, estimates or guidance for any period ending on or after December 31, 2009 (but not excluding the underlying causes of such failure), (G) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism and (H) the public disclosure of this Agreement or the transactions contemplated hereby; except, with respect to clauses (A), (B), (D) and (G), to the extent that the effects of such changes have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, compared to other participants in the industries or markets in which the Company and the Company Subsidiaries operate or compared to other businesses also effected by such changes.
          (c) “Previously Disclosed” with regard to (1) any party means information set forth by such party on its Disclosure Letter corresponding to the provision of this Agreement to which such information relates, provided, however, that disclosure in any section of such Disclosure Letter shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement, and (2) the Company means information publicly disclosed by the Company in (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed by it with the Securities and Exchange Commission (“SEC”) on March 15, 2010 (the “Company 10-K”), (B) its Definitive Proxy Statement on Schedule 14A, as filed by it with the SEC on June 15, 2010, (C) its Quarterly Report on Form 10-Q, as filed by it with the SEC on August 4, 2010 or (D) any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2010, in each case, that is publicly available prior to the date of this Agreement (excluding, in the case of all of the foregoing documents, any risk factor disclosures contained in such documents (whether or not included under the heading “Risk Factors”), any disclosure of risks included in any “forward-looking statements” disclaimer and other statements that are similarly non-specific or are predictive or forward-looking in nature).
          2.2 Representations and Warranties of the Company. Except as Previously Disclosed, the Company represents and warrants to each of the Anchor Investors, as of the date of this Agreement and as of the Closing Date, that:
          (a) Organization and Authority.
          (1) The Company is a corporation duly organized and validly existing under the Laws of the State of Colorado, is duly qualified to do business and is in good standing in all other jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly registered as a unitary savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended (“HOLA”). The Company has furnished to the Anchor Investors true, correct and complete copies of the Amended and Restated Articles of Incorporation of the Company (the “Articles of Incorporation”) and the by-laws of the Company as in effect on the date of this Agreement, and no amendments thereto are pending or contemplated, except for the adoption and filing of the amendment to effect a reverse stock split and, if needed, to increase the number of shares of authorized Common Stock expressly contemplated by the terms of this Agreement. The Company is not in violation of any provision of its Articles of Incorporation or its by-laws. The minute books of the Company made available to the Anchor Investors reflect all corporate actions taken since January 1, 2007 by the Company’s stockholders and the board of directors of the Company including committees thereof (the “Board of Directors”).
          (2) The Company has Previously Disclosed a true, complete and correct list of all of its subsidiaries as of the date hereof (each a “Company Subsidiary”, and collectively the “Company Subsidiaries”). Each Company Subsidiary is duly organized and validly existing under the Laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and has the corporate power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is being conducted. Each of the Company’s depository institution subsidiaries is duly organized and validly existing under its jurisdiction of organization and its deposit accounts are insured up to applicable limits by the FDIC, and all premiums and assessments required to be paid in connection therewith have been paid when due. As used herein, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof. Except for the Company Subsidiaries, the Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interest of any corporation, bank, business trust, association or similar organization, and it is not, directly or indirectly, a partner in any partnership or party to any joint venture.

          (b) Capitalization. The authorized capital stock of the Company consists of 550,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $0.0001 par value, of the Company (the “Company Preferred Stock”). As of the date hereof, there are 29,519,193 shares of Common Stock outstanding, no shares of Company Preferred Stock are outstanding, and 1,079,960 shares of Common Stock are reserved for issuance upon exercise of outstanding stock options. Except for the foregoing, and except for shares issued or reserved for issuance pursuant to employee equity awards outstanding as of the date of this Agreement, the Company has not (i) issued or authorized the issuance of any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock, (ii) reserved for issuance any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock, or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock. All of the issued and outstanding shares of Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of Common Stock, Company Preferred Stock or other securities of the Company or any of the Company Subsidiaries was issued, sold, or offered by the Company or any of the Company Subsidiaries in violation of the Securities Act or the securities or blue sky Laws of any state or jurisdiction. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. Section 2.2(b) of the Disclosure Letter sets forth the following information with respect to each outstanding option to purchase shares of Common Stock (a “Company Option”) or right to acquire shares of Common Stock (“Company Restricted Stock”) under the 1996 Amended and Restated Stock Option Plan, the 2006 Special Stock Option Plan and the 2007 Equity Incentive Plan (the “Stock Plans”) which is true and correct as of October 23, 2010: (A) the name of each holder of (i) Company Options and (ii) Company Restricted Stock, respectively; (B) the number of shares of Common Stock subject to such Company Option, and as applicable for each Company Option, the date of grant, exercise price, number of shares vested or not otherwise subject to repurchase rights, reacquisition rights or other applicable restrictions as of October 23, 2010; and (C) the number of outstanding shares of Company Restricted Stock, and as applicable for each share of Company Restricted Stock, the date of grant, number of shares vested or not otherwise subject to repurchase rights, reacquisition rights or other applicable restrictions as of October 23, 2010. The Company has made available to the Anchor Investors copies of each form of stock option and restricted stock agreement evidencing outstanding Company Options and Company Restricted Stock, respectively and has also delivered any other stock option and restricted stock agreement to the extent there are variations from the form of agreement, specifically identifying the holder(s) to whom such variant forms apply. Except (i) pursuant to any cashless exercise provisions of any Company stock options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Benefit Plans, and (ii) as set forth elsewhere in this Section 2.2(b), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or redemption or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or redeem or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement). Each Company Option under the Stock Plans (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Plans pursuant to which it was issued, (ii) has an exercise price equal to or greater than the fair market value of a share of Common Stock at the close of business on the date of such grant, (iii) has a grant date identical to or following the date on which the Company’s Board of Directors or compensation committee actually awarded such Company Option, (iv) otherwise is exempt from or complies with Section 409A of the Code so that the recipient of such Company Option is not subject to the additional taxes and interest pursuant to Section 409A of the Code and (v) except for disqualifying dispositions of shares of Common Stock acquired pursuant to the exercise of Company Options that were intended to be “incentive stock options” within the meaning of Section 422 of the Code, qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities pursuant to the transactions contemplated by this Agreement.
          (c) Company’s Subsidiaries. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company Subsidiaries, free and clear of any liens, charges, adverse rights or claims, pledges, covenant, title defect, security interests and other encumbrances of any kind (“Liens”), and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Notwithstanding the foregoing and as Previously Disclosed, the Company has pledged the stock it owns in the Bank as security to JPMorgan pursuant to the Credit Agreement. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or redemption or issuance of any shares of capital stock, any other equity security or any Voting Debt of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock, any other equity security or Voting Debt of such Company Subsidiary.
          (d) Authorization.
          (1) The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and unanimously authorized by the Board of Directors. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Anchor Investors, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings or stockholder actions are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby, subject, in the case of the authorization and issuance of the shares of Common Stock to be issued upon exercise of the Warrants to be purchased or acquired under this Agreement, to receipt of the approval by the Company’s stockholders of the Stockholder Proposals. The only vote of the stockholders of the Company required to approve the reverse stock split and, if needed, an amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the full exercise of the Warrants for Common Stock is the affirmative vote of the holders of not less than a majority of the outstanding shares of Common Stock. The Anchor Investors will be entitled to vote the shares of Common Stock purchased by them pursuant to this Agreement and the Additional Agreements on the Stockholder Proposals. To the Company’s knowledge, all shares of Common Stock outstanding on the record date for a meeting at which a vote is taken with respect to the Stockholder Proposals shall be eligible to vote on such proposals. The Board of Directors, following consultation with the Company’s management, a review of a portion of the Company’s books and records, and consultation with the Company’s outside counsel and financial advisors, has resolved that the transactions contemplated by this Agreement are in the best interest of the stockholders of the Company.
          (2) Neither the execution, issuance, delivery and performance, as applicable, by the Company of this Agreement and the Securities, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof (including, without limitation, the exercise provisions of the Warrants), will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) its Articles of Incorporation or by-laws (or similar governing documents) or the articles of organization, charter, by-laws or other governing instrument of any Company Subsidiary, subject, in the case of the authorization and issuance of the shares of Common Stock to be issued on exercise of the Warrants to be acquired under this Agreement, to receipt of the approval by the Company’s stockholders of the Stockholder Proposals, or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) subject to compliance with the statutes and regulations listed on Section 2.2(e) of the Company Disclosure Letter, violate any Law or Order applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except, in the case of clauses (A)(ii) and (B), for such violations, conflicts and breaches as would not, individually or in the aggregate, have a Material Adverse Effect.
          (e) Consents. Section 2.2(e) of the Company Disclosure Letter lists (i) all governmental consents, approvals, authorizations, applications, registrations, qualifications, filings and notices that are required to be obtained in connection with or for the consummation of the transactions contemplated by this Agreement (the “Governmental Approvals”) and (ii) all other consents, approvals, authorizations, applications, registrations and qualifications that are required to be obtained in connection with or for the consummation of the transactions contemplated by this Agreement (the “Third Party Approvals”). Other than the Governmental Approvals and securities or blue sky Laws of the various states, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, Order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement.
          (f) Financial Statements. Each of the consolidated balance sheets of the Company and the Company Subsidiaries and the related consolidated statements of operations, stockholders’ equity and cash flows, together with the notes thereto (collectively, the “Company Financial Statements”), included in any Company Report filed with the SEC, (1) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (2) complied, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and (4) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates set forth therein and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein, subject, in the case of any unaudited financial statements, to normal recurring period-end adjustments.
          (g) Reports.
          (1) Since December 31, 2007, the Company and each Company Subsidiary have timely filed all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and have paid all material fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities. As of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report. In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to all other Company Reports, the Company Reports were complete and accurate in all material respects as of their respective dates. No executive officer of the Company or any Company Subsidiary has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act of 2002. To the knowledge of the Company, there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to Rules 13a-14 and 15d-14 under the Exchange Act, without qualification, with respect to the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010. Copies of all of the Company Reports not otherwise publicly available have, to the extent allowed by applicable Law, been made available to the Anchor Investors by the Company.
          (2) The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the system of internal accounting controls described below in this Section 2.2(g). The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the principal executive officer and the principal financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. As of the date hereof, the Company has no knowledge of any reason that its outside auditors and its principal executive officer and principal financial officer shall not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due. Since December 31, 2007, (A) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.
          (h) Properties and Leases. The Company and the Company Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case, free from Liens that would affect the value thereof or interfere with the use made or to be made thereof by them. The Company and the Company Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them. There is not, under any such lease, any existing default by the Company or any Company Subsidiary or any event which, with notice or lapse of time or both, would constitute a default under any such lease.

          (i) Taxes. (1) Each of the Company and the Company Subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it and (y) paid in full all Taxes due or made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes, whether or not shown as due on such Tax Returns; (2) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to, and no circumstances exist to form the basis for the assertion of a claim or issue in respect of, any Taxes due by or Tax Returns of the Company or any of the Company Subsidiaries which deficiencies have not since been resolved, except for Taxes proposed, asserted or assessed that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided; (3) all Taxes required to be withheld, collected or deposited by or with respect to the Company and each of the Company Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority; (4) the Company and each of the Company Subsidiaries have complied with all information reporting requirements with respect to Taxes; and (5) there are no material Liens for Taxes upon the assets of either the Company or the Company Subsidiaries except for statutory Liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided. None of the Company or any of the Company Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period of assessment of, any Tax. None of the Company or any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) is applicable. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to Company or any of the Company Subsidiaries. None of Company or any of the Company Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement. Neither Company nor any of the Company Subsidiaries (x) is or has ever been a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated, joint, combined or unitary Tax Return or (y) has any liability for Taxes of any person arising from the application of Treasury Regulations section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise. None of the Company or any Company Subsidiary has engaged in any transaction that is a “listed transaction” for federal income tax purposes within the meaning of Treasury Regulations section 1.6011-4, which has not yet been the subject of an audit. For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, together with any interest or penalties attributable thereto, and any payments made or owing to any other person measured by such taxes, charges, levies, penalties or other assessment, whether pursuant to a tax indemnity agreement, tax sharing payment or otherwise (other than pursuant to commercial agreements or Benefit Plans). For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including without limitation all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.
          (j) Absence of Certain Changes. Since December 31, 2009 until the date hereof, (1) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, (2) the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests, (3) none of the Company or any Company Subsidiary has issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, (4) no fact, event, change, condition, development, circumstance or effect has occurred, except as has not or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (5) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company or any Company Subsidiary or, to the knowledge of the Company, on the part of any other party, in the due performance and observance of any term, covenant or condition of any agreement to which the Company or any Company Subsidiary is a party, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (k) No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent, known or unknown or otherwise), except for (1) liabilities that have arisen since December 31, 2009 in the ordinary and usual course of business and consistent with past practice, (2) contractual liabilities for future performance under (other than liabilities arising from any breach or violation of) agreements Previously Disclosed or not required by this Agreement to be so disclosed and (3) liabilities that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (l) Commitments and Contracts. The Company has Previously Disclosed or provided to each Anchor Investor true, correct and complete copies of each of the following to which the Company or any Company Subsidiary is a party or subject as of the date hereof (whether written or oral, express or implied) (each, a “Company Significant Agreement”):
          (1) any contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K;
          (2) any contract containing covenants that limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which or with whom, the Company or any Company Subsidiary may carry on its business (other than as may be required by Law or applicable regulatory authorities);
          (3) any contract or agreement which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or the Company Subsidiaries;
          (4) any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations, including continuing indemnity or registration obligations, of the Company or any of the Company Subsidiaries;
          (5) any contract pursuant to which any benefit thereunder would be accelerated or increased or any of the rights or obligations of the parties thereunder would be otherwise changed or affected, by the transactions contemplated hereby;
          (6) any material employment contract or understanding (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those that are terminable at will by the Company or such Company Subsidiary);
          (7) any material deposit agreement with an institutional customer;
          (8) any contracts with related parties or Affiliates (excluding any contracts among the Company and/or any wholly-owned Company Subsidiaries);
          (9) any contract that is an indenture, credit agreement, letter of credit, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness under which the Company or any Company Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume, or guarantee) indebtedness in excess of $1,000,000;

          (10) any material plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;
          (11) any joint venture, partnership, strategic alliance or other similar contract;
          (12) any contract with any Governmental Entity that imposes any material obligation or restriction on the Company or the Company Subsidiaries;
          (13) any real property or other lease which, in the case of any single lease, involves annual rental payments aggregating $1,000,000 or more;
          (14) any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $100,000; and
          (15) any contract that concerns any material hedge, collar, option, forward purchasing, swap, derivative or similar agreement, understanding or undertaking.
Section 2.2(l) of the Company Disclosure Letter lists each Company Significant Agreement other than those that have been Previously Disclosed. Each Company Significant Agreement (i) is legal, valid and binding on the Company and the Company Subsidiaries which are a party to such contract, (ii) is in full force and effect and enforceable in accordance with its terms and (iii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by the this Agreement. Neither the Company nor any of the Company Subsidiaries, nor to the Company’s knowledge, any other party thereto is in default under any Company Significant Agreement. No benefits under any Company Significant Agreement will be increased, and no vesting of any benefits under any Company Significant Agreement will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, nor will the value of any of the benefits under any Company Significant Agreement be calculated on the basis of any of the transactions contemplated by this Agreement. The Company and the Company Subsidiaries, and to the knowledge of the Company, each of the other parties thereto, have performed in all material respects all material obligations required to be performed by them under each Company Significant Agreement, and to the knowledge of the Company, no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the agreement and no party thereto has repudiated any provision of such contract. As of the date of this Agreement, no party to a Company Significant Agreement has provided notice to the Company or any Company Subsidiary that it intends to terminate a Company Significant Agreement, or not renew such agreement at the expiration of the current term.
          (m) Offering of Securities. Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant to this Agreement under the Securities Act and the rules and regulations of the SEC promulgated thereunder) which might subject the offering, issuance or sale of any of the Securities to the Anchor Investors pursuant to this Agreement to the registration requirements of the Securities Act.
          (n) Status of Securities. The shares of Common Stock and the Warrants to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action. When issued and sold in exchange for the consideration provided in this Agreement, such shares of Common Stock will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company. The Warrants, when executed and delivered by the Company pursuant to this Agreement, will constitute valid and legally binding agreements of the Company enforceable in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). The shares of Common Stock issuable upon exercise of the Warrants, will, upon effecting an increase to the number of authorized shares of Common Stock sufficient to permit full exercise of the Warrants into shares of Common Stock through a reverse stock split or an amendment to the Articles of

Incorporation, have been duly authorized by all necessary corporate action and when so issued upon such exercise will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company.
     (o) Litigation and Other Proceedings. There is no pending or, to the knowledge of the Company, threatened, material claim, action, suit, arbitration, complaint, charge, investigation or proceeding, against the Company or any Company Subsidiary or to which any of their assets are subject, nor is the Company or any Company Subsidiary subject to the provisions of any Order of any arbitrator or Governmental Entity. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of the Company or any Company Subsidiaries. There is no material action by the Company or any Company Subsidiary pending or which the Company or any Company Subsidiary intends to initiate (other than collection claims in the ordinary course of business). To the knowledge of the Company, there are no material claims, actions, suits, arbitrations, complaints, charges, investigations or proceedings pending or threatened against any of the past or present executive officers or directors of the Company or any of its Subsidiaries related to their status as an officer or director thereof. Section 2.2(o) of the Company Disclosure Letter sets forth a list of all claims, actions, suits, arbitrations, complaints, charges, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company, any of the Company Subsidiaries or any of their respective properties or assets as of the date of the Agreement which seek monetary damages or the imposition of injunctive or other equitable relief. There has not been, and to the Company’s knowledge, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company.
     (p) Compliance with Laws.
     (1) The Company and each Company Subsidiary have all material permits, licenses, franchises, authorizations, Orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company and each Company Subsidiary.
     (2) The Company and each Company Subsidiary have complied in all material respects and (i) are not in default or violation in any material respect of, (ii) are not under investigation with respect to, and (iii) to the Company’s knowledge, have not been threatened to be charged with or given notice of any material violation of, any applicable material Law or Order.
     (3) Except for (A) statutory or regulatory restrictions of general application and (B) the Bank Cease and Desist Order and the Company Cease and Desist Order, no Governmental Entity has placed any material restriction on the business or properties of the Company or any Company Subsidiary, and except for routine examinations by applicable Governmental Entities, as of the date of this Agreement, neither the Company nor any Company Subsidiary has received any notification, or communication from any Governmental Entity that an investigation, by an Governmental Entity with respect to the Company or any Company Subsidiary is pending.
     (4) The Company and each of the Company Subsidiaries have timely filed all registrations, declarations, reports, notices, forms and other filings required to be filed with the SEC, NASD, NASDAQ, NYSE, any clearing agency or any other Governmental Entity, and all amendments or supplements to any of the foregoing (the “Regulatory Filings”), except where any failure to file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Regulatory Filings are in full force and effect and were prepared in all material respects in accordance with applicable Law, and all material fees and assessments due and payable in connection therewith have been paid. There is no material unresolved criticism, violation or exception by any Governmental Entity with respect to any of the Regulatory Filings.

     (5) The Company and each Company Subsidiary and each of their respective officers and employees who are required to be registered, licensed or qualified as (x) a broker-dealer or (y) a registered principal, registered representative, investment adviser representative, futures commission merchant, insurance agent or salesperson with the SEC (or in equivalent capacities with the securities commission of any other Governmental Entity) are duly registered as such and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except, in the case of clause (y) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each Company Subsidiary and each of their respective officers and employees are in compliance with all applicable Laws requiring any such registration, licensing or qualification, have filed all periodic reports required to be filed with respect thereto (and all such reports are accurate and complete in all material respects), and are not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified, except, in the case of such registrations, licensing or qualification, reports, liabilities or disabilities relating to the registrations described in clause (y) of the preceding sentence, for such failures to be so registered, licensed or qualified, failures with respect to such reports and such liabilities or disabilities as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (6) The Company has delivered or made available to the Anchor Investors a true and complete copy of the currently effective Form BD as filed with the SEC by each Company Subsidiary, all state and other federal registration forms, all reports and all material correspondence filed by the Company and each Company Subsidiary with any Governmental Entity under the Exchange Act, the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the SEC from time to time thereunder (the “Investment Company Act”), the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (“Advisers Act”) and under similar state statutes within the last three years. The Company shall deliver to the Anchor Investors true and complete copies of any such forms and reports as are filed by the Company and each of the Company Subsidiaries from and after the date hereof until the Closing. The information contained in such forms and reports was (or will be, in the case of any forms and reports filed after the date hereof) complete and accurate in all material respects as of the time of filing thereof.
     (7) Except as disclosed on Form BD filed prior to the date of this Agreement, none of the Company, any of the Company Subsidiaries or any of their directors, officers, employees, “associated persons” (as defined in the Exchange Act) or “affiliated persons” (as defined in the Investment Company Act) has been the subject of any disciplinary proceedings or Orders of any Governmental Entity arising under applicable Laws which would be required to be disclosed on Form BD. No such disciplinary proceeding or Order is pending or, to the knowledge of the Company, threatened. Except as disclosed on such Form BD filed prior to the date of this Agreement, none of the Company, any of the Company Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons, has been permanently enjoined by the Order of any Governmental Entity from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on such Form BD filed prior to the date of this Agreement, none of the Company, any of the Company Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons is or has been ineligible to serve as an investment adviser under the Advisers Act (including pursuant to Section 203(e) or (f) thereof) or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act or any substantially equivalent foreign expulsion, suspension or disqualification.
     (q) Labor.

     (1) Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, nor have there been in the last three years. There are no organizing activities, strikes, work stoppages, slowdowns, labor picketing lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any Company Subsidiary, nor have there been for the last three years.
     (2) The Company and the Company Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, are in compliance with all (i) Laws and requirements respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes and (ii) obligations of the Company and any Company Subsidiary, as applicable, under any employment agreement, severance agreement or any similar employment-related agreement or understanding.
     (3) Except as would not reasonably be expected to have a Material Adverse Effect, there is no charge or complaint pending or threatened before any Governmental Entity alleging unlawful discrimination in employment practices, unfair labor practices or other unlawful employment practices by the Company or any Company Subsidiary.
     (r) Company Benefit Plans.
     (1) Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) with respect to each Benefit Plan, the Company and the Company Subsidiaries, as well as each Benefit Plan, have complied, and are now in compliance with all provisions of ERISA, the Code and all Laws and regulations applicable to such Benefit Plan; and (B) each Benefit Plan has been administered in accordance with its terms. “Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any bonus, incentive, deferred compensation, vacation, stock purchase, stock incentive, severance, employment, change of control, consulting or fringe benefit plan, program, agreement or policy.
     (2) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except for liabilities fully reserved for or identified in the Company Financial Statements filed prior to the date hereof, no claim has been made, or to the knowledge of the Company threatened, against the Company or any of the Company Subsidiaries related to the employment and compensation of employees or any Benefit Plan, including without limitation any claim related to the purchase of employer securities or to expenses paid under any defined contribution pension plan.
     (3) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor the Company Subsidiaries has incurred any withdrawal liability as a result of a complete or partial withdrawal from a “multiemployer plan”, as that term is defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full, and no event has occurred which would reasonably be expected to give rise to any liability to the Company or any Company Subsidiary under Title IV of ERISA.
     (4) (A) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance,

unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer, independent contractor or director of the Company or any Company Subsidiary from the Company or any Company Subsidiary under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding or increase in the funding of any such benefits or (v) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust and (B) neither the Company nor any Company Subsidiary has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits or resulted, or will result, in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.
     (5) Each Benefit Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance (i) since January 1, 2005, has been operated in good faith compliance with, and is in documentary compliance with, Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance and (ii) in existence prior to January 1, 2005 has not been “materially modified” within the meaning of Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance, including IRS Notice 2005-1. All stock options granted by the Company have been granted with a per share exercise price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated Treasury Department guidance.
     (s) Risk Management Instruments.
     (1) The Company and the Company Subsidiaries have in place risk management policies and procedures which they believe are sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by persons of similar size and in similar lines of business as the Company and the Company Subsidiaries.
     (2) All material derivative instruments, including, swaps, forwards, caps, floors and option agreements, whether entered into for the Company’s own account, for the account of one or more of the Company Subsidiaries, or their customers, were entered into (i) only for purposes of mitigating identified risk and in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable Laws and (iii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries, enforceable in accordance with its terms. Neither the Company nor the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of any of its material obligations, or has materially defaulted under any such agreement or arrangement.
     (t) Agreements with Regulatory Agencies; Compliance with Certain Banking Regulations.
     (1) Except for the Company Cease and Desist Order and the Bank Cease and Desist Order, the Company and the Company Subsidiaries (i) are not subject to any cease-and-desist or other similar order or enforcement action issued by, (ii) are not a party to any written agreement, consent agreement or memorandum of understanding with, (iii) are not a party to any commitment letter or similar undertaking to, (iv) are not subject to any capital directive by, since December 31, 2007, and (v) have not adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company nor any of the Company Subsidiaries been advised since December 31, 2007 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. Each of the Company and each Company Subsidiary is in compliance in all material respects with each Regulatory Agreement to which they are party or subject, and neither the Company nor any Company Subsidiary has received any notice from any Governmental Entity indicating that either the Company or any Company Subsidiary is not in compliance in all material respects with any such Regulatory Agreement.
     (2) The Company has no knowledge of any facts and circumstances, and has no reason to believe that any facts or circumstances exist, that would cause any of the Company Subsidiary banking institutions: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act and the regulations promulgated thereunder or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), any Order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or any other anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance, in any material respect, with all applicable privacy of customer information requirements contained in any privacy Laws, including without limitation, Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of all information security policies adopted by the Company Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not aware of any facts or circumstances which would cause it to believe that any nonpublic customer information has been disclosed to or accessed by an unauthorized third party. The Company and each of the Company Subsidiaries have adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and they have complied in all respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder. The Company will not knowingly directly or indirectly use the proceeds of the sale of the Securities pursuant to transactions contemplated by this Agreement, or lend, contribute or otherwise make available such proceeds to any Company Subsidiary, joint venture partner or other person, towards any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
     (3) Each of the Company and each Company Subsidiary has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable Law and common law. None of the Company, any Company Subsidiary or any director, officer or employee of the Company or any Company Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
     (u) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any of the Company Subsidiaries and an unconsolidated or other Affiliated entity that is not reflected on the Company Financial Statements.
     (v) Investment Company Status. The Company is not, and upon consummation of the transactions contemplated by this Agreement will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated Person” of, or “promoter” or “principal underwriter” of, an “investment company,” as such terms are defined in the Investment Company Act.
     (w) Certain Payments. Neither the Company nor any of the Company Subsidiaries, nor any directors, officers, nor to the knowledge of the Company, employees or any of their Affiliates or any other person who to the knowledge of the Company is associated with or acting on behalf of the Company or any of the Company Subsidiaries has directly or indirectly (1) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company or any of the Company Subsidiaries, (ii) to pay for favorable treatment for business secured by the Company or any of the Company Subsidiaries, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of the Company Subsidiaries, or (iv) in violation of any Law, or (2) established or maintained any fund or asset with respect to the Company or any of the Company Subsidiaries that was required to have been and was not recorded in the books and records of the Company or any of the Company Subsidiaries.
     (x) Intellectual Property Rights. The Company and the Company Subsidiaries own or possess adequate rights or licenses to use all trademarks, service marks and all applications and registrations therefor, trade names, patents, patent rights, copyrights, original works of authorship, inventions, trade secrets and other intellectual property rights (“Intellectual Property Rights”) necessary to conduct their business as conducted on the date of this Agreement. To the knowledge of the Company, no product or service of the Company or the Company Subsidiaries infringes the Intellectual Property Rights of others. Except for such claims as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries have not received notice of any claim being made or brought, or, to the knowledge of the Company, being threatened, against the Company or any of the Company Subsidiaries regarding (i) their Intellectual Property Rights, or (ii) that the products or services of the Company or the Company Subsidiaries infringe the Intellectual Property Rights of others. The Company and the Company Subsidiaries are not aware of any facts or circumstances which might give rise to any of the foregoing claims. The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation used in the business of the Company and the Company Subsidiaries (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the business. To the Company’s knowledge, no person has gained unauthorized access to the IT Assets. The Company and the Company Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices. The Company and the Company Subsidiaries take reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential information. The Company and the Company Subsidiaries have complied with all internet domain name registration and other requirements of internet domain registrars concerning internet domain names that are used in the business.
     (y) Insurance. The Company and the Company Subsidiaries are, and will remain following consummation of the transactions contemplated by this Agreement, insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company reasonably believes to be prudent and that are of the type customary in the businesses and location in which the Company and the Company Subsidiaries are engaged. The Company and the Company Subsidiaries have not been refused any insurance coverage sought or applied for, and the Company and the Company Subsidiaries do not have any reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their business at a reasonable cost. There are no material claims by the Company or any Company Subsidiary as to which any insurance company is denying liability or defending under a reservation of rights or similar clause. As of the date of this Agreement, all current insurance policies are in full force and all premiums due thereon have been paid and no notice of cancellation or termination has been received with respect to any such policy. Section 2.2(y) of the Company Disclosure Letter contains, as of the date of this Agreement, a true and complete copy of the loss runs of the Company and the Company Subsidiaries for the past three years.

     (z) Environmental Liability.
     (1) There is no legal, administrative, arbitral or other proceeding, claim or action of any nature seeking to impose, or that could result in the imposition of, on the Company or any Company Subsidiary, any liability or obligation of the Company or any Company Subsidiary with respect to any environmental, health or safety matters or any private or governmental, health or safety investigations or remediation activities of any nature arising under common law or under any environmental, health or safety Law or Order, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) (“Environmental Law”), pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation; and neither the Company nor any Company Subsidiary is subject to any agreement, Order, letter or memorandum by or with any Governmental Entity or third party imposing any such environmental liability.
     (2) The Company and each Company Subsidiary (i) have not owned or operated any property that has been contaminated with any substance that is regulated pursuant to any Environmental Law including any waste, petroleum products, asbestos, mold and lead products (“Hazardous Substance”) that could be expected to result in environmental liability; (ii) are not liable for Hazardous Substance disposal or contamination on any third party property; (iii) have not participated in the management of any borrower or other third party property, or taken any other actions such that they could be deemed an owner or operator of such property for purposes of any Environmental Law; and (iv) have made available to the Anchor Investors copies of all environmental reports, studies, assessments, and memoranda in its possession relating to the Company or the Company Subsidiaries or any of their current or former properties or operations.
     (aa) Loan Portfolio; Mortgage Banking Business. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
     (1) All of the written and oral loan agreements, notes or borrowing arrangements (including, without limitation, all leases, credit enhancements, commitments, guarantees and interest-bearing assets) originated or purchased and held by the Company or any Company Subsidiary were solicited, originated and exist in compliance with all applicable loan policies and procedures of the Company and the Company Subsidiaries. The information (including electronic information and information contained on tapes and computer disks) with respect to all loans of the Company and the Company Subsidiaries furnished to the Anchor Investors by the Company is, as of the respective dates indicated therein, true and complete in all material respects; provided that such information excludes information as would identify the names and addresses or other similar personal information of any customer.
     (2) The Company and each Company Subsidiary have complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company or any Company Subsidiary and have satisfied, (A) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or any Company Subsidiary and any Agency, Loan Investor or Insurer, (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and

     (3) No Agency, Loan Investor or Insurer has (A) claimed in writing that the Company or any Company Subsidiary has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or any Company Subsidiary to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Company or any Company Subsidiary or (C) indicated in writing to the Company or any Company Subsidiary that it has terminated or intends to terminate its relationship with the Company or any Company Subsidiary for poor performance, poor loan quality or concern with respect to the Company’s or any Company Subsidiary’s compliance with Laws.
     For purposes of this Section 2.2(aa):
     (A) “Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.
     (B) “Loan Investor” shall mean any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any Company Subsidiary or a security backed by or representing an interest in any such mortgage loan; and
     (C) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary, including, the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.
     (bb) Securities Portfolio. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries have good and marketable title to all securities held by them (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company and the Company Subsidiaries, and such securities are valued on the books of the Company and the Company Subsidiaries in accordance with applicable accounting principles consistently applied.
     (cc) Corporate Trust Agreements.
     (1) The Company and the Company Subsidiaries required to so act have at all times acted as the validly appointed fiduciary or agent under all indenture, trust, pooling and servicing, private label, paying agency, collateral or disbursing agency, securities (whether bond, note, debenture or other) registrar, transfer agency, document custody, and all other fiduciary and agency contracts, indentures primarily related to the corporate trust business, including all accounts of the corporate trust business of the Company and the Company Subsidiaries that are active as of the Closing Date, but excluding any accounts (and agreements for such accounts) that, on or prior to the Closing Date, have been fully called or matured and for which all cash has been distributed or escheated and the corporate trust agreement for such account has been terminated regardless of whether the Company or any of the Company Subsidiaries continues to have any obligations with respect thereto (collectively, “Corporate Trust Agreements”).

     (2) To the extent and in the manner contemplated by the Corporate Trust Agreements, the Company or the relevant Company Subsidiary has title (which may be through a nominee or authorized agent) to, or a valid and perfected lien on, the property subject to such Corporate Trust Agreements.
     (3) To the Company’s knowledge, each of it and the Company Subsidiaries has performed all obligations (including any record keeping obligations) required to be performed by it under the Corporate Trust Agreements and is not in default thereunder.
     (4) Each of the Company and the Company Subsidiaries has to the extent required by applicable Law or by the applicable Corporate Trust Agreement, taken all action to maintain, for the benefit of the holders or other beneficiaries or obligees under the applicable Corporate Trust Agreement, all interests in collateral granted or pledged to secure obligations thereunder, including the making of governmental or other filings to continue such interests in such collateral, and the foregoing is accurately reflected in the applicable books and records of the corporate trust business.
     (5) To the Company’s knowledge, there is no default by any party to a Corporate Trust Agreement or, to the Company’s knowledge, any event which, with the giving of notice or the passage of time or both, would become a default by any party to a Corporate Trust Agreement, which has occurred and is continuing, under any of the Corporate Trust Agreements.
     (6) Each of the Company and the Company Subsidiaries have (A) except for the escheat obligations of the Company and the Company Subsidiaries which shall have been fulfilled as of the Closing Date, fulfilled all of their respective escheat obligations; (B) not waived, amended or modified any provision of any Corporate Trust Agreement except in accordance with the provisions of such Corporate Trust Agreement and as shown in the records maintained by the Company and the Company Subsidiaries; and (C) to the extent required by applicable Law or by the applicable Corporate Trust Agreements, taken all action to maintain, for the benefit of the holders or other beneficiaries or obligees under the Corporate Trust Agreements, all interests in collateral granted or pledged to secure obligations thereunder, including the making of governmental or other filings to continue such interests in such collateral.
     (dd) Affiliate Transactions. No officer, director, five percent (5%) stockholder or other Affiliate of the Company (or any Company Subsidiary), or any individual who, to the knowledge of the Company, is related by marriage, adoption or shares the same home as, any such person, or any entity in which any such person owns any beneficial interest (collectively, an “Insider”), is a party to any contract or transaction with the Company (or any Company Subsidiary) which pertains to the business of the Company (or any Company Subsidiary) or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (or any Company Subsidiary). The foregoing representation and warranty does not cover deposits at the Company (or any Company Subsidiary) or loans of $50,000 or less made in the ordinary course of business consistent with past practice.
     (ee) Anti-takeover Provisions Not Applicable. The Board of Directors has terminated the Rights Agreement, dated as of November 4, 2002, between the Company and Computershare Trust Company and has not adopted any stockholder rights plan or similar arrangement relating to accumulations of Beneficial Ownership of Common Stock or a change in control of the Company. The Board of Directors has taken all necessary action to ensure that the transactions contemplated by this Agreement and the consummation of the transactions contemplated hereby will be exempt from any anti-takeover or similar provisions of the Company’s Articles of Incorporation and by-laws, and any other provisions of any applicable “moratorium”, “control share”, “fair price”, “interested stockholder” or other anti-takeover Laws and regulations of any jurisdiction.

     (ff) Knowledge as to Conditions. As of the date of this Agreement, the Company knows of no reason why any Governmental Approvals, Third Party Approvals or any other condition necessary to the consummation of the transactions contemplated by this Agreement will not be obtained.
     (gg) Brokers and Finders. Except for Goldman, Sachs & Co. (whose engagement letter with the Company has been Previously Disclosed or made available to the Anchor Investors), neither the Company nor any Company Subsidiary nor any of their respective officers or directors, or to the Company’s knowledge, other employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with this Agreement or the transactions contemplated hereby.
     2.3 Representations and Warranties of the Anchor Investors. Except as Previously Disclosed, each Anchor Investor, severally and not jointly, hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing Date, for itself only, that:
     (a) Organization and Authority. Each Anchor Investor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect such Anchor Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.
     (b) Authorization.
     (1) Such Anchor Investor has the necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by such Anchor Investor and the consummation of the transactions contemplated hereby have been duly authorized by such Anchor Investor’s board of directors, general partner or managing members, as the case may be, and any further approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, has been obtained or is not required. This Agreement has been duly and validly executed and delivered by such Anchor Investor and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of such Anchor Investor enforceable against such Anchor Investor in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
     (2) Neither the execution, delivery and performance by such Anchor Investor of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by such Anchor Investor with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of such Anchor Investor under any of the terms, conditions or provisions of (i) its certificate or articles of incorporation or by-laws, certificate or articles of limited partnership or partnership agreement, certificate or articles of organization or limited liability company agreement or similar governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Anchor Investor is a party or by which it may be bound, or to which such Anchor Investor or any of the properties or assets of such Anchor Investor may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, (and assuming the correctness of the representations and warranties of the Company and the other parties to this Agreement), violate any Law, or Order applicable to such Anchor Investor or any of its properties or assets, except, in the case of clauses (A)(ii) and (B), for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect such Anchor Investor’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.
     (3) Other than the Governmental Approvals and securities or blue sky Laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, Order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by such Anchor Investor of the transactions contemplated by this Agreement.
     (c) Purchase for Investment. Such Anchor Investor acknowledges that the Securities have not been registered under the Securities Act or under any state securities Laws. Such Anchor Investor (1) is acquiring the Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Securities to any person, (2) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision and (4) is an “accredited investor” (as that term is defined in Rule 501 of the Securities Act).
     (d) Ownership. As of the date of this Agreement, neither such Anchor Investor nor any of its Affiliates (other than any portfolio company or other Affiliate with respect to which such Anchor Investor is not the party exercising control over investment decisions) are the owners of record or the Beneficial Owners of shares of Common Stock or securities convertible into or exchangeable for Common Stock.
     (e) Financial Capability. At Closing, such Anchor Investor will have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.
     (f) Brokers and Finders. Except for Credit Suisse (USA) LLC, acting on behalf of the Lovell Minnick Anchor Investor, none of the Anchor Investors or any of their Affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for any Anchor Investor, in connection with this Agreement or the transactions contemplated hereby.
ARTICLE III
COVENANTS
     3.1 Filings; Other Actions.
     (a) The Anchor Investors, on the one hand, and the Company, on the other hand, will cooperate and consult with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, Orders, acceptances, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement; provided, however, that nothing in this Agreement shall obligate an Anchor Investor to provide any of its, its Affiliates’ or their control persons’ or direct or indirect equity holders’ nonpublic, proprietary, personal or otherwise confidential information (collectively, “Proprietary Information”). Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. The Anchor Investors and the Company will each use their reasonable best efforts to promptly obtain or submit, and the Company and each of the Anchor Investors will cooperate as may reasonably be requested by the Anchor Investors or the Company, as the case may be, to help the Anchor Investors and the Company promptly obtain or submit, as the case may be, as promptly as practicable, the approvals and authorizations of, any additional filings and registrations with, and any additional notifications to, all notices to and, to the extent required by Law, consents, approvals or exemptions from bank regulatory authorities, for the transactions contemplated by this Agreement, subject to the following sentence. Notwithstanding the foregoing, in no event shall an Anchor Investor be required to become a thrift holding company, accept any Burdensome Condition in connection with the transactions contemplated by this Agreement, including without limitation any condition which could jeopardize or potentially have the effect of jeopardizing any investment opportunities (now or hereafter existing) of such Anchor Investor or any of its Affiliates or their control persons or direct or indirect equity holders, or be required to agree to provide capital to the Company or any Company Subsidiary thereof other than the Purchase Price to be paid for the Securities to be purchased by it pursuant to the terms of, subject to the conditions set forth in, this Agreement. The Anchor Investors and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information and confidential information related to the Anchor Investors, all the information (other than Proprietary Information) relating to such other parties, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be a party contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each of the parties hereto agrees to keep the other parties apprised of the status of matters referred to in this Section 3.1(a). To the extent permitted by applicable Laws, each of the Anchor Investors and the Company shall promptly furnish the other with copies of written communications received by it or its Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement; provided, that the Anchor Investors may redact any Proprietary Information contained therein.
     (b) Unless this Agreement has been terminated pursuant to Section 5.1, the Company shall call a special meeting of its stockholders, as promptly as practicable following the Closing, but in any event within 90 days of the Closing Date, to vote on proposals (collectively, the “Stockholder Proposals”) to (i) approve a reverse stock split to decrease the number of shares of Common Stock outstanding and, if necessary, amend the Articles of Incorporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient, in each case, to permit the issuance of Common Stock to the Investors pursuant to this Agreement and the Additional Agreements and the full exercise of the Warrants for, Common Stock, and (ii) approve the Company’s 2010 Equity Incentive Plan (the “2010 Plan”) attached hereto as Exhibit B that provides for the allocation of up to 80,000,000 shares of Common Stock to be available for issuance under the 2010 Plan pursuant thereto. The Board of Directors shall unanimously recommend to the Company’s stockholders that such stockholders vote in favor of the Stockholder Proposals, and shall take all other actions necessary to adopt such proposals if approved by the stockholders of the Company. The Anchor Investors shall vote or cause to be voted all             shares of Common Stock received pursuant to this Agreement, as well as all other shares of Common Stock Beneficially Owned by them and eligible to vote on such proposals, in favor of such Stockholder Proposals. In connection with each of the meetings at which such proposals will be voted on, the Company shall promptly prepare (and the Anchor Investors will reasonably cooperate with the Company to prepare) and file with the SEC a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to the Company’s stockholders not more than 5 business days after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for approval of the Stockholder Proposals. The Company shall notify the Anchor Investors promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply the Anchor Investors with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to such stockholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. Each of the Anchor Investors and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable Laws. The Company shall consult with the Anchor Investors prior to filing any proxy statement, any amendment or supplement thereto, or any correspondence to the SEC or its staff relating thereto, and provide the Anchor Investors with a reasonable opportunity to comment thereon. The recommendation made by the Board of Directors described in this Section 3.1(b) shall be included in the proxy statement filed in connection with obtaining such stockholder approval. In the event that the approval of any of the Stockholder Proposals is not obtained at such special stockholders’ meeting, the Company shall include a proposal to approve (and the Board of Directors shall unanimously recommend approval of and the Anchor Investors will vote in favor of) each such proposal at a meeting of its stockholders no less than once in each subsequent three-month period beginning on the date of such special stockholders’ meeting until all such approvals are obtained or made.
     (c) After receiving stockholder approval for the Stockholder Proposals, the Board of Directors shall approve the grant of equity awards under the 2010 Plan to such employees of the Company, and in the amounts, as set forth in Section 3.1(b)(i) of the Company Disclosure Letter, pursuant to the terms set forth on the Summary of Terms of Management Equity Awards set forth in Section 3.1(b)(ii) of the Company Disclosure Letter.
     (d) Each of the Anchor Investors, on the one hand, agrees to furnish the Company, and the Company, on the other hand, agrees, upon request, to furnish to the Anchor Investors, all information concerning itself, its Affiliates, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement for the Stockholder Proposals and stockholders meeting to vote thereon and any other statement, filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Entity in connection with the Closing and the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 3.1(d) shall obligate the Anchor Investors to provide any Proprietary Information.
     3.2 Access, Information and Confidentiality
     (a) For so long as an Anchor Investor Beneficially Owns in the aggregate with its Affiliates 20% or more of the number of shares of Common Stock purchased by such Anchor Investor pursuant to this Agreement (counting as shares owned and purchased by such Anchor Investor all shares into which the Warrants owned by such Anchor Investor are exercisable) (as adjusted from time to time for any reorganization, recapitalization, stock split, reverse stock split, or other like changes in the Company’s capitalization) (the “Qualifying Ownership Interest”), the Company will (i) permit such Anchor Investor to visit and inspect, at such Anchor Investor’s expense, the properties of the Company and the Company Subsidiaries, to examine the corporate books and to discuss the affairs, finances and accounts of the Company and the Company Subsidiaries with the principal officers of the Company, all upon reasonable notice and at such reasonable times and as often as such Anchor Investor may reasonably request, (ii) deliver to such Anchor Investor, simultaneously with its delivery to the Company’s senior management, (A) the monthly financial reporting package delivered to the Company’s senior management and (B) any other periodic financial reports prepared by or on behalf of the Company and the Company Subsidiaries for the senior management of the Company, (iii) make appropriate officers and directors of the Company, and Company Subsidiaries, available periodically and at such times as reasonably requested by such Anchor Investor for consultation with such Anchor Investor or its designated representative with respect to matters relating to the business and affairs of the Company and Company Subsidiaries and (iv) to the extent consistent with applicable Law (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities Law filings or otherwise), inform such Anchor Investor or its designated representative in advance with respect to any significant corporate actions, and to provide such Anchor Investor or its designated representative with the right to consult with the Company and Company Subsidiaries with respect to such actions. Any investigation pursuant to this Section 3.2 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, and nothing herein shall require the Company or any Company Subsidiary to disclose any information to the extent (x) prohibited by applicable

Law, (y) that the Company reasonably believes such information to be competitively sensitive proprietary information (except to the extent such Anchor Investor provides assurances reasonably acceptable to the Company that such information shall not be used by such Anchor Investor or its Affiliates to compete with the Company and Company Subsidiaries), or (z) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any Company Subsidiary is a party or would cause a risk of a loss of privilege to the Company or any Company Subsidiary (provided that the Company shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where the restrictions in this clause (z) apply). In the event, and to the extent, that, it is reasonably determined that the rights afforded pursuant to this Section 3.2 are not sufficient for purposes of the Department of Labor’s “plan assets” regulations, to the extent such plan assets regulation applies to the investment in the Securities, each Anchor Investor and the Company shall cooperate in good faith to agree upon mutually satisfactory management access and information rights which satisfy such regulations.
     (b) Each party to this Agreement will hold, and will cause its respective Affiliates and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or, in the written advice of its counsel, by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) in the public domain through no fault of such party, or (3) later lawfully acquired from other sources by the party to which it was furnished and such other sources were not, to such party’s knowledge, otherwise obligated to maintain such information as confidential), and neither party hereto shall release or disclose such Information to any other person; provided, that an Anchor Investor may disclose Information (i) on a confidential basis (x) to its auditors, attorneys, financial advisors, financing sources and other consultants and advisors to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (y) to any prospective purchaser of any Securities from such Anchor Investor as long as such prospective purchaser agrees to be bound by the provisions of this Section 3.2(b) as if an Anchor Investor, and (z) to any Affiliate, direct or indirect partner, member or related investment fund of such Anchor Investor and their respective directors, employees and consultants, in each case in the ordinary course of business, (ii) as may be reasonably determined by such Anchor Investor to be necessary in connection with such Anchor Investor’s enforcement of its rights in connection with this Agreement or its investment in the Company and the Company Subsidiaries or (iii) as may otherwise be required by Law or legal, judicial or regulatory process, provided that such Anchor Investor takes reasonable steps to minimize the extent of any required disclosure described in this clause (iii); provided, however, the Anchor Investor will use its reasonable efforts to give the Company advance written notice of any such disclosure so that the Company may seek an appropriate protective Order; and provided, further, that the acts and omissions of any person to whom such Anchor Investor may disclose Information pursuant to clause (i) of the preceding proviso shall be attributable to such Anchor Investor for purposes of determining such Anchor Investor’s compliance with this Section 3.2(b).
     3.3 Conduct of the Business. Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1 (the “Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and such Company Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it; provided that nothing in this sentence shall limit or require any actions that the Board of Directors may, in good faith, determine to be inconsistent with their duties or the Company’s obligations under applicable Law. During the Pre-Closing Period, if the Company takes any action that would require any anti-dilution adjustment to be made under the Warrants as if issued on the date of this Agreement, the Company shall make appropriate adjustments such that each Anchor Investor will receive the benefit of such transaction as if the Securities to be delivered and paid for by each Anchor Investor on the Closing Date had been outstanding as of the date of such action. Except as otherwise expressly required by this Agreement or applicable Law, by the performance of any Company Significant Agreement that was

Previously Disclosed, or with the prior written consent of each Anchor Investor, during the Pre-Closing Period, the Company shall not: (i) declare, set aside or pay any distributions or dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for capital stock or any of its other securities; (iii) purchase, redeem or otherwise acquire any capital stock or any of its other securities or any rights, warrants or options to acquire any such capital stock or other securities; (iv) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock, Voting Securities or convertible or exchangeable securities, or any phantom rights in respect thereof, other than any issuance of Common Stock on exercise of any compensatory stock options outstanding on the date of this Agreement, (v) except with respect to employees having a job title below the level of officer, and solely to the extent in the Company’s ordinary course of business consistent with past practice, terminate, enter into, amend, modify (including by way of interpretation), renew or grant any waiver or consent under any employment, officer, consulting, severance, change in control or similar contract, agreement or arrangement with any current or former director, officer, employee or consultant or make, grant or promise any cash bonus or any wage, salary or cash compensation or benefit increase to any director, officer, employee, sales representative or consultant or make, grant or promise any increase in any employee benefit plan or arrangement, or amend or terminate any existing employee benefit plan or arrangement or adopt any new employee benefit plan or arrangement; (vi) except with respect to employees having a job title below the level of officer, and solely to the extent in the Company’s ordinary course of business consistent with past practice, terminate, enter into, establish, adopt, amend, modify (including by way of interpretation), renew or grant any waiver or consent under any pension, retirement, savings, profit sharing, cash-based deferred compensation, consulting, cash bonus, group insurance or other employee benefit, cash incentive or welfare contract plan or arrangement, or any trust agreement (or similar arrangement) related thereto or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action); (vii) in respect of any director, officer, employee or consultant, make new equity grants or awards under any stock option, stock incentive, stock purchase, or other employee benefit, incentive or other plan or arrangement, or amend the terms of any outstanding equity-based award, take any action to accelerate the vesting, exercisability or payment (or fund or secure the payment) of stock options, restricted stock, other equity awards or other compensation or benefits payable thereunder (or, with respect to any of the preceding, communicate any intention to take such action); (viii) change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund; and (ix) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
ARTICLE IV
ADDITIONAL AGREEMENTS
     4.1 Rebuttal of Control Agreement. Each Anchor Investor agrees to promptly make a rebuttal of control filing with the OTS pursuant to 12 C.F.R. § 574.4(e)(1) and to enter into a rebuttal of control agreement with the OTS, which shall in all material respects be in the form published at 12 C.F.R § 574.100, in each case to the extent required under the rules and regulations of the OTS for such Anchor Investor to consummate the transactions contemplated by this Agreement.
     4.2 Transfer Restrictions.
     (a) Restrictions on Transfer. Except as otherwise permitted in this Agreement, each Anchor Investor will not transfer, sell, assign or otherwise dispose of (“Transfer”) any Securities acquired pursuant to this Agreement until the date that is six months from the Closing Date. For the avoidance of doubt, the Transfer restrictions set forth in this Section 4.2(a) shall terminate and be of no further force or effect on the date that is six months following the Closing Date for Anchor Investors.
     (b) Anchor Investor Permitted Transfers. Notwithstanding Section 4.2(a), each Anchor Investor shall be permitted to Transfer any portion or all of its Securities at any time under the following circumstances:

     (1) Transfers to (A) any Affiliate of such Anchor Investor (any such transferee shall be included in the term “Anchor Investor”) or (B) any direct or indirect general or limited partner, member, manager, stockholder, or equityholder of such Anchor Investor, but in each case only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement.
     (2) Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or Change in Control involving the Company or any Company Subsidiaries. In order to facilitate Transfers in connection with a tender or exchange offer, the Company agrees, to the fullest extent legally permitted, to effect an exercise of the Warrants in accordance with the terms set forth in the Warrants and, notwithstanding the transfer restrictions contained in Section 4.2(a), permit each Anchor Investor to Transfer the Warrants to a transferee conditioned upon such transferee exercising the Warrants in connection with such tender or exchange offer.
     (3) In the event that, as a result of (A) any share repurchases, recapitalizations, redemptions or other actions or transactions by or involving the Company not caused by such Anchor Investor, or (B) any change in the amount of Securities held by such Anchor Investor resulting from adjustment or exchange provisions or other terms of the Securities, such Anchor Investor reasonably determines, based on the advice of legal counsel and following consultation with the Company and, if the Company reasonably so requests, the OTS, that unless it disposes of all or a portion of its Securities, it or any of its Affiliates could reasonably be deemed to “control” the Company for purposes of HOLA or any rules or regulations promulgated thereunder (or any successor provision), then such Anchor Investor shall be permitted to Transfer the portion of the Securities reasonably necessary to avoid such control determination.
     (c) Hedging. Each Anchor Investor agrees that, during the six-month period following the Closing, it shall not, directly or indirectly, enter into any hedging agreement, arrangement or transaction, the value of which is based upon the value of any of the Securities purchased pursuant to this Agreement, except for transactions involving an index-based portfolio of securities that includes Common Stock (provided, that the value of such Common Stock in such portfolio is not more than 5% of the total value of the portfolio of securities). For the avoidance of doubt, following the six-month anniversary of the Closing, each Anchor Investor shall be permitted to, directly or indirectly, enter into any such hedging agreement, arrangement or transaction, including any transactions involving index-based portfolio of securities that includes Common Stock (regardless of the value of such Common Stock in such portfolio relative to the total value of the portfolio of securities).
     4.3 Governance Matters.
     (a) Prior to or contemporaneous with the Closing, the Company shall take all requisite corporate action to decrease the size of the Board of Directors to seven (7) members, including two Board Representatives (as defined below), the current Chairman of the Board of Directors of the Company and four directors selected by the Company who are considered independent under NASDAQ Stock Market Listing Rules and other applicable Law. The Company shall request any existing member of the Board of Directors who will not be among the seven (7) members of the Board of Directors immediately following the Closing to tender his conditional resignation from the Board of Directors to the Company to be effective upon the Closing. The Company will cause one person designated by each Lead Anchor Investor (collectively, the “Board Representatives”) to be elected or appointed to the Board of Directors on the Closing Date to the class of directors with a term expiring in 2011 (which persons shall be subject to satisfaction of all legal and governance requirements regarding service as a director of the Company in accordance with the policies of the Company’s Nomination and Governance Committee (“Governance Committee”) as in effect on the date hereof (the “Governance Policies”)). After such appointment, so long as a Lead Anchor Investor Beneficially Owns the Qualifying Ownership Interest, the Company will nominate for service on the Board of Directors, and recommend to its stockholders the election of, the Board Representatives (including any successor thereto duly designated by the applicable Lead Anchor Investor as provided in Section 4.3(c) below) at the Company’s annual meeting and in connection with each other corporate action (whether a special meeting, an action of stockholders by written consent, or otherwise), subject only to satisfaction of the Governance Policies. If such Lead Anchor Investor no longer Beneficially Owns the Qualifying Ownership Interest, such Lead Anchor Investor will have no further rights under Sections 4.3(a) through 4.3(c)and, at the written request of the Board of Directors, shall use its reasonable best efforts to cause its respective Board Representative to resign from the Board of Directors as promptly as possible thereafter. At the option of a Lead Anchor Investor, the Board of Directors shall cause the Board Representative of such Lead Anchor Investor to be appointed to each committee of the Board of Directors as such Lead Anchor Investor may specify, so long as such Board Representative qualifies to serve on such committee(s) under the applicable rules of NASDAQ, the Governance Policies, and the charter of each such committee.
     (b) The Board Representatives (including any successor nominees) duly selected in accordance with Section 4.3(a) shall, subject to applicable Law, be the Company’s and the Governance Committee’s nominees to serve on the Board of Directors. The Company shall use its reasonable best efforts to have the Board Representatives elected as directors of the Company and the Company shall solicit proxies for each such person to the same extent as it does for any of its other nominees to the Board of Directors. Each Anchor Investor shall, and shall cause its Affiliates to, vote all Voting Securities (whether now or hereafter acquired) Beneficially Owned by such Anchor Investor or any such Affiliate, as the case may be, and shall take all such other action within its control, as is reasonably necessary to ensure that the Board Representatives are elected as directors of the Company and that the Board of Directors shall consist of seven (7) directors and otherwise be constituted as provided in this Section 4.3.
     (c) Subject to Section 4.3(a), each Lead Anchor Investor shall have the power to designate its respective Board Representative’s replacement upon the death, resignation, retirement, disqualification or removal from office of such director, subject only to satisfaction of the Governance Policies. The Board of Directors will promptly take all action reasonably required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable Law, being the Company’s and the Governance Committee’s nominee to serve on the Board of Directors, using all reasonable best efforts to have such person elected as director of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors).
     (d) Without limiting the right of each Lead Anchor Investor and its Affiliates to provide additional compensation to its Board Representative, each Board Representative shall be entitled to receive from the Company and the Company Subsidiaries, if applicable, the same compensation and same indemnification in connection with his or her role as a director as the other members of the Board of Directors, and each Board Representatives shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committees thereof, to the same extent as the other members of the Board of Directors. The Company shall notify the Board Representatives of all regular and special meetings of the Board of Directors and shall notify the Board Representatives of all regular and special meetings of any committee of the Board of Directors of which the Board Representatives are members. The Company shall provide the Board Representatives with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors concurrently as such materials are provided to the other members.
     (e) So long as a Lead Anchor Investor Beneficially Owns the Qualifying Ownership Interest, such Anchor Investor shall have the right to designate one non-voting observer to the Board of Directors (collectively, the “Board Observers”); provided, however, upon the request of the Company, each Board Observer shall enter into a customary agreement with the Company imposing confidentiality obligations comparable to those imposed by Law and this Agreement on the Board Representatives. The Company shall notify the Board Observers of all regular and special meetings of the Board of Directors, including all regular and special meetings of any committee of the Board of Directors, at the same time and in the same manner as the Board Representatives and shall also provide the Board Observers with copies of all notices, minutes, consents and other materials provided to all members of the Board of Directors concurrently as such materials are provided to such members.

     (f) Prior to or contemporaneous with the Closing, the Bank shall take all requisite corporate action to decrease the size of the Bank board of directors to seven (7) members, including the two Board Representatives, the current Chairman of the Board of Directors of the Company, the current chief executive officer of the Bank and three directors selected by the Bank who are considered independent under applicable Law. The Bank shall request any existing member of the Bank board of directors who will not be among the seven (7) members of the Bank board of directors immediately following the Closing to tender his conditional resignation from the Bank board of directors to the Bank to be effective upon the Closing. The Company will cause each of the Board Representatives to be elected or appointed to the Bank board of directors on the Closing Date (which persons shall be subject to satisfaction of all legal requirements regarding service as a director of the Bank as in effect on the date hereof). After such appointment, so long as a Lead Anchor Investor Beneficially Owns the Qualifying Ownership Interest, the Bank will cause to be elected the Board Representatives at the Bank’s annual meeting subject to satisfaction of all legal requirements regarding service as a director of the Bank, to the Bank board of directors and in connection with each other corporate action (whether a special meeting, an action of stockholder by written consent, or otherwise). If such Lead Anchor Investor no longer Beneficially Owns the Qualifying Ownership Interest, such Lead Anchor Investor will have no further rights under this Section 4.3(f) and, at the written request of the Bank board of directors, shall use all reasonable efforts to cause its respective Board Representative to resign from the Bank board of directors as promptly as possible thereafter.
     (g) The Company acknowledges that certain Board Representatives (each, an “Anchor Investor Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Oak Hill Anchor Investor or the Lovell Minnick Anchor Investor, as applicable, and/or certain of its affiliates (collectively, the “Anchor Investor Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to each Anchor Investor Indemnitee are primary and any obligation of the Anchor Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Anchor Investor Indemnitee are secondary), and (ii) that it shall be required to advance the full amount of expenses incurred by each Anchor Investor Indemnitee and shall be liable for the full amount of all expenses and liabilities to the extent legally permitted and as required by the terms of this Agreement and the articles of incorporation and by-laws of the Company (and any other agreement regarding indemnification between the Company and any Anchor Investor Indemnitee), without regard to any rights an Anchor Investor Indemnitee may have against any Anchor Investor Indemnitor. The Company further agrees that no advancement or payment by any Anchor Investor Indemnitor on behalf of any Anchor Investor Indemnitee with respect to any claim for which such Anchor Investor Indemnitee has sought indemnification from the Company shall affect the foregoing and the Anchor Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Anchor Investor Indemnitee against the Company. The Company and each Anchor Investor Indemnitee agree that the Anchor Investor Indemnitors are express third party beneficiaries of the terms of this Section 4.3(g).
     (h) With respect to the Lovell Minnick Anchor Investor, (i) the rights and benefits with respect to the Board Representative of the Lovell Minnick Anchor Investor set forth in this Section 4.3 (whether with respect to designation, replacement, or otherwise) shall be for the benefit of, and shall be exercised by, Lovell Minnick Equity Partners III LP, and (ii) the rights and benefits with respect to the Board Observer of the Lovell Minnick Anchor Investor set forth in this Section 4.3 (whether with respect to designation, replacement, or otherwise) shall be for the benefit of, and shall be exercised by, Lovell Minnick Equity Partners III-A LP.
     4.4 Legend.
     (a) Each Anchor Investor agrees that all certificates or other instruments representing the Securities subject to this Agreement will bear a legend substantially to the following effect:
     (1) THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR

OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
     (2) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF OCTOBER 28, 2010, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.
     (b) Upon request of an Anchor Investor, in connection with (i) a Transfer pursuant to a public offering registered pursuant to the Securities Act, (ii) a Transfer pursuant to Rule 144 under the Securities Act, or (iii) any other Transfer where such Anchor Investor has provided the Company with an opinion of counsel in customary form (it being understood that the customary Rule 144 opinion of Simpson Thacher & Bartlett LLP or Kirkland & Ellis LLP shall be acceptable) to the effect that such Transfer and any subsequent Transfer does not require registration under the Securities Act or under any applicable state Laws, the Company shall promptly cause clause (1) of the legend referred to above to be removed from any certificate for any Securities to be Transferred, and clause (2) of the legend shall be removed upon the expiration of such Transfer and other restrictions set forth in this Agreement. Each Anchor Investor acknowledges that the Securities have not been registered under the Securities Act or under any state securities Laws and agrees that it will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.
     4.5 Reservation for Issuance. On and after the filing of an amendment to the Articles of Incorporation to effect a reverse stock split or to increase the authorized shares of Common Stock as contemplated by the Stockholder Proposals, the Company will at all times reserve that number of shares of Common Stock sufficient for issuance, including upon conversion or exercise, of Securities owned at any time by each Anchor Investor, without regard to any limitation on such conversion or exercise.
     4.6 NASDAQ Approval. The Company agrees that it will use best efforts to obtain the NASDAQ Approval in connection with the transactions contemplated by this Agreement. The Company shall submit any written request for the NASDAQ Approval and any and all materials supporting the request for the NASDAQ Approval to the Anchor Investors for review and comment prior to submitting such materials to NASDAQ, and all such materials shall be approved by each of the Anchor Investors prior to submission (such approval not to be unreasonably withheld or delayed). Any and all follow up or responsive materials produced by the Company shall be approved by each of the Anchor Investors prior to submission to the NASDAQ. The Company shall inform the Anchor Investors as soon as is practicable upon the receipt of the NASDAQ Approval and any related communication from the NASDAQ. A representative of each of the Anchor Investors shall have the right to attend, to the extent permitted by the NASDAQ, all meetings and conference calls relating to the matters set forth in this Section 4.6.
     4.7 Indemnity.
     (a) The Company agrees to indemnify and hold harmless each Anchor Investor and its Affiliates and each of their respective officers, directors, direct and indirect partners, members and employees, and each person who controls each Anchor Investor within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent permitted by Law, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement or (2) the Company’s breach of agreements or covenants made by the Company in this Agreement or (3) any action, suit, claim, proceeding or investigation by any Governmental Entity, stockholder of the Company or any other person (other than the Company) relating to this Agreement or the transactions contemplated hereby.

     (b) Each Anchor Investor agrees to indemnify and hold harmless each of the Company and its Affiliates and each of their respective officers, directors, direct and indirect partners, members and employees, and each person who controls the Company within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent permitted by Law, from and against any and all Losses arising out of or resulting from (1) any inaccuracy in or breach of such Anchor Investor’s representations or warranties in this Agreement or (2) such Anchor Investor’s breach of agreements or covenants made by such Investor in this Agreement.
     (c) A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification reasonably promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.7 unless and only to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim to the extent then known by the Indemnified Party. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions); provided, however, that if (i) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any and all Losses, and (ii) the action, suit, claim or proceeding does not seek any material injunctive or equitable relief or any criminal penalties, then the Indemnifying Party shall be entitled to assume and conduct the defense thereof at its expense and through counsel of its choice reasonably acceptable to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within ten business days of the receipt of such notice from the Indemnified Party, and, in such event, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, further, that if the counsel to the Indemnified Party advises such Indemnified Party in writing that such claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, then the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions). If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall reasonably cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold or delay its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise, (i) includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding, (ii) provides solely for the payment of money damages and not any injunctive or equitable relief or criminal penalties, and (iii) does not create any financial or other obligation on the part of an Indemnified Party which would not be indemnified in full by the Indemnifying Party.
     (d) For purposes of the indemnity contained in Sections 4.7(a)(1) and 4.7(b)(1), all qualifications and limitations set forth in such representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import, shall be disregarded in determining whether there shall have been any inaccuracy or breach of any representations and warranties in this Agreement and shall likewise be disregarded in determining the amount of Losses incurred or resulting in connection therewith.

     (e) The Company shall not be required to indemnify the Indemnified Parties pursuant to Section 4.7(a)(1) (other than with respect to the representations in Sections 2.2(a), (b), (c), (d), (e), (i), and (n), which shall not be subject to the foregoing limitations) (1) with respect to any claim for indemnification if the amount of Losses with respect to such claim (including all other claims arising out of the same facts and circumstances) are less than $25,000 (any claim involving Losses less than such amount being referred to as a “De Minimis Claim”) and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.7(a)(1) exceed 0.50% of the Purchase Price (the “Threshold Amount”), in which event the Company shall be responsible for only the amount of such Losses in excess of the Threshold Amount. No Anchor Investor shall be required to indemnify the Indemnified Parties pursuant to Section 4.7(b)(1), (1) with respect to any De Minimis Claim and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.7(b)(1) for which such Anchor Investor has an indemnification obligation exceed the Threshold Amount, in which event such Anchor Investor shall be responsible for only the amount of such Losses in excess of the Threshold Amount. The cumulative indemnification obligation of (1) the Company to each Anchor Investor and all of the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with) such Anchor Investor or (2) any Anchor Investor to the Company and the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with) the Company, in each case for inaccuracies in or breaches of representations and warranties, shall in no event exceed the Purchase Price actually paid by such Anchor Investor.
     (f) Any claim for indemnification pursuant to Section 4.7(a)(1) or 4.7(b)(1) for breach of any representation or warranty can only be brought on or prior to the date on which such representation or warranty would otherwise expire pursuant to Section 6.1; provided that if notice of a claim for indemnification pursuant to Section 4.7(a)(1) or 4.7(b)(1) for breach of any representation or warranty is brought prior to the end of such period, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally resolved.
     (g) The indemnity provided for in this Section 4.7 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy of any representation or warranty or any other breach of any covenant or agreement contained in this Agreement; provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud by any other party in connection with the transactions contemplated hereby. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any punitive damages (other than punitive damages payable to a person who is not a party to this Agreement and not an Affiliate of any such party) arising out of or relating to this Agreement or the performance or breach hereof.
     (h) No investigation of the Company by the Anchor Investors, or by the Company of the Anchor Investors, whether prior to or after the date hereof shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.
     (i) No claims may be made pursuant to this Section 4.7 by an Anchor Investor or related persons unless (i) a Lead Anchor Investor shall have asserted such a claim under this Section 4.7 and (ii) such claims (including the type and amount of recovery sought by such claim) are the same claims as the Lead Anchor Investor claim with recovery to be shared ratably.
     (j) Any indemnification payments pursuant to this Section 4.7 shall be treated as an adjustment to the Purchase Price for the Securities for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable Law.
     4.8 Exchange Listing. The Company shall promptly use its reasonable best efforts to cause the shares of Common Stock to be issued hereunder and reserved for issuance pursuant to the exercise of the Warrants to be approved for listing on NASDAQ (and, in the case of the shares of Common Stock issuable upon exercise of the Warrants, upon receipt of the approval by the Company’s stockholders of the Stockholder Proposals), as promptly as practicable, and in any event before the Closing.

     4.9 Registration Rights.
     (a) Registration.
     (1) Subject to the terms and conditions of this Agreement, the Company covenants and agrees that, as promptly as practicable following the Closing and in any event no later than the date that is 90 days following the Closing Date, the Company shall have prepared and filed with the SEC a Shelf Registration Statement covering the resale of all of the Registrable Securities (or, if permitted by the rules of the SEC, otherwise designate an existing Shelf Registration Statement filed with the SEC to cover such Registrable Securities), and, to the extent the Shelf Registration Statement has not theretofore been declared effective or is not automatically effective upon such filing, the Company shall use reasonable best efforts to cause such Shelf Registration Statement to be declared or become effective as soon as practicable (and in any event not later than the Effectiveness Deadline and to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until such time as there are no such Registrable Securities remaining (including by refiling such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires). If the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) at the time of filing of the Shelf Registration Statement with the SEC, such Shelf Registration Statement shall be designated by the Company as an automatic Shelf Registration Statement. Notwithstanding the registration obligations set forth in this Section 4.9(a)(1), in the event the SEC informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the initial Shelf Registration Statement as required by the SEC and/or (ii) withdraw the initial Shelf Registration Statement and file a new Shelf Registration Statement, in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC, on such form available to the Company to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or new Shelf Registration Statement, the Company shall be obligated to use its reasonable best efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities or other shares of Common Stock permitted to be registered on a particular Shelf Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the SEC for the registration of all or a greater number of Registrable Securities), the number of Registrable Securities or other shares of Common Stock to be registered on such Shelf Registration Statement will be reduced as follows: first, the Company shall reduce or eliminate the shares of Common Stock to be included by any Person other than a Holder; second, the Company shall reduce or eliminate any shares of Common Stock to be included by any Affiliate (which shall not include any Anchor Investor or their Affiliates) of the Company; and third, the Company shall reduce the number of Registrable Securities to be included by all Holders on a pro rata basis based on the total number of unregistered Registrable Securities held by such Holders, subject to a determination by the SEC that certain Holders must be reduced before other Holders based on the number of Registrable Securities held by such Holders. In the event the Company amends the initial Shelf Registration Statement or files a new Shelf Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on such form available to the Company to register for resale those Registrable Securities that were not registered for resale on the initial Shelf Registration Statement, as amended, or the new Shelf Registration Statement. No Holder shall be named as an “underwriter” in any Registration Statement without such Holder’s prior written consent.

     (2) Beginning on the Effectiveness Deadline, each of the Lead Anchor Investors shall have the right, by written notice (the “Demand Notice”) given to the Company, to request, at any time and from time to time during such periods when a Shelf Registration Statement or Shelf Registration Statements covering all of such Lead Anchor Investors’ Registrable Securities is or are not existing and effective, that the Company register under and in accordance with the provisions of the Securities Act all or any portion of the Registrable Securities designated by such Lead Anchor Investor. Upon receipt of a Demand Notice from a Lead Anchor Investor, the Company shall promptly (and in any event within ten (10) business days from the date of receipt of such Demand Notice), notify the other Lead Anchor Investor of the receipt of such Demand Notice and allow such other Lead Anchor Investor the opportunity to include Registrable Securities held by such Lead Anchor Investor in the proposed registration by submitting its own Demand Notice. The Company, within 45 days of the date on which the Company receives such earlier Demand Notice, shall file with the SEC, and the Company shall thereafter use its reasonable best efforts to cause to be declared effective as promptly as practicable, a registration statement on the appropriate form for the registration and sale as shall be selected by the Company and as shall be reasonably acceptable to the Lead Anchor Investors registering Registrable Securities, in accordance with the intended method or methods of distribution (which may be by an underwritten offering), of the total number of Registrable Securities specified by the Holders in such Demand Notice (a “Demand Registration Statement”). If the Lead Anchor Investors registering Registrable Securities intend to distribute any Registrable Securities by means of an underwritten offering, they shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to the other provisions of this Section 4.9. The managing underwriters in any such distribution shall be mutually acceptable to each Lead Anchor Investor registering Registrable Securities in such underwritten offering. Any Demand Registration Statement may, at the request of the Holders submitting the Demand Notice, be a “shelf” registration pursuant to Rule 415, if available.
     (3) The Company shall use reasonable best efforts to keep each Demand Registration Statement filed pursuant to Section 4.9(a)(2) continuously effective and usable for the resale of the Registrable Securities covered thereby for a period of one hundred eighty (180) days from the date on which the SEC declares such Demand Registration Statement effective, as such period may be extended pursuant to this paragraph. The time period for which the Company is required to maintain the effectiveness of any Demand Registration Statement shall be extended by the aggregate number of days of all suspension periods occurring with respect to such Demand Registration Statement.
     (4) The Company shall be entitled to suspend the use of any effective Demand Registration Statement under the circumstances set forth in this Section 4.9. For the avoidance of doubt, the rights provided to the Lead Anchor Investors to effect a Demand Registration shall not be exercisable until the Effectiveness Deadline.
     (5) Any registration pursuant to this Section 4.9(a) (other than a Demand Registration) shall be effected by means of a shelf registration under the Securities Act (a “Shelf Registration Statement”) in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415 under the Securities Act. If the Anchor Investors or any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement intends to distribute any Registrable Securities by means of an underwritten offering it shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 4.9(c). The lead underwriters in any such distribution shall be selected by the holders of a majority of the Registrable Securities to be distributed.
     (6) Whenever the Company proposes to register any of its securities, whether or not for its own account and including in connection with a Demand Registration, other than a registration pursuant to Section 4.9(a)(1) or a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the

Company will give prompt written notice to each Anchor Investors and all other Holders of its intention to effect such a registration (but in no event less than ten days prior to the anticipated filing date) and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten business days after the date of the Company’s notice (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the tenth business day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 4.9(a)(6) prior to the effectiveness of such registration, whether or not the Anchor Investors or any other Holders have elected to include Registrable Securities in such registration.
     (7) If the registration referred to in Section 4.9(a)(6) is proposed to be underwritten, the Company will so advise the Anchor Investors and all other Holders as a part of the written notice given pursuant to Section 4.9(a)(6). In such event, the right of the Anchor Investors and all other Holders to registration pursuant to this Section 4.9(a) will be conditioned upon such persons’ participation in such underwriting and the inclusion of such person’s Registrable Securities in the underwriting, and each such person will (together with the Company and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If any participating person disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Anchor Investors.
     (8) If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell, (ii) second, Registrable Securities of the Anchor Investors and all other Holders who have requested registration of Registrable Securities pursuant to Section 4.9(a)(6), pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.
     (9) In the event that Form S-3 is not available for the registration of the resale of Registrable Securities under Section 4.9(a)(1), the Company shall (i) register the resale of the Registrable Securities on another appropriate form, including, without limitation, Form S-1 and undertake to register the Registrable Securities on Form S-3 promptly after such form is available, provided that the Company shall maintain the effectiveness of the Shelf Registration Statement then in effect until such time as a Shelf Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.
     (b) Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities selling in such registration pro rata on the basis of the aggregate number of securities or shares being sold.
     (c) Obligations of the Company. The Company shall use its commercially reasonable efforts for so long as there are Registrable Securities outstanding to take such actions as are under its control to not become an ineligible issuer (as defined in Rule 405 under the Securities Act). Whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective registration statement, the Company shall, as expeditiously as practicable:

     (1) By 9:30 a.m. New York City time on the first business day after the Effective Date of a Shelf Registration Statement, file a final prospectus with the SEC, as required by Rule 424(b) under the Securities Act.
     (2) Provide to each Holder a copy of any disclosure regarding the plan of distribution or the selling Holders, in each case, with respect to such Holder, at least three (3) business days in advance of any filing with the SEC of any registration statement or any amendment or supplement thereto that amends such information.
     (3) Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective registration statement and, subject to Section 4.9(d), keep such registration statement effective or such prospectus supplement current.
     (4) Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
     (5) Furnish to the Holders and any underwriters such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.
     (6) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky Laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
     (7) Notify each Holder at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (which notice shall not contain any material non-public information).
     (8) Within one business day after such event, give written notice to the Holders (which notice shall not contain any material non-public information):
          (A) when any registration statement filed pursuant to Section 4.9(a) or any amendment thereto has been filed with the SEC and when such registration statement or any post-effective amendment thereto has become effective;
          (B) of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information;
          (C) of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;

     (D) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
     (E) of the happening of any event that requires the Company to make changes in any effective registration statement or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made); and
     (F) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 4.9(c)(12) cease to be true and correct.
     (9) Use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any Order suspending the effectiveness of any registration statement referred to in Section 4.9(c)(8)(C) at the earliest practicable time.
     (10) Upon the occurrence of any event contemplated by Section 4.9(c)(7) or 4.9(c)(8)(E), promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with Section 4.9(c)(8)(E) to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Holders and any underwriters shall suspend use of such prospectus and use their reasonable best efforts to return to the Company all copies of such prospectus (at the Company’s expense) other than permanent file copies then in such Holder’s or underwriter’s possession. The total number of days that any such suspension may be in effect in any 180 day period shall not exceed 30 days.
     (11) Use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s).
     (12) In the event of an underwritten offering, enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith in any underwritten offering (including making members of management and executives of the Company available to participate in “road show”, similar sales events and other marketing activities), (i) make such representations and warranties to the Holders that are selling stockholders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (ii) use its reasonable best efforts to furnish underwriters opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) use its reasonable best efforts to obtain “cold comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the registration statement) who have certified the financial statements included in such registration statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, and (v) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.
     (13) Make available for inspection by a representative of Holders that are selling stockholders, the managing underwriter(s), if any, and any attorneys or accountants retained by such Holders or managing underwriter(s), at the offices where normally kept, during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information in each case reasonably requested by any such representative, managing underwriter(s), attorney or accountant in connection with such registration statement.
     (14) Cause all such Registrable Securities (other than the Warrants (or any successor warrants) if they do not satisfy applicable listing requirements) to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities (other than the Warrants (or any successor warrants) if they do not satisfy applicable listing requirements) to be listed on NASDAQ or the New York Stock Exchange, as determined by the Company.
     (15) If requested by Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.
     (16) Timely provide to its stockholders earnings statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.
     (d) Suspension of Sales. Upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such registration statement, prospectus or prospectus supplement, the Anchor Investors and each other Holder shall forthwith discontinue disposition of Registrable Securities pursuant to such registration statement until such Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed. The total number of days that any such suspension may be in effect in any 180 day period shall not exceed 30 days and the aggregate of all Suspension Periods during any 365 day period shall not exceed an aggregate of 60 days.
     (e) Termination of Registration Rights. A Holder’s registration rights as to any securities held by such Holder (and its Affiliates, partners, members and former members) shall not be available unless such securities are Registrable Securities.
     (f) Furnishing Information.
     (1) Neither the Anchor Investors nor any Holder shall use any “free writing prospectus” (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.

     (2) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 4.9(c) as to a selling Holder that such selling Holder and the underwriters, if any, shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registered offering of their Registrable Securities.
     (g) Indemnification.
     (1) The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s officers, directors, employees, agents, representatives and Affiliates, and each Person, if any, that controls a Holder within the meaning of the Securities Act (each, an “Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including without limitation reasonable fees, expenses and disbursements of attorneys and other professionals incurred in connection with investigating, defending, settling, compromising or paying any such losses, claims, damages, actions, liabilities, costs and expenses), joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405 under the Securities Act) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to such Indemnitee in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (i) an untrue statement or omission made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405 under the Securities Act) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Indemnitee expressly for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or (ii) offers or sales effected by or on behalf of such Indemnitee “by means of” (as defined in Rule 159A) a “free writing prospectus” (as defined in Rule 405) that was not authorized in writing by the Company. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnitee and shall survive the transfer of the Registrable Securities by the Holders.
     (2) If the indemnification provided for in Section 4.9(g)(1) is unavailable to an Indemnitee with respect to any losses, claims, damages, actions, liabilities, costs or expenses referred to therein or is insufficient to hold the Indemnitee harmless as contemplated therein, then the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages, actions, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the Company, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, actions, liabilities, costs or expenses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 4.9(g)(2) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 4.9(g)(1). No Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the Company if the Company was not guilty of such fraudulent misrepresentation.

     (3) The indemnity and contribution agreements contained in this Section 4.9(g) are in addition to any liability that the Company may have to the Indemnitees and are not in diminution or limitation of the indemnification provisions under Section 4.7 of this Agreement.
     (h) Assignment of Registration Rights. The rights of an Anchor Investors to registration of Registrable Securities pursuant to Section 4.9(a) may be assigned by such Anchor Investors to a transferee or assignee of Registrable Securities; provided, however, that the Company shall have no obligations with respect to such transferee or assignee until such time as such Anchor Investors or such transferee or assignee shall have furnished to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that were assigned.
     (i) Holdback. With respect to any underwritten offering of Registrable Securities by the Anchor Investor or other Holders pursuant to this Section 4.9, the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any registration statement (other than such registration or a Special Registration) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten days prior and 90 days following the effective date of such offering, or such longer period up to 90 days as may be requested by the managing underwriter. The Company also agrees to cause each of its directors and senior executive officers to execute and deliver customary lock-up agreements in such form and for such time period up to 90 days as may be requested by the managing underwriter. “Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or the Company Subsidiaries or in connection with dividend reinvestment plans.
     (j) Rule 144 Reporting. With a view to making available to the Anchor Investor and other Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:
     (1) make and keep adequate and current public information with respect to the Company available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;
     (2) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and
     (3) so long as an Anchor Investor or any other Holder owns any Registrable Securities, furnish to such Anchor Investor or such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of (i) Rule 144 under the Securities Act and (ii) the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as such Anchor Investor or such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and
     (4) to take such further action as an Anchor Investor or any other Holder may reasonably request, all to the extent required from time to time to enable such Anchor Investor or such Holder to sell Registrable Securities without registration under the Securities Act

     (k) For purposes of this Section 4.9, the following terms shall have the following respective meanings:
     (1) “Effective Date” means the date that the Shelf Registration Statement filed pursuant to Section 4.9(a)(1) is first declared effective by the SEC.
     (2) “Effectiveness Deadline” means, with respect to the initial Shelf Registration Statement required to be filed pursuant to Section 4.9(a), the earlier of (i) the 180th calendar day following the Closing Date and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review; provided, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next business day on which the SEC is open for business.
     (3) “Holder” means the Anchor Investors and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 4.9(h) hereof.
     (4) “Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.
     (5) “Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement.
     (6) “Registrable Securities” means (i) the Securities purchased pursuant to this Agreement by the Anchor Investors, including any securities purchased pursuant to Section 4.10 and (ii) any shares of capital stock or other equity interests issued or issuable to any Holder with respect to such Securities or such Common Stock by way of stock dividends or stock splits or in connection with a combination of shares, conversion, exchange, recapitalization, merger or other reorganization), provided that, once issued, such securities will not be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they may be immediately sold pursuant to Rule 144 without limitation thereunder on volume or manner of sale and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), (iii) they shall have ceased to be outstanding or (iv) they have been sold in a private transaction in which the transferor’s rights under this Section 4.9 are not assigned to the transferee of the securities. No Registrable Securities may be registered under more than one registration statement at any one time.
     (7) “Registration Expenses” mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 4.9, including, without limitation, all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred in connection with any “road show”, the reasonable fees and disbursements of Holders’ Counsel, and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

     (8) “Rule 144”, “Rule 158”, “Rule 159A”, “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.
     (9) “SEC Guidance” means (i) any publicly-available written or oral guidance, comments, requirements or requests of the SEC staff and (ii) the Securities Act.
     (10) “Selling Expenses” mean all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of Holders’ Counsel included in Registration Expenses).
     (l) No Inconsistent Agreements. The Company shall not, on or after the date of this Agreement, enter into any agreement with respect to its securities that may impair the rights granted to the Anchor Investors and the Holders under this Section 4.9 or that otherwise conflicts with the provisions hereof in any manner that may impair the rights granted to the Anchor Investors and the Holders under this Section 4.9. In the event the Company has, prior to the date of this Agreement, entered into any agreement with respect to its securities that is inconsistent with the rights granted to the Anchor Investor and the Holders under this Section 4.9 (including agreements that are inconsistent with the order of priority contemplated by Section 4.9(a)(8)) or that may otherwise conflict with the provisions hereof, the Company shall use its reasonable best efforts to amend such agreements to ensure they are consistent with the provisions of this Section 4.9.
     (m) Certain Offerings by the Investor. In the case of any securities held by the Anchor Investor that cease to be Registrable Securities solely by reason of clause (ii) in the definition of “Registrable Securities,” the provisions of Sections 4.9(a)(5), clauses (6) and (11)-(14) of Section 4.9(c), Section 4.9(g) and Section 4.9(i) shall continue to apply until such securities otherwise cease to be Registrable Securities. In any such case, an “underwritten” offering or other disposition shall include any distribution of such securities on behalf of a Holder by one or more broker-dealers, an “underwriting agreement” shall include any purchase agreement entered into by such broker-dealers, and any “registration statement” or “prospectus” shall include any offering document approved by the Company and used in connection with such distribution.
     (n) Warrant. The Company and the Holders shall make, no later than the Effectiveness Deadline, any revisions to the Warrants acceptable to such Holders and necessary in order to permit a public distribution thereof, including entering into a customary warrant agreement, appointing a warrant agent and taking such other steps as will be needed to facilitate such a public distribution.
     4.10 Gross-Up Rights.
     (a) Sale of New Securities. As long as an Anchor Investor owns Securities representing the Qualifying Ownership Interest (before giving effect to any issuances triggering this Section 4.10), subject to Section 4.1(a), such Anchor Investor shall have the right to, or if such Anchor Investor shall at any time and from time to time appoint a non-stockholder Affiliate of such Anchor Investor that agrees in writing for the benefit of the Company to be bound by the terms of this Agreement (any such Affiliate shall be included in the term “Anchor Investor”), then such Affiliate shall have the right to, exercise the gross-up rights set forth in this Section 4.10 (such Anchor Investor or such Affiliate, a “Gross-Up Entity”). If at any time after the Closing, the Company at any time or from time to time makes any public or non-public offering of any equity (including Common Stock, Company Preferred Stock and restricted stock), or any securities, options or debt that are convertible or exchangeable into equity or that include an equity component (such as an “equity kicker”) (including any hybrid security) (any such security a “New Security”) (other than (1) pursuant to the granting or exercise of stock options or other stock incentives to employees or directors pursuant to the Company’s stock incentive plans or the issuance of stock to employees pursuant to the Company’s employee stock purchase plan, in each case in the ordinary course of equity compensation awards and to the extent approved by the Board of Directors, (2) issuances for the purpose of consideration in acquisition transactions Previously Disclosed to the Anchor Investors, (3)

issuances of any securities issued as a result of a stock split, stock dividend, reclassification or reorganization or similar event, but solely to the extent such issuance is (A) made to all holders of Common Stock and (B) results in an adjustment to the number of shares subject to, and the exercise price of, the Warrants, and (4) issuances of shares of Common Stock issued upon conversion of, or as a dividend on, any convertible securities of the Company issued prior to the date of this Agreement), the Gross-Up Entity shall be afforded the opportunity to acquire from the Company for the same price (net of any underwriting discounts or sales commissions) and on the same terms (except that, to the extent permitted by Law and the Company’s Articles of Incorporation and by-laws, the Gross-Up Entity may elect to receive such securities in nonvoting form) as such securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable it to maintain its proportionate Common Stock-equivalent interest in the Company. The amount of New Securities that the Gross-Up Entity shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number of such offered shares of New Securities by (y) a fraction, the numerator of which is the number of shares of Common Stock held by such Anchor Investor plus the number of shares of Common Stock represented by the Warrants held by such Anchor Investor on an as-exercised basis as of such date, and the denominator of which is the total number of shares of Common Stock then outstanding plus the number of shares of Common Stock represented by all of the Warrants then outstanding on an as-exercised basis as of such date.
     (b) Notice. In the event the Company proposes to offer New Securities, it shall give the Gross-Up Entity written notice of its intention, describing the price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than ten business days, as the case may be, after the initial filing of a registration statement with the SEC with respect to an underwritten public offering, after the commencement of marketing with respect to a Rule 144A offering or after the Company proposes to pursue any other offering. The Gross-Up Entity shall have fifteen business days from the date of receipt of such notice to notify the Company in writing that it intends to exercise such gross-up purchase rights and as to the amount of New Securities the Gross-Up Entity desires to purchase, up to the maximum amount calculated pursuant to Section 4.10(a). Such notice shall constitute a non-binding indication of interest of the Gross-Up Entity to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. The failure of the Gross-Up Entity to respond within such fifteen business day period shall be deemed to be a waiver of the Gross-Up Entity’s rights under this Section 4.10 only with respect to the offering described in the applicable notice.
     (c) Purchase Mechanism. If the Gross-Up Entity exercises its gross-up purchase rights provided in this Section 4.10, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within 45 days after the giving of notice of such exercise, which period of time shall be extended for a maximum of 180 days in order to comply with applicable Laws and regulations (including receipt of any applicable regulatory or stockholder approvals). Each of the Company and the Gross-Up Entity agrees to use its commercially reasonable efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any Law or regulation necessary in connection with the offer, sale and purchase of such New Securities, including calling a special meeting of the Company’s stockholders to vote on any matters requiring stockholder approval in connection with the offer, sale and purchase of such New Securities (the “Gross-Up Proposals”), recommending to the Company’s stockholders that such stockholders vote in favor of any Gross-Up Proposals and soliciting proxies for approval of any Gross-Up Proposals.
     (d) Failure to Purchase. In the event the Gross-Up Entity fails to exercise its gross-up purchase rights provided in this Section 4.10 within said fifteen business day period or, if so exercised, the Gross-Up Entity does not or is unable to consummate such purchase within their applicable time periods specified in Section 4.10(c) above for any reason, the Company shall thereafter be entitled during the period of 90 days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within 30 days from the date of said agreement) to sell the New Securities not elected to be purchased pursuant to this Section 4.10 or which the Gross-Up Entity does not or is unable to purchase, at a price and upon terms no more favorable to the purchasers of such securities than were specified in the Company’s notice to the

Gross-Up Entity. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or stockholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five business days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 180 days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said 90-day period (or sold and issued New Securities in accordance with the foregoing within 30 days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed 180 days from the date of said agreement)), the Company shall not thereafter offer, issue or sell such New Securities without first offering such securities to the Gross-Up Entity in the manner provided above.
     (e) Non-Cash Consideration. In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.
     (f) Cooperation. The Company and the Anchor Investors shall cooperate in good faith to facilitate the exercise of the Gross-Up Entity’s gross-up rights hereunder, including securing any required approvals or consents.
     (g) Assignment. Notwithstanding anything to the contrary in this Agreement, in the event that the Gross-Up Entity is not permitted under applicable Law or regulation to exercise any of its rights to purchase New Securities under this Section 4.10, each Anchor Investor may, in its sole discretion, assign such rights under this Section 4.10 to any of its non-stockholder Affiliates that agrees in writing for the benefit of the Company to be bound by the terms of this Agreement (any such Affiliate shall be included in the term “Anchor Investor”).
     (h) Exception to Time Periods. Notwithstanding the foregoing provisions of this Section 4.10, in the event that the Board of Directors determines that there is a valid business reason for issuing New Securities prior to the expiration of the time periods set forth in Section 4.10(b) and Section 4.10(c), the Company may proceed to complete such issuance prior to the expiration of such time periods, so long as provision is made in such issuance such that subsequent to the time periods set forth in Section 4.10(b) and Section 4.10(c) either (i) the purchaser(s) will be obligated to transfer that portion of such New Securities to any Gross-Up Entity properly electing to participate in such issuance pursuant to this Section 4.10 sufficient to satisfy the terms of this Section 4.10 or (ii) the Company shall issue an incremental amount of such New Securities to those Gross-Up Entities properly electing to participate in such issuance pursuant to this Section 4.10 sufficient to satisfy the terms of this Section 4.10.
     4.11 D&O Insurance. The Company shall use its reasonable commercial efforts to purchase on commercially reasonable terms by the Closing Date or maintain the existing D&O Insurance in force, and maintain for such periods as the Board shall in good faith determine (provided that such period shall not be less than six (6) years following cessation of service), at its expense, insurance in an amount determined in good faith by the Board to be appropriate (provided, that such amount shall not be lower than $15,000,000 unless otherwise agreed by the Anchor Investors), on behalf of any person who after the Closing is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another person, including any direct or indirect Subsidiary of the Company, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, subject to customary exclusions.
     4.12 No Change in Control. The Company shall and shall cause the Company Subsidiaries to take all actions necessary to ensure that none of the transactions contemplated by this Agreement and the Other Private Placements, if any, individually or in the aggregate, shall give rise to a change in control under, or result in the breach or the violation of, or the acceleration of any right under, or result in any additional rights, or the triggering of any anti-dilution adjustment under the Stock Plans, any employment agreements with any officer of the Company or any Company Subsidiary or any other contract or agreement to which the Company or any Company Subsidiary is a party, including without limitation having any such contracts or agreements waived in writing or amended prior to Closing.
     4.13 No Solicitation of Transactions. From and after the date of this Agreement until the Closing, none of the Company, the Bank or any of their respective directors, officers, employees, representatives, agents or advisors shall (i) initiate, solicit or encourage any inquiries, proposal or offer with respect to an Acquisition Proposal (as defined below), (ii) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal, (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information to any person relating to, an Acquisition Proposal, or (iv) enter into, approve or recommend, or propose to enter into, approve or recommend, any Acquisition Proposal or any letter of intent, memorandum of understanding, or other agreement relating to an Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means (a) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction, involving the Company, the Bank or any of the Company Subsidiaries and (b) any acquisition by any person resulting in, or proposal or offer, which, if consummated, would result in, any person becoming the beneficial owner, directly or indirectly, of 10% or more of the total voting power of any class of equity securities of the Company (other than pursuant to the Other Private Placements) or the Bank or any of the Company Subsidiaries, or 10% or more of the consolidated total assets of the Company, in each case, other than the transactions contemplated by this Agreement. The Company shall notify each Anchor Investor orally and in writing promptly (but in no event later than one business day) after receipt by the Company, the Bank, or any of their respective directors, officers, employees, representatives, agents or advisors of any proposal or offer from any person other than the Anchor Investors regarding an Acquisition Proposal or any request for non-public information by any person other than the Anchor Investors or the Additional Investors contemplated by this Agreement in connection with an Acquisition Proposal.
     4.14 Certain Other Transactions.
     (a) Prior to the Closing, notwithstanding anything in this Agreement to the contrary, the Company shall not directly or indirectly effect or cause to be effected any transaction with a third party that would reasonably be expected to result in a Change in Control unless such third party shall have provided prior assurance in writing to the Anchor Investors (in a form that is reasonably satisfactory to the Anchor Investors) that the terms of this Agreement and the Warrant shall be fully performed (i) by the Company or (ii) by such third party if it is the successor of the Company or if the Company is its direct or indirect Subsidiary. For the avoidance of doubt, it is understood and agreed that, in the event that a Change in Control occurs on or prior to the Closing, the Anchor Investors shall maintain the right under this Agreement to acquire, pursuant to the terms and conditions of this Agreement, the Common Stock (or such other securities or property (including cash) into which the Common Stock may have become exchangeable as a result of such Change in Control), as if the Closing had occurred immediately prior to such Change in Control, including, for the avoidance of doubt, the Common Stock issuable pursuant to the Warrants.
     (b) In the event that, at or prior to Closing, (i) the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock issued and outstanding is changed as a result of any reclassification, stock split (including reverse split), stock dividend or distribution (including any dividend or distribution of securities convertible or exchangeable into or exercisable for shares of Common Stock), merger, tender or exchange offer or other similar transaction, or (ii) the Company fixes a record date that is at or prior to the applicable Closing Date for the payment of any non-stock dividend or distribution on the Common Stock, then the number of shares of Common Stock to be issued to the Anchor Investors at the Closing under this Agreement, together with the applicable implied per share price, shall be equitably adjusted and/or the shares of Common Stock to be issued to the Anchor Investors at the Closing under this Agreement shall be equitably substituted with shares of other stock or securities or property (including cash), in each case, to provide the Anchor Investors with substantially the same economic benefit from this Agreement as the Anchor Investors had prior to the applicable transaction. Notwithstanding anything in this Agreement to the contrary, in no event shall the Purchase Price or any component thereof, or the aggregate percentage of shares to be purchased by any Anchor Investor, be changed by the foregoing.

     (c) In the event that, at or prior to the Closing, there occurs any distribution, issuance or other transaction that would result in any adjustment or give rise to any right under Section 13 of the Warrant if the applicable transaction were to occur after the Closing, then at the Anchor Investors’ option, which may be exercised in the Anchor Investors’ sole discretion, the form of the Warrant shall be amended, automatically and without action on the part of the parties to this Agreement, to reflect any adjustment to or right in respect of (x) the Exercise Price (as defined in the Warrant) and (y) the amount and nature of shares of stock or other securities or property (including cash) that a warrantholder would receive upon the exercise of the Warrant, in each case, that would be effected or created in accordance with Section 13 of the Warrant as if the Warrant had been issued to the Anchor Investors on the date of this Agreement and were in effect at the time of the applicable transaction. In connection with such amendment, all references to the Warrant in this Agreement shall be conformed, automatically and without action on the part of the parties to this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall the Purchase Price or any component thereof be changed by the foregoing.
     (d) Notwithstanding anything in the foregoing, the provisions of this Section 4.14 shall not be triggered by the transactions contemplated by the Other Private Placements.
     (e) “Change in Control” means, with respect to the Company, the occurrence of any one of the following events:
     (1) any person is or becomes a Beneficial Owner (other than an Anchor Investor or its Affiliates), directly or indirectly, of 25% or more of the aggregate number of Voting Securities; provided, that the event described in this clause (1) will not be deemed to be a Change in Control by virtue of any holdings or acquisitions: (A) by the Company, the Bank, or any other Company Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company, the Bank, or any other Company Subsidiary; provided that such holdings or acquisition by any such plan do not exceed 25% of the then outstanding Voting Securities, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction;
     (2) individuals who, on the date of this Agreement, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to the date of this Agreement whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval by such requisite number of directors of the Company’s proxy statement in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director (except that no individuals who were not directors at any time any agreement or understanding with respect to any Business Combination or contested election is reached shall be treated as Incumbent Directors for purposes of clause (3) below with respect to such Business Combination or this paragraph in the case of a contested election); provided further, that the Board Representatives shall be treated at all times as Incumbent Directors;
     (3) the consummation of a merger, consolidation, share exchange, or similar transaction that requires adoption by the Company’s stockholders (a “Business Combination”), unless immediately following such Business Combination: (x) more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Voting Securities that were outstanding immediately before such Business Combination (or, if applicable, is represented by shares into which such Voting Securities were converted pursuant to such Business Combination), and (y) at least a majority of the members of the board of directors of the Parent Corporation (of, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time the Company’s Board of Directors approved the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (x) and (y) will be deemed a “Non-Qualifying Transaction”);
     (4) the stockholders of the Company approve a plan of liquidation or dissolution or a sale of all of substantially all of the Company’s assets on a consolidated basis; or
     (5) the Company has entered into a definitive agreement, the consummation of which would result in the occurrence of any of the events described in clauses (1) through (4) above.
     4.15 No Rights Agreement. The Company shall not enter into any poison pill agreement, stockholders’ rights plan or similar agreement that shall limit an Anchor Investor’s rights to acquire up to 25% of the Voting Securities.
     4.16 Avoidance of Control. Neither the Company, the Bank, nor any Company Subsidiary shall take any action (including any merger, recapitalization, reorganization, or redemption or repurchase of any equity securities (including any Common Stock and including any securities or rights, options or warrants to purchase Common Stock or equity securities, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock or equity securities)) that would cause (or that would reasonably be expected to result in a material risk of causing) an Anchor Investor’s and its Affiliates’, or any other Person’s, ownership of voting securities of the Company to increase above 24.9% or to increase to an amount that would constitute “control” of the Company within the meaning of HOLA and the OTS’s implementing rules and regulations promulgated thereunder. In the event that any of the Company, the Bank, or any Company Subsidiary breaches its obligations under this Section 4.16, or enters into a transaction, contemplates entering into a transaction, or otherwise believes that it will or is likely to breach its obligations under this Section 4.16, it shall promptly notify the other parties hereto and shall cooperate in good faith with such parties to make arrangements or take any other action, in each case, as determined by the Anchor Investors.
     4.17 Most Favored Nation; Other Private Placements.
     (a) From the date hereof through the Closing Date, neither the Company, the Bank, nor any other Company Subsidiary shall enter into any additional agreements, or modify any existing agreements, including any agreements with future investors in the Company, the Bank, or any other Company Subsidiary (including the Additional Agreements), that have the effect of establishing rights or otherwise benefiting an investor in the Company, the Bank, or any Company Subsidiary in a manner more favorable in any respect to such investor than the rights and benefits established in favor of the Anchor Investors in this Agreement, unless, in any such case, each Anchor Investor will be given a copy of such additional or modified agreement and is offered the opportunity to receive such rights and benefits of such additional or modified agreement within 20 days of the execution of such additional or modified agreement. Such Anchor Investor shall notify the Company in writing, within 20 days after the date it receives a copy of such additional or modified agreement, of its election to receive the rights and benefits set forth therein. For the avoidance of doubt, the Anchor Investors will receive a copy of each additional or modified agreement (including each Additional Agreement) agreed to with one or more other such investors. Without limiting the foregoing, the Company shall not offer any investors in the Other Private Placements, terms more favorable, in form or substance, than those granted to the Anchor Investors in this Agreement, unless the Anchor Investors have consented thereto in writing, and provided, further, that if any agreement with any Investors in the Other Private Placements contains indemnity provisions comparable to those in Section 4.7 of this Agreement, such other indemnity provisions shall expressly provide that no claims may be made thereunder by the Investors or related persons entitled thereto, unless (i) the Lead Anchor Investors have asserted a claim under the comparable indemnity provisions set forth in Section 4.7 of this Agreement and (ii) such claims (including the type and amount of recovery sought by such claim) are the same claims as the Lead Anchor Investor claim with recovery to be shared ratably.

     (b) The Company shall provide the Anchor Investors with copies of any and all written documents the Company or its representatives prepare for the purposes of the Other Private Placements, and shall cooperate with the Anchor Investors to incorporate the Anchor Investors’ reasonable comments to such documents provided on a timely basis prior to furnishing such documents to the potential participants in such Other Private Placements. Without limiting the foregoing, the Company shall ensure that the Additional Agreements include the same terms as those set forth in Section 3.1(b). The Company shall keep the Anchor Investors apprised of the status of the Other Private Placements.
     4.18 Transfer Taxes. On the Closing Date, all stock transfer or other similar taxes which are required to be paid in connection with the sale and transfer of the Securities to be sold to the Anchor Investors hereunder will be, or will have been, fully paid or provided for by the Company, and all Laws imposing such taxes will be or will have been complied with.
     4.19 Corporate Opportunities. Each of the parties hereto acknowledges that each Anchor Investor and its Affiliates and related investment funds may review the business plans and related proprietary information of any enterprise, including enterprises which may have products or services which compete directly or indirectly with those of the Company and the Company Subsidiaries, and may trade in the securities of such enterprise. None of the Anchor Investor, any of their respective Affiliates or related investment funds shall be precluded or in any way restricted from investing or participating in any particular enterprise, or trading in the securities thereof whether or not such enterprise has products or services that compete with those of the Company and the Company Subsidiaries. The parties expressly acknowledge and agree that: (a) the Anchor Investors, the Board Representatives, the Board Observers and Affiliates of the Anchor Investors have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Company and the Company Subsidiaries; and (b) in the event that the Anchor Investors, the Board Representatives, the Board Observers or any Affiliate of the Anchor Investors acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of the Company Subsidiaries, such Anchor Investor, Board Representative, Board Observer or Affiliate of an Anchor Investor shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of the Company Subsidiaries, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of the Company Subsidiaries or the other Investors or stockholders of the Company for breach of any duty (contractual or otherwise) by reason of the fact that the Anchor Investor, any Affiliate thereof or related investment fund thereof, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company.
ARTICLE V
TERMINATION
     5.1 Termination. This Agreement may be terminated prior to the Closing:
     (a) by mutual written agreement of the Company and each Lead Anchor Investor;
     (b) by (i) the Company, upon written notice to the other parties, in the event that the Closing does not occur on or before February 28, 2011 or (ii) any Lead Anchor Investor (with respect to such Lead Anchor Investor), upon written notice to the other parties, in the event that the Closing does not occur on or before January 31, 2011; provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
     (c) by the Company or any Anchor Investor (with respect to such Anchor Investor), upon written notice to the other parties, in the event that any Governmental Entity shall have issued any Order or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such Order or other action shall have become final and nonappealable;

     (d) by any Lead Anchor Investor (with respect to such Lead Anchor Investor), upon written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 1.2(b) would not be satisfied;
     (e) by any Anchor Investor (with respect to such Anchor Investor), upon written notice to the Company, if such Anchor Investor, any of its Affiliates, or the Company receives written notice from the OTS that the OTS will not grant (or intends to rescind or revoke if previously granted) any of the terminations referred to in Section 1.2(b)(1)(C);
     (f) by any Lead Anchor Investor (with respect to such Lead Anchor Investor), upon written notice to the Company, if (i) such Lead Anchor Investor, any of its Affiliates, or the Company receives written notice from the OTS or the FDIC, as applicable, or (ii) the OTS or the FDIC, as applicable, takes any action indicating, in each case, that such Governmental Entity will not grant (or intends to rescind or revoke if previously granted) any of the approvals, determinations, or terminations (x) referred to in Section 1.2(b)(2)(F) or (y) required to consummate the acquisition of Legent Clearing pursuant to the Legent Purchase Agreement; or
     (g) by the Duques Anchor Investor (with respect to the Duques Anchor Investor), upon written notice to the Company, in the event of any termination of this Agreement by a Lead Anchor Investor pursuant to this Section 5.1.
     5.2 Notice of Termination. The Company shall give the other parties notice of any notice given, or action taken, pursuant to Section 5.1.
     5.3 Effects of Termination. In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than Section 3.2(b), this Section 5.3 and Article VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for intentional breach of this Agreement or for fraud.
ARTICLE VI
MISCELLANEOUS
     6.1 Survival.
     (a) Each of the representations and warranties set forth in this Agreement, other than those set forth in Sections 2.2(a), (b), (c), (d), (e), (i), and (n), shall survive the Closing under this Agreement but only for a period of two years following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect, including in respect of Section 4.7.
     (b) Each of the representations and warranties set forth in Section 2.2(i) shall survive the Closing under this Agreement until 60 days after the expiration of the statute of limitations applicable to the matters referred to therein (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect, including in respect of Section 4.7.
     (c) Each of the representations and warranties set forth in Sections 2.2(a), (b), (c), (d), (e), and (n), shall survive the Closing under this Agreement indefinitely.
     (d) Each of the covenants and agreements set forth in this Agreement shall survive the Closing under this Agreement in accordance with their respective terms.

     6.2 Expenses. Each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; except that the Company shall bear, and upon request by the Anchor Investors, reimburse the Anchor Investors for, all reasonable out-of-pocket expenses incurred by the Anchor Investors and their Affiliates in connection with due diligence, the negotiation and preparation of this Agreement and undertaking of the transactions contemplated pursuant to this Agreement (including reasonable fees and expenses of attorneys and accounting and financial advisers, any filing fees incurred by or on behalf of the Anchor Investors or its Affiliates in connection with the transactions contemplated pursuant to this Agreement and other expenses previously approved by the Company).
     6.3 Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     6.4 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other electronic means (such as a .pdf file) and such facsimiles or other means will be deemed as sufficient as if actual signature pages had been delivered.
     6.5 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.7 shall be deemed effective service of process on such party.
     6.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     6.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
(a)	If to the Oak Hill Anchor Investor:

Oak Hill Capital Partners III, L.P. Oak Hill Capital Management Partners III, L.P. 201 Main Street, Suite 1620

Fort Worth, TX 76102 Attn: Corporate Counsel Fax: (817) 339-7350

with a copy to (which copy alone shall not constitute notice):

Oak Hill Capital Management, LLC 65 East 55th Street, 32nd Floor New York, NY 10022 Attention: John R. Monsky, Esq. Telephone: (212) 527-8490 Fax: (212) 527-8450

and a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017-3954 Attn: Lee A. Meyerson Telephone: (212) 455-3675 Fax: (212) 455-2502

(b)	If to the Lovell Minnick Anchor Investor:

Lovell Minnick Partners LLC 2141 Rosecrans Ave., Suite 5150 El Segundo, CA 90245 Attn: John D. Cochran and Jennings J. Newcom Telephone: (310) 414-6160 Fax: (310) 607-9942

with a copy to (which copy alone shall not constitute notice):

Kirkland & Ellis LLP 300 N. LaSalle Chicago, IL 60654 Attn: Edwin S. del Hierro, P.C. Matthew J. Richards Telephone: (312) 862-3222 Fax: (312) 862-2200

(c)	If to the Legent Group:

Legent Group, LLC c/o Henry C. Duques 712 North Casey Key Rd. Osprey, FL 34229 Telephone: (941) 966-5915 Fax: (941) 966-0718

with a copy to (which copy alone shall not constitute notice):

Najmy Thompson, P.L. Attn: Joseph L. Najmy, Esq. 6320 Venture Drive, Suite 104 Lakewood Ranch, FL 34202
Telephone: (941) 907-3999 Fax: (941) 907-8999

(d)	If to Duques:

Henry C. Duques 712 North Casey Key Rd. Osprey, FL 34229 Telephone: (941) 966-5915 Fax: (941) 966-0718

with a copy to (which copy alone shall not constitute notice):

Najmy Thompson, P.L. Attn: Joseph L. Najmy, Esq. 6320 Venture Drive, Suite 104 Lakewood Ranch, FL 34202 Telephone: (941) 907-3999 Fax: (941) 907-8999

(e)	If to the Company:

United Western Bancorp, Inc. 700 Seventeenth Street Suite 2100 Denver, Colorado 80202 Attn: Michael J. McCloskey Telephone: (303) 595-9898 Fax: (303) 390-0952

with a copy to (which copy alone shall not constitute notice):

Greenberg Traurig, LLP 1200 17th Street Suite 2400 Denver, Colorado 80202 Attn: Marc J. Musyl Brian H. Blaney Telephone: (303) 572-6500 Fax: (303) 572-6540
     6.8 Entire Agreement; Assignment.
     (a) This Agreement (including the Exhibits, Schedules and Disclosure Letters hereto) and any other agreements executed on the date hereof by the parties hereto constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof; and
     (b) this Agreement will not be assignable by operation of Law or otherwise (any attempted assignment in contravention hereof being null and void); provided that each Anchor Investor may assign its rights and obligations under this Agreement to any Affiliate, but only if the assignee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such assignee shall be included in the term “Anchor Investor”); provided, further, that no such assignment shall relieve any Anchor Investor of its obligations hereunder.

     6.9 Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, disclosure letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, disclosure letter and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:
     (a) the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise;
     (b) the word “or” is not exclusive;
     (c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;
     (d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;
     (e) “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or in the State of Colorado generally are authorized or required by Law or other governmental action to close;
     (f) “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;
     (g) to the “knowledge of the Company” or “Company’s knowledge” means the actual knowledge after due inquiry of the “officers” (as such term is defined in Rule 3b-2 under the Exchange Act, but excluding any Vice President or Secretary) of the Company;
     (h) a person shall be deemed to “Beneficially Own” any securities of which such person is considered to be a “Beneficial Owner” under Rule 13d-3 under the Exchange Act;
     (i) “Voting Securities” means at any time shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors; and
     (j) to the “transactions contemplated by this Agreement” include the transactions provided for in this Agreement, including the Investment and the Other Private Placements.
     6.10 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.
     6.11 Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     6.12 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit right or remedies, except that the provisions of Sections 4.7 and 4.9 shall inure to the benefit of the persons referred to in that section.
     6.13 Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.
     6.14 Certain Adjustments. If the representations and warranties set forth in Section 2.2(b) are not true and correct in all respects as of the Closing Date, the number of shares of Common Stock shall be, at the Anchor Investors’ option, proportionately adjusted to provide the Anchor Investors with the same economic effect as contemplated by this Agreement in the absence of such failure to be true and correct.
     6.15 Public Announcements. Subject to each party’s disclosure obligations imposed by Law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor the Anchor Investors will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.
     6.16 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms, and that money damages or other legal remedies would not be an adequate remedy for any such non-performance. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, without the requirement to post any bond or other security in connection therewith, this being in addition to any other remedies to which they are entitled at law or equity.
     6.17 No Recourse; Limitation on Liability.
     (a) Each party hereto covenants, agrees and acknowledges that no person other than the Anchor Investors have obligations hereunder and that no person shall have any remedy, recourse or right of recovery against, or contribution from, any Anchor Investor Related Party, whether through any Anchor Investor or otherwise, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of any Anchor Investor against any Anchor Investor Related Party, or otherwise. The term “Anchor Investor Related Party” means (i) any Affiliate of an Anchor Investor, (ii) any former, current or future general or limited partners, members, managers, stockholders, holders of any equity, partnership or limited liability company interest, officers, directors, employees, agents, controlling persons, or assignees of an Anchor Investor or any of its Affiliates, or (iii) any former, current or future general or limited partners, members, managers, stockholders, holders of any equity, partnership or limited liability company interest, officers, directors, employees, agents, controlling persons, assignees, or Affiliates of any of the foregoing.
     (b) The Company agrees that, whether or not this Agreement is terminated, to the extent it has incurred Losses or damages in connection with this Agreement, (a) the maximum liability of any Anchor Investor shall be limited to such Anchor Investor’s portion of the Purchase Price and (b) no Anchor Investor shall be liable for any special, indirect, exemplary, consequential or punitive damages in connection with this Agreement.
     6.18 Independent Nature of Anchor Investors’ Obligations and Rights. The obligations of each Anchor Investor under this Agreement are several and not joint with the obligations of any other Anchor Investor, and no Anchor Investor shall be responsible in any way for the performance of the obligations of any other Anchor Investor under this Agreement. The decision of each Anchor Investor (other than those Anchor Investors that are Affiliates of each other) to purchase the Securities pursuant to this Agreement has been made by such Anchor Investor independently of any other non-Affiliated Anchor Investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, which may have been made or given by any other non-Affiliated Anchor Investor or by any agent or employee of any other non- Affiliated Anchor Investor, and no Anchor Investor and any of its agents or employees shall have any liability to any other Anchor Investor (or any other person) relating to or arising from any such information, materials, statement or opinions. Nothing contained in this Agreement, and no action taken by any Anchor Investor pursuant hereto, shall be deemed to constitute the Anchor Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Anchor Investors are in any way acting in concert or as a group, and the Company will not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement. Each Anchor Investor (other than those that are Affiliates of such Anchor Investor) confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors and no other non-Affiliated Anchor Investor has acted as agent for such Anchor Investor in connection with making its investment hereunder and that no non-Affiliated Anchor Investor will be acting as agent of such Anchor Investor (and its Affiliates) in connection with monitoring its investment in the Securities or enforcing its rights under this Agreement. Each Anchor Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Anchor Investor to be joined as an additional party in any proceeding for such purpose. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and an Anchor Investor, solely, and not between the Company and the Anchor Investors collectively and not between and among the Anchor Investors.
[Signature page follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

UNITED WESTERN BANCORP, INC.

By: Name:	/s/ Guy A. Gibson Guy A. Gibson
Title:	Chairman of the Board

OAK HILL CAPITAL PARTNERS III, L.P.

By:	OHCP GenPar III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, Ltd., its general partner

By: Name:	/s/ John Monsky John Monsky
Title:	Officer

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.

By:	OHCP GenPar III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, Ltd., its general partner

By: Name:	/s/ John Monsky John Monsky
Title:	Officer
[Signature Page to Investment Agreement]

LOVELL MINNICK EQUITY PARTNERS III LP

By:	Lovell Minnick Equity Advisors III LP
Its:	General Partner

By:	Fund III UGP LLC
Its:	General Partner

By:	Lovell Minnick Partners LLC
Its:	Managing Member

By:	/s/ John Cochran II

Name:	John Cochran II
Title:	Principal

LOVELL MINNICK EQUITY PARTNERS III-A LP

By:	Lovell Minnick Equity Advisors III LP
Its:	General Partner

By:	Fund III UGP LLC
Its:	General Partner

By:	Lovell Minnick Partners LLC
Its:	Managing Member

By:	/s/ John Cochran II

Name:	John Cochran II
Title:	Principal

LEGENT GROUP, LLC

By:	/s/ Henry C. Duques

Name:	Henry C. Duques
Title:	President

HENRY C. DUQUES

/s/ Henry C. Duques

[Signature Page to Investment Agreement]

EXHIBIT A
Form of Warrant Agreement
Exhibit A-1

     THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF OCTOBER 28, 2010, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.
WARRANT
to purchase
[     ]
Shares of Common Stock of
UNITED WESTERN BANCORP, INC.
a Colorado corporation

No.	Issue Date:
     1. Definitions. When used herein the following terms shall have the meanings indicated.
     “Affiliate” has the meaning set forth in Section 6.9(a) of the Investment Agreement.
     “Anchor Investors” has the meaning set forth in the preamble of the Investment Agreement.
     “Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Company and one by the Warrantholder (or if there is more than one Warrantholder, a majority in interest of Warrantholders), shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers or, if such first two appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal of the subject matter to be appraised. The decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive on the Company and the Warrantholder; otherwise, the average of all three determinations shall be binding and conclusive on the Company and the Warrantholder. The costs of conducting any Appraisal Procedure shall be borne by the Warrantholder requesting such Appraisal Procedure, except (A) the fees and expenses of the appraiser appointed by the Company and any other costs incurred by the Company shall be borne by the Company and (B) if such Appraisal Procedure shall result in a determination that is disparate by 5% or more from the Company’s initial determination, all costs of conducting such Appraisal Procedure shall be borne by the Company.
     “Beneficially Own” or “Beneficial Owner” has the meaning set forth in Section 6.9(h) of the Investment Agreement.

     “Board of Directors” has the meaning set forth in Section 2.2(a)(1) of the Investment Agreement.
     “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders.
     “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or in the State of Colorado generally are authorized or required by law or other governmental actions to close.
     “Capital Stock” means (A) with respect to any person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such person and (B) with respect to any person that is not a corporation or company, any and all partnership or other equity interests of such person.
     “Common Stock” has the meaning set forth in Section 2.
     “Common Stock Issuance” has the meaning set forth in Section 12(B).
     “Company” has the meaning set forth in the preamble of the Investment Agreement.
     “Company Subsidiary” has the meaning set forth in Section 2.2(a)(2) of the Investment Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
     “Exercise Price” means $0.40; provided, that such amount shall be reduced by $0.05 on each three-month anniversary of the date of this Warrant if the Stockholder Approvals shall not have been obtained prior to such anniversary, up to a maximum reduction of $0.30; and provided, further, that the foregoing shall be subject to adjustment as set forth herein.
     “Expiration Time” has the meaning set forth in Section 3.
     “Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith. If the Warrantholder does not accept the Board of Director’s calculation of fair market value and the Warrantholder and the Company are unable to agree on fair market value, the Appraisal Procedure shall be used to determine Fair Market Value.
     “Fundamental Change” means the occurrence of one of the following:
     (i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate Beneficial Owner of common equity of the Company representing more than 50% of the voting power of the outstanding Common Stock;
     (ii) consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole, to any person other than one of the Company’s Subsidiaries, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that Beneficially Owned, directly or indirectly, voting shares of the Company immediately prior to such transaction Beneficially Own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction; or
     (iii) the Company’s stockholders approve and adopt a plan of liquidation or dissolution of the Company.

2

     “Governmental Entities” has the meaning set forth in Section 1.2(b)(1)(A) of the Investment Agreement.
     “Group” means a group as contemplated by Section 13(d)(3) of the Exchange Act.
     “HOLA” means the Home Owners’ Loan Act, as amended, or any successor statute.
     “Investment Agreement” means the Investment Agreement, dated as of October 28, 2010, as may be amended from time to time, between the Company and the Anchor Investors.
     “Market Price” means, with respect to a particular security, on any given day, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, (A) the closing sale price for such day reported by The Nasdaq Global Market if such security is traded over-the-counter and quoted in The Nasdaq Global Market, or (B) if such security is so traded, but not so quoted, the average of the closing reported bid and ask prices of such security as reported by The Nasdaq Global Market or any comparable system, or (C) if such security is not listed on The Nasdaq Global Market or any comparable system, the average of the closing bid and ask prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors.
     “Ordinary Cash Dividends” means a regular quarterly cash dividend out of surplus or net profits legally available therefor (determined in accordance with generally accepted accounting principles, consistently applied) and consistent with past practice.
     “Per Share Fair Market Value” has the meaning set forth in Section 12(C).
     “Permitted Transactions” has the meaning set forth in Section 12(B).
     “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.
     “Preferred Stock” has the meaning set forth in Section 14.
     “Preliminary Fundamental Change” means, with respect to the Company, (A) the execution of a definitive agreement for a transaction or (B) the recommendation that stockholders tender in response to a tender or exchange offer, in the case of both (A) and (B), that could reasonably be expected to result in a Fundamental Change upon consummation.
     “Pro Rata Repurchases” means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder, or (B) pursuant to any other offer available to substantially all holders of Common Stock, in the case of both (A) and (B), whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a Company Subsidiary), or any combination thereof, effected while this Warrant is outstanding; provided, however, that “Pro Rata Repurchase” shall not include any purchase of shares by the Company or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

3

     “SEC” means the U.S. Securities and Exchange Commission.
     “Securities” has the meaning set forth in the recitals of the Investment Agreement.
     “Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
     “Shares” has the meaning set forth in Section 2.
     “Stockholder Approvals” means all stockholder approvals necessary to approve a reverse stock split to decrease the number of shares of Common Stock outstanding, and if necessary, amend the Amended and Restated Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the exercise of this Warrant for the Shares.
     “Subsidiary” has the meaning set forth in Section 2.2(a)(2) of the Investment Agreement.
     “Underlying Security Price” has the meaning set forth in Annex 1.
     “Voting Securities” has the meaning set forth in the HOLA and any rules or regulations promulgated thereunder.
     “Warrantholder” has the meaning set forth in Section 2.
     “Warrant” means this Warrant issued pursuant to the Investment Agreement.
     2. Number of Shares; Exercise Price. This Warrant certifies that, for value received, [NAME OF HOLDER], its affiliates or its permitted assigns (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole or in part, [•] fully paid and nonassessable shares of common stock, $0.0001 par value per share, of the Company (the “Common Stock”), at a purchase price per share of Common Stock equal to the Exercise Price. The number of shares of Common Stock (the “Shares”) and the Exercise Price are subject to adjustment as provided herein, and all references to “Common Stock”, “Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments including, without limitation, any such adjustment necessary to reflect a reverse stock split approved pursuant to the Stockholder Approvals.
     3. Exercise of Warrant; Term. Subject to the terms and conditions hereof, specifically Section 2, to the extent permitted by applicable laws and regulations, the right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time after the execution and delivery of this Warrant by the Company on the date hereof, but in no event later than 5:00 p.m., New York City time, on the tenth anniversary of the date of issuance of the Warrant (the “Expiration Time”), by (A) the surrender of this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder, at the offices of United Western Bancorp, Inc., 700 17th Street, Suite 2100, Denver, Colorado 80202 (or such other office or agency of the Company in the United States as the Company may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and (B) payment of the Exercise Price for the Shares thereby purchased at the election of the Warrantholder in one of the following manners:
     (i) by tendering in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company; or
     (ii) by having the Company withhold, from the shares of Common Stock that would otherwise be delivered to the Warrantholder upon such exercise, shares of Common Stock issuable upon exercise of this Warrant equal in value to the aggregate Exercise Price as to which this Warrant is so exercised, based on the Market Price of the Common Stock on the trading day immediately prior to the date on which this Warrant is

4

exercised and the Notice of Exercise is delivered to the Company pursuant to this Section 3.
     If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Company, within a reasonable time, and in any event not exceeding three business days, a new warrant in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares issuable pursuant to this Warrant and the number of Shares as to which this Warrant is so exercised. Notwithstanding anything in this Warrant to the contrary, the Warrantholder hereby acknowledges and agrees that its exercise of this Warrant for the Shares is subject to the following conditions and limitations:
          (A) this Warrant shall only be exercisable if the Company shall have first received the Stockholder Approvals; and
          (B) a Warrantholder shall not be entitled to exercise this Warrant for a number of Shares that would cause such Warrantholder and its Affiliates, collectively, to be deemed to own, control or have the power to vote, for purposes of the HOLA and any rules or regulations promulgated thereunder, 25% or more of any class of Voting Securities of the Company outstanding at such time.
     4. Issuance of Shares; Authorization; Listing. Certificates for Shares issued upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate and will be delivered to such named person or persons within a reasonable time, not to exceed three business days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. The Company hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will, upon receipt of the Stockholder Approvals, be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Shares so issued will be deemed to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date. Subject to receipt of the Stockholder Approvals, the Company will at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Stock issuable upon exercise of this Warrant. The Company will (A) procure, at its sole expense, the listing of the Shares and other securities issuable upon exercise of this Warrant, subject to issuance or notice of issuance, on all stock exchanges on which the Common Stock is then listed or traded and (B) maintain the listing of such Shares at all times after issuance. The Company will use its reasonable best efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares are listed or traded. Before taking any action which would cause an adjustment pursuant to Section 12 to reduce the Exercise Price below the then par value (if any) of the Common Stock, the Company shall take any and all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at the Exercise Price as so adjusted.
     5. No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price of the Common Stock on the last trading day preceding the date of exercise less the pro-rated Exercise Price for such fractional share.
     6. No Rights as Stockholders; Transfer Books. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the date of exercise hereof. The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

5

     7. Charges, Taxes and Expenses. Issuance of certificates for Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.
     8. Transfer/Assignment.
          (A) Subject to compliance with clause (B) of this Section 8, without obtaining the consent of the Company to assign or transfer this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 3, and delivery of the form of assignment annexed hereto, duly completed and executed. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Company.
          (B) Notwithstanding the foregoing, this Warrant and any rights hereunder, and any Shares issued upon exercise of this Warrant, shall be subject to the applicable restrictions as set forth in Section 4.2 of the Investment Agreement.
          (C) If and for so long as required by the Investment Agreement, this Warrant shall contain a legend as set forth in Section 4.4 of the Investment Agreement.
     9. Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Shares. The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company referred to in Section 3, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.
     10. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.
     11. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.
     12. Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that if more than one subsection of this Section 12 is applicable to a single event the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 12 so as to result in duplication; provided, further, that notwithstanding any provision of this Warrant to the contrary, any adjustment to the number of shares for which this Warrant is then exercisable shall be made to the extent (and only to the extent) that such adjustment would not cause or result in any Warrantholder and its Affiliates, collectively, being deemed to own, control or have the power to vote, for purposes of the HOLA and any rules or regulations promulgated thereunder, Voting Securities which (assuming, for this purpose only, full conversion and/or exercise of all such Warrantholder’s securities) would represent 25% or more of any class of Voting Securities outstanding at such time. Any adjustment (or portion thereof) prohibited pursuant to the foregoing proviso shall be

6

postponed and implemented on the first date on which such implementation would not result in the condition described in such proviso.
          (A) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares (including by means of a reverse stock split), the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as applicable with respect to the dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.
          (B) Certain Issuances of Common Shares or Convertible Securities. If the Company shall issue shares of Common Stock (or rights or warrants or other securities exercisable or convertible into or exchangeable for shares of Common Stock) (collectively, “convertible securities”, and, such transaction, a “Common Stock Issuance”), other than in Permitted Transactions (as defined below) or a transaction to which subsection (A) of this Section 12 is applicable, without consideration or at a consideration per share of Common Stock (or having a conversion price per share of Common Stock) that is less than the then applicable Exercise Price, then the Exercise Price in effect immediately prior to each such Common Stock Issuance shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to such Common Stock Issuance by a fraction, (x) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such Common Stock Issuance plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of such additional shares of Common Stock so issued or sold would purchase at the Exercise Price in effect immediately prior to such Common Stock Issuance, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Common Stock Issuance. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the Common Stock Issuance giving rise to this adjustment, by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.
For purposes of the foregoing, the aggregate consideration receivable by the Company in connection with a Common Stock Issuance shall be deemed to be equal to the sum of the net offering price (including the Fair Market Value of any non-cash consideration and before deduction of any related expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such convertible securities into shares of Common Stock; the number of shares of Common Stock outstanding after a Common Stock Issuance which consists, in whole or in part, of convertible securities, shall include the aggregate maximum number of shares of Common Stock deliverable upon exercise, conversion or exchange of such convertible securities, provided that upon any change in the number of shares of Common Stock deliverable upon exercise, conversion or exchange of such convertible securities (excluding changes resulting from the anti-dilution provisions thereof to the extent comparable to the anti-dilution provisions contained herein) the Exercise Price and number of shares issuable upon exercise of this Warrant as then in effect shall thereupon be readjusted to such Exercise Price and number of shares as would have been obtained had such changed exercise, conversion or exchange terms been in effect at the original issuance of such convertible securities; and “Permitted Transactions” shall mean issuances (i) as consideration for the acquisition of businesses and/or related assets at Fair

7

Market Value, (ii) in connection with employee benefit plans and compensation related arrangements, in each case, in the ordinary course and consistent with past practice and approved by the Board of Directors, (iii) in connection with a public or broadly marketed offering and sale of Common Stock or convertible securities for cash conducted by the Company or its affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital raising transactions by comparable financial institutions and (iv) in connection with the exercise of preemptive rights pursuant to the Investment Agreement. Any adjustment made pursuant to this Section 12(B) shall become effective immediately upon the date of such issuance.
          (C) Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding Ordinary Cash Dividends, dividends of shares of its Common Stock and other dividends or distributions referred to in Section 12(A)), in each such case, the Exercise Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (x) the Market Price of the Common Stock on the last trading day preceding the first date on which the Common Stock trades regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading without the right to receive such distribution, minus the amount of cash and/or the Fair Market Value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock (such amount and/or Fair Market Value, the “Per Share Fair Market Value”) divided by (y) such Market Price on such date specified in clause (x); such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the distribution giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the case of adjustment for a cash dividend that is, or is coincident with, a regular quarterly cash dividend, the Per Share Fair Market Value shall be reduced by the per share amount of the portion of the cash dividend that would constitute an Ordinary Cash Dividend. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.
          (D) Certain Repurchases of Common Stock. In case the Company effects a Pro Rata Repurchase of Common Stock, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (ii) the Market Price per share of Common Stock on the trading day immediately preceding the first public announcement of such Pro Rata Repurchase. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 13(D).
          (E) Business Combinations. Subject to Section 13 of this Warrant, in case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock

8

referred to in Section 12(A)), the Warrantholder’s right to receive Shares upon exercise of this Warrant shall be converted into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) which the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Warrantholder’s right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant following the consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right to make a similar election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder will receive upon exercise of this Warrant.
          (F) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 12 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 12 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.
          (G) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 12 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.
          (H) Other Events. For so long as the Warrantholder holds this Warrant or any portion thereof, if any event occurs as to which the provisions of this Section 12 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors of the Company, fairly and adequately protect the purchase rights of the Warrants in accordance with the essential intent and principles of such provisions, then the Board of Directors after consultation with the Warrantholder shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such purchase rights as aforesaid.
          (I) Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in this Section 12, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which this Warrant shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Warrantholder at the address appearing in the Company’s records.

9

          (J) Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 12 (but only if the action of the type described in this Section 12 would result in an adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Warrantholders, by first-class mail at their addresses appearing in the Company’s records, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.
          (K) No Impairment. The Company will not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.
          (L) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 12, the Company shall take any action which may be necessary, including obtaining regulatory, NASDAQ or other applicable national securities exchanges or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 12.
          (M) Adjustment Rules. Any adjustments pursuant to this Section 12 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.
          (N) Other Transactions. Notwithstanding anything to the contrary herein, for the avoidance of doubt, the Exercise Price and the number of Shares issuable upon exercise of this Warrant shall not be subject to adjustment pursuant to this Section 12 as a result of the consummation of the Investment and the Other Private Placements (both as defined in the Investment Agreement), in each case, at a price per share of Common Stock equal to $0.40.
     13. Fundamental Change. Upon the occurrence of a Preliminary Fundamental Change or Fundamental Change, and by delivering written notice thereof to the Company, the Warrantholder may cause the Company to purchase this Warrant, in whole or in part, at the higher of (i) the Fair Market Value of the Warrant and (ii) a valuation based on a computation of the option value of the Warrant using Black-Scholes calculation methods and making the assumptions described in the Black-Scholes methodology described in Annex 1. Payment by the Company to the Warrantholder of such purchase price shall be due upon the occurrence of the Fundamental Change, subject to the mechanics described in the last paragraph of Annex 1. At the election of the Company, all or any portion of such purchase price may be paid in cash or shares of Common Stock valued at the Market Price of a share of Common Stock as of (A) the last trading day prior to the date on which this payment occurs or (B) the first date of the announcement of such Preliminary Fundamental Change or Fundamental Change (whichever is less), so long as such payment does not cause either (i) the Company to fail to comply with applicable NASDAQ requirements or the requirements of any other Governmental Entities or (ii) the Warrantholder being deemed to own, control or have the power to vote, for purposes of the HOLA and the rules and regulations promulgated thereunder, 25% or more of any class of Voting Securities of the Company outstanding at such time or otherwise be in violation of the ownership limitations under the HOLA or any other federal banking laws or regulations

10

promulgated thereunder. To the extent that a payment in shares of Common Stock would cause the Company to fail to comply with NASDAQ requirements or the requirements of any Governmental Entities or result in the Warrantholder to be in violation of such limitations, once the maximum number of shares of Common Stock that would not result in the contravention of such limitations has been paid, the remainder of such purchase price may be paid, at the option of the Company and provided the issuance of securities would not cause the Warrantholder to be in violation of such limitations, in the form of cash or equity securities of the Company having a Fair Market Value on a fully-distributed basis equal to the value (determined as provided above) of the shares of Common Stock that would have been issued to the Warrantholder in the absence of the limitations described in this sentence. The Company agrees that it will not take any action resulting in a Preliminary Fundamental Change or Fundamental Change in the absence of definitive documentation providing for such election right of the Warrantholder pursuant to this Section 13. Following a Preliminary Fundamental Change, the Warrantholder shall not be restricted from engaging in any hedging or derivative program reasonably necessary in the opinion of the Warrantholder to secure the option value of this Warrant so adjusted. For the avoidance of doubt, it is understood and agreed that (i) the reference to “equity securities” in this Section 13 includes preferred stock, and (ii) if the Company were to elect to issue preferred stock in satisfaction of its obligations under this Section 13, it may do so by delivering to the Warrantholder depositary shares having rights, preferences and privileges identical to such preferred; provided, however, that unless otherwise agreed in writing by the Warrantholder, the Company may deliver depositary shares as provided in this sentence only if the voting rights of a holder of a single depositary share for such new series of preferred stock shall be substantially identical to the voting rights of a holder of a single share of such preferred stock.
     14. Exchange for Preferred Stock. At any time after the six-month anniversary of the date of this Warrant and prior to the receipt of the Stockholder Approvals, the Warrantholder may cause the Company to exchange this Warrant for a number of shares of preferred stock, $0.0001 par value, of the Company with the terms set forth on Annex 2 and with such other terms acceptable to the Anchor Investors (the “Preferred Stock”) equal to the quotient of (i) the value of this Warrant based on the higher of (A) the Fair Market Value of the Warrant and (B) a computation of the option value of the Warrant using the Black-Scholes calculation methods and making the assumptions described in the Black-Scholes methodology described in Annex 1 and (ii) the lower of (A) $100,000 or (B) the Fair Market Value of a share of Preferred Stock, provided, that the Company shall pay cash to the Warrantholder in lieu of any fractional shares of Preferred Stock. The Company will at all times reserve and keep available, out of its authorized preferred stock, a sufficient number of shares of preferred stock for the purpose of providing for the exchange of this Warrant for shares of Preferred Stock. It is understood and agreed that, in lieu of delivery of shares of Preferred Stock pursuant to this Section 14, the Company may deliver depositary shares for shares of a new series of preferred stock having rights, preferences and privileges identical to the Preferred Stock; provided, however, that unless otherwise agreed in writing by the Warrantholder, the Company may deliver depositary shares as provided in this sentence only if the voting rights of a holder of a single depositary share for such new series of preferred stock shall be substantially identical to the voting rights of a holder of a single share of Preferred Stock. Notwithstanding any provision of this Section 14 to the contrary, this Warrant shall not be exchangeable by the Warrantholder for shares of Preferred Stock to the extent that such delivery would cause or result in the Warrantholder and its Affiliates to be deemed to own, control or have the power to vote, for purposes of the HOLA and the rules and regulations promulgated thereunder, Voting Securities which (assuming, for this purpose only, full conversion and/or exercise of all such securities) would represent 25% or more of any class of Voting Securities of the Company outstanding at such time or otherwise be in violation of the ownership limitations under the HOLA or any other federal banking laws or regulations promulgated thereunder.
     15. Rule 144 Information. The Company covenants that it will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Warrantholder, make publicly available such information as necessary to permit sales pursuant to Rule 144 or Regulation S under the Securities Act), and it will use reasonable best efforts to take such further action as any Warrantholder may reasonably request, in each case to the extent required from time to time to enable such holder to sell the Warrants without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule

11

144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (B) any successor rule or regulation hereafter adopted by the SEC. Upon the written request of any Warrantholder, the Company will deliver to such Warrantholder a written statement that it has complied with such requirements.
     16. Governing Law. This Warrant shall be binding upon any successors or assigns of the Company. This Warrant will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the Company and the Warrantholder hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Warrant and the transactions contemplated hereby. Each of the Company and the Warranholder hereby irrevocably and unconditionally consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that each may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on the Company and/or the Warrantholder anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each of the Company and the Warrantholder agrees that service of process on such party as provided in Section 19 shall be deemed effective service of process on such party.
     17. Attorneys’ Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder as the holder of this Warrant relating hereto, the prevailing party shall be entitled to reasonable attorneys’ fees and expenses incurred in enforcing this Warrant.
     18. Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Warrantholder.
     19. Notices. All notices hereunder shall be in writing and shall be effective (A) on the day on which delivered if delivered personally or transmitted by telecopy or facsimile, upon confirmation of receipt, (B) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (C) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, or (C) five business days after the date on which the same is deposited, postage prepaid, in the U.S. mail, sent by certified or registered mail, return receipt requested, and addressed to the party to be notified at the address indicated below for the Company, or at the address for the Warrantholder set forth in the registry maintained by the Company pursuant to Section 9, or at such other address and/or telecopy or telex number and/or to the attention of such other person as the Company or the Warrantholder may designate by ten-day advance written notice.
If to the Company, to:
United Western Bancorp, Inc.
700 Seventeenth Street
Suite 2100
Denver, Colorado 80202
Attn: Michael J. McCloskey
Telephone: (303) 595-9898
Fax: (303) 390-0952
with a copy to (which copy alone shall not constitute notice):
Greenberg Traurig, LLP
1200 17th Street
Suite 2400
Denver, Colorado 80202
Attn: Marc J. Musyl
          Brian H. Blaney
Telephone: (303) 572-6500
Fax: (303) 572-6540

12

     20. Prohibited Actions. The Company agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price if the total number of shares of Common Stock issuable after such action upon exercise of this Warrant, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by its articles of organization.
     21. Entire Agreement. This Warrant and the exhibits and attachments hereto, and the Investment Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.
     22. Captions. The section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Warrant and will not be deemed to limit or otherwise affect any of the provisions hereof.
[Remainder of page intentionally left blank]

13

     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.
Dated:

UNITED WESTERN BANCORP, INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

[Signature Page to Warrant]

[Form Of Notice Of Exercise]
Date: ______________

TO:	[_________________]

United Western Bancorp, Inc.

RE:	Election to Subscribe for and Purchase Common Stock
     The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of the Common Stock set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock in the manner set forth below. A new warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name set forth below. If the new warrant is being transferred, an opinion of counsel is attached hereto with respect to the transfer of such warrant.
Number of Shares of Common Stock:                                                             .
Method of Payment of Exercise Price (note if cashless exercise pursuant to Section 3(ii) of the Warrant):

Name and Address of Person to be Issued New Warrant:

Holder:
By:
Name:
Title:

[Form of Notice of Exercise]

[Form of Assignment To Be Executed If Warrantholder
Desires To Transfer Warrants Evidenced Hereby]
     FOR VALUE RECEIVED _____________________________________ hereby sells, assigns and transfers unto

(Please print name)	(Please insert social security or other identifying number)

Address

City, including zip code
the Warrants represented by the within Warrant Certificate and does hereby irrevocably constitute and appoint ________________ as attorney to transfer said Warrant Certificate on the books of the Company with full power of substitution in the premises.

Signature

(Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate and must bear a signature guarantee by a bank, trust company or member broker of the New York, Midwest or Pacific Stock Exchange)
Signature Guaranteed

[Form of Assignment]

ANNEX 1
Black-Scholes Assumptions
For the purpose of this Annex 1:
     “Acquiror” means (A) the third party that has entered into a definitive document for a transaction, or (B) the offeror in the event of a tender or exchange offer, which could reasonably result in a Fundamental Change upon consummation.

Underlying Security Price:	• In the event of a merger or acquisition, (A) in the event of an “all cash” deal, the cash per share offered to the Company’s stockholders by the Acquiror; (B) in the event of an “all stock” deal, (1) in the event of a fixed exchange ratio transaction, the product of (i) the average of the Market Price of the Acquiror’s common stock for the ten trading day period ending on the day preceding the date of the Preliminary Fundamental Change and (ii) the number of Acquiror’s shares being offered for one share of Common Stock and (2) in the event of a fixed value transaction, the value offered by the Acquiror for one share of Common Stock; (C) in the event of a transaction contemplating various forms of consideration for each share of Common Stock, the cash portion, if any, shall be valued as clause (A) above and the stock portion shall be valued as clause (B) above and any other forms of consideration shall be valued by the Board of Directors of the Company in good faith, without applying any discounts to such consideration.

• In the event of all other Fundamental Change events, the average of the Market Price of the Common Stock for the five trading day period beginning on the date of the Preliminary Fundamental Change.

• In the event of an exchange for Preferred Stock pursuant to Section 14 of the Warrant, the average of the Market Price of the Common Stock for the five trading day period ending on the trading day prior to the date on which this Warrant and the Notice of Exercise are delivered to the Company.

Exercise Price:	The Exercise Price as adjusted and then in effect for the Warrant.

Dividend Rate:	The Company’s annualized dividend yield as of (i) the date of the Preliminary Fundamental Change in the event of a Fundamental Change or (ii) the trading day prior to the date on which this Warrant and the Notice of Exercise are delivered to the Company in the event of an exchange for convertible Preferred Stock (the “Reference Date”).

Interest Rate:	The applicable U.S. 5-year treasury note risk free rate as of the Reference Date.

Model Type:	Black-Scholes

Exercise Type:	American

Put or Call:	Call

Trade Date:	The Reference Date

Expiration Date:	Expiration Time

Settle Date:	The Reference Date

Exercise Delay:	0

Volatility:	The average daily volatility over the previous six months for the Common Stock as listed by Bloomberg L.P., as of the Reference Date
     Such valuation of the Warrant based on the Black-Scholes methodology shall not be discounted in any way. If the Warrantholder disputes such Black-Scholes valuation pursuant to this Annex 1 as calculated by the Company, the Company and the Warrantholder will choose a mutually-agreeable firm to compute the valuation of the Warrant using the guidelines above, and such valuation shall be final. The fees and expenses of such firm shall be borne equally by the Company and the Warrantholder.
     The Company covenants that it will not close a Fundamental Change transaction or otherwise facilitate the closing of a tender or exchange offer as referenced above until giving the Warrantholder at least five business days to sell or distribute the Common Stock to be received in an exchange and will cooperate with the Warrantholder to ensure that there is an effective registration statement available to facilitate such a sale during such five business day period or an effective opportunity is provided in the case of a tender or exchange offer as referenced above to tender such shares in to the offer.

ANNEX 2
Terms of the Preferred Stock

Security type:	Convertible participating voting perpetual preferred stock.

Liquidation Preference:	$100,000 per preferred share together with all accrued but unpaid dividends.

Conversion:	Each share of Preferred Stock will automatically convert (T+3) into Common Stock upon the approval of the Stockholder Proposals (and any other required approvals). Each share converts into Common Stock initially at a conversion price equal to the applicable Exercise Price at the time of issuance. The conversion price will be subject to anti-dilution protections, adjusting based on certain customary events, including as a result of stock splits, certain other distributions or repurchases of Common Stock, issuances of Common Stock or convertible securities below the then-applicable Exercise Price and business combinations.

Dividends:	The Preferred Stock will participate in any dividends paid to the holders of Common Stock, on an as-converted basis. In addition to the dividends payable pursuant to the prior sentence, the Preferred Stock will accrue cumulative cash dividends at an annual rate on the liquidation preference equal to 15%.

Dividends on the Preferred Stock will accrue and be payable in cash quarterly and will be cumulative from each scheduled payment date, whether or not actually declared.

The Company may not pay dividends on Common Stock or any other class of securities junior to the Preferred Stock unless full dividends are paid on the Preferred Stock. If full dividends are not paid on the Preferred Stock, then any dividends declared on parity stock must be declared pro rata to the amount declared on the Preferred Stock.

Reorganization Events:	Upon the Company’s effecting a merger, consolidation, similar business combination, sale of all or substantially all of its assets, or reclassification or exchange of its Common Stock, the Preferred Stock shall remain outstanding but each share shall become immediately convertible, at the option of the holder at any time within 120 days following the consummation of such event, into the kind and amount of securities, cash and other property receivable in such event by the holders of Common Stock in an amount equal to the greater of (i) the amount that would be receivable by a holder of the number of shares of Common Stock into which each share of Preferred Stock would be convertible immediately prior to such event, assuming the receipt of all required shareholder and other approvals for such conversion and (ii) the liquidation preference (including in both clause (i) and (ii), all accrued but unpaid dividends).

Voting Rights:	The Preferred Stock will vote on an as-converted basis with all other voting securities, including the Common Stock, as a single class on all matters submitted to a vote of Common Stockholders. Additionally, the approval of the holders of a majority of the Preferred Stock, voting as a separate class, will be required with respect to the following matters:
•	charter amendments (including those effected through a merger) adversely affecting the rights, preferences or privileges of the Preferred Stock;

•	creation of any series of senior equity securities;

•	voluntary liquidation, dissolution or winding up of the Company; and

•	consummation of a share exchange, reclassification, merger or consolidation, unless the terms of such transaction comply with the requirements summarized under “Reorganization Events” above.

No Repurchase of Junior Securities:	For so long as the Preferred Stock remains outstanding, the Company shall not redeem, repurchase or acquire any junior equity securities, subject to customary exceptions.

EXHIBIT B
2010 Equity Incentive Plan
Exhibit B-1

UNITED WESTERN BANCORP, INC.
2010 EQUITY INCENTIVE PLAN

UNITED WESTERN BANCORP, INC.
2010 EQUITY INCENTIVE PLAN
ARTICLE I
INTRODUCTION
     1.1 Establishment. United Western Bancorp, Inc., a Colorado corporation, hereby establishes the United Western Bancorp, Inc. 2010 Equity Incentive Plan for certain key employees of the Company and certain directors and consultants to the Company; however, no Award shall vest or otherwise be exercisable until the Plan is approved by the stockholders of the Plan Sponsor. The Plan permits the grant of incentive stock options within the meaning of Code § 422, non-qualified stock options, restricted stock awards, stock appreciation rights, stock bonuses, restricted stock units and other stock grants to certain key employees of the Company and to certain directors and consultants to the Company.
     1.2 Purposes. The purposes of the Plan are to provide those who are selected for participation in the Plan with added incentives to continue in the long-term service of the Company and to create in such persons a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in shareholder value, so that the income of those participating in the Plan is more closely aligned with the income of the Company’s shareholders. The Plan is also designed to provide a financial incentive that will help the Company attract, retain and motivate the most qualified employees, directors, and consultants.
ARTICLE II
DEFINITIONS
     2.1 “Affiliated Corporation” means any corporation or other entity that is affiliated with the Plan Sponsor through stock ownership or otherwise, provided, however, that for purposes of Incentive Options granted pursuant to the Plan, an “Affiliated Corporation” means any parent or subsidiary of the Plan Sponsor as defined in Code § 424.
     2.2 “Award” means an Option, a Restricted Stock Award, a Stock Appreciation Right, a Restricted Stock Unit, or grants of Stock issued under the Plan.
     2.3 “Board” means the Board of Directors of the Plan Sponsor.
     2.4 “Cause” shall have the meaning assigned to it by the Participant’s employment agreement, if the Company has entered into an employment agreement with the Participant; otherwise termination for “Cause” shall mean the Committee’s determination that any one or more of the following has occurred: (i) the willful and continued failure by a Participant to substantially perform his or her duties (other than any such failure resulting from the Participant’s Disability, death or retirement), after a written demand for substantial performance is delivered by the Committee to the Participant that specifically identifies the manner in which the Committee believes that the Participant has not substantially performed his or her duties, and the Participant has failed to remedy the situation within 30 calendar days of receiving such notice or (ii) a

United Western Bancorp, Inc. 2010 Equity Incentive Plan	1

Participant’s conviction for committing an act of fraud, embezzlement, theft or another act constituting a felony or a crime involving moral turpitude or (iii) substantial dependence or addiction to any drug illegally taken or to alcohol that is in either event materially and demonstrably injurious to the Company or (iv) the engaging by a Participant in gross misconduct materially and demonstrably injurious to the Company. No act or failure to act on a Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Cause shall be determined by the Committee in its sole discretion pursuant to the exercise of good faith and reasonable judgment.
     2.5 “Change in Control” shall have the meaning assigned to it in a Participant’s Award.
     2.6 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
     2.7 “Committee” means a committee established under Article X of the Plan which is empowered to take actions with respect to the administration of the Plan.
     2.8 “Company” means the Plan Sponsor and the Affiliated Corporations.
     2.9 “Disabled” or “Disability” shall have the meaning given to such terms in Code § 22(e)(3).
     2.10 “Effective Date” means the effective date of the Plan which is                                         . The adoption of the Plan by the Board is subject to approval and ratification by the shareholders of the Plan Sponsor within 12 months of the effective date. Awards granted under the Plan prior to the approval of the Plan by the shareholders of the Plan Sponsor shall be subject to approval of the Plan by the shareholders of the Plan Sponsor.
     2.11 “Eligible Employees” means the employees (including, without limitation, officers and directors who are also employees) of the Company who are selected for participation in the Plan. For purposes of the Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under Code § 3401.
     2.12 “Eligible Individuals” means those consultants to the Company and directors of the Company who are selected by the Committee for participation in the Plan.
     2.13 “Fair Market Value” means the closing price, on the NASDAQ National Market System, the principal stock exchange or other market on which the Stock is traded, on the trading day preceding the grant date. If the price of the Stock is not reported on any securities exchange or national market system, the Fair Market Value of the Stock on a particular date shall be as determined by the Committee in good faith by applying any reasonable valuation method permitted under Code § 409A to determine fair market value in accordance with Code § 409A.
     2.14 “Incentive Option” means an Option designated as an incentive stock option and granted in accordance with Code § 422.
     2.15 “Non-Qualified Option” means any Option other than an Incentive Option.

United Western Bancorp, Inc. 2010 Equity Incentive Plan	2

     2.16 “Option” means a right to purchase Stock at a stated or formula price for a specified period of time. Options granted under the Plan shall be either Incentive Options or Non-Qualified Options.
     2.17 “Option Certificate” shall have the meaning given to it in Section 4.3.
     2.18 “Option Holder” means a Participant who has been granted one or more Options under the Plan.
     2.19 “Option Period” shall have the meaning given to it in Section 4.3(c).
     2.20 “Option Price” means the price at which each Share subject to an Option may be purchased, determined in accordance with Section 4.3(b).
     2.21 “Participant” means an Eligible Employee or Eligible Individual designated by the Committee during the term of the Plan to receive one or more Awards under the Plan.
     2.22 “Plan” means the United Western Bancorp, Inc. 2010 Equity Incentive Plan.
     2.23 “Plan Sponsor” means United Western Bancorp, Inc. and any successor thereto.
     2.24 “Restricted Stock Award” means Stock granted to a Participant that is subject to certain restrictions.
     2.25 “Restricted Stock Award Certificate” shall have the meaning given to it in Section 5.2.
     2.26 “Restricted Stock Unit” means a hypothetical interest in the value of one Share, denominated in United States dollars, or a hypothetical Share.
     2.27 “RSU Certificate” shall have the meaning given to it in Section 6.2.
     2.28 “RSU Holder” means a Participant who has been granted one or more RSUs under the Plan. The term “RSU Holder” also includes the beneficiary of a deceased Participant.
     2.29 “RSUs” means Restricted Stock Units.
     2.30 “SAR Certificate” shall have the meaning given to it in Section 7.3.
     2.31 “SAR Holder” means a Participant who has been granted one or more SARs under the Plan.
     2.32 “SAR Period” shall have the meaning given to it in Section 7.3(c).
     2.33 “SARs” means Stock Appreciation Rights.

United Western Bancorp, Inc. 2010 Equity Incentive Plan	3

     2.34 “Section” or “Subsection” means a reference to a section or subsection of the Plan, unless another reference specifically applies.
     2.35 “Share” means a share of Stock.
     2.36 “Shareholders Agreement” shall have the meaning given to it in Section 12.4.
     2.37 “Stock” means the common stock of the Plan Sponsor and any stock issued or issuable subsequent to the Effective Date in substitution for the common stock.
     2.38 “Stock Appreciation Right” means the right, granted by the Committee pursuant to the Plan, to receive a payment equal to the increase in the Fair Market Value of a Share subsequent to the grant of such right.
     2.39 “Stock Bonus” means either an outright grant of Stock or a grant of Stock subject to and conditioned upon certain employment or performance related goals.
ARTICLE III
PARTICIPATION AND LIMIT ON AWARDS
     3.1 Participation. The Committee shall select the Eligible Employees and Eligible Individuals who are Participants in the Plan. The Committee shall select the Eligible Employees who, in the judgment of the Committee, are performing, or during the term of their incentive arrangement will perform, vital services in the management, operation and development of the Company, and significantly contribute, or are expected to significantly contribute, to the achievement of long-term corporate economic objectives. The Committee shall select the Eligible Individuals from the non-employee consultants and directors for the Company who are performing services important to the operation and growth of the Company. Participants may be granted from time to time one or more Awards.
     3.2 Limit on Awards. No Participant shall receive Awards for any calendar year that would provide Shares in excess of 20,000,000 Shares to the Participant, and the maximum number of Shares subject to Awards for all Participants that may be granted in any calendar year shall not exceed 80,000,000 Shares.
ARTICLE IV
OPTIONS
     4.1 Grant of Options. A Participant may be granted one or more Options. Options shall be granted as of the date specified in the Option Certificate. The Committee in its sole discretion shall designate whether an Option is an Incentive Option or a Non-Qualified Option. Only Non-Qualified Options may be granted to Eligible Individuals. The Committee may grant both an Incentive Option and a Non-Qualified Option to an Eligible Employee at the same time or at different times. Incentive Options and Non-Qualified Options, whether granted at the same time or at different times, shall be

United Western Bancorp, Inc. 2010 Equity Incentive Plan	4

deemed to have been awarded in separate grants and shall be clearly identified. In no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of Shares for which any other Option may be exercised. The grant of each Option shall be separately approved by the Committee, and the receipt of one Option shall not result in automatic receipt of any other Option. Upon determination by the Committee to grant an Option to a Participant, the Committee shall give the Participant an Option Certificate.
     4.2 Restrictions on Incentive Options.
(a)	Initial Exercise. The aggregate Fair Market Value of the Shares with respect to which Incentive Options are exercisable for the first time by an Option Holder in any calendar year, under the Plan and any other plan of the Company, shall not exceed $100,000. For this purpose, the Fair Market Value of the Shares shall be determined as of the date of grant of the Option. To the extent the Option Holder holds two or more Options which become exercisable for the first time in the same calendar year, the $100,000 limitation shall be applied on the basis of the order in which the Options are granted. Any Option or portion thereof that exceeds the $100,000 limit shall be treated as a Non-Qualified Option, but only to the extent of such excess.

(b)	Ten Percent Stockholders. Incentive Options granted to an Option Holder who is the holder of record of 10% or more of the outstanding Stock of the Plan Sponsor shall have an Option Price equal to 110% of the Fair Market Value of the Shares on the date of grant of the Option and the Option Period for any such Option shall not exceed five years.

(c)	No Award of Incentive Options shall be granted after the 10th year anniversary of the Effective Date.
     4.3 Stock Option Certificates. Each Option granted under the Plan shall be evidenced by a written or electronic certificate (an “Option Certificate”). An Option Certificate shall be issued by the Plan Sponsor in the name of the Option Holder and in such form as may be approved by the Committee. The Option Certificate shall incorporate and conform to the conditions in the Plan as well as any other terms and conditions that are not inconsistent as the Committee may consider appropriate. In the event of any inconsistency between the provisions of the Plan and any Option Certificate, the provisions of the Plan shall govern.
(a)	Number of Shares. Each Option Certificate shall state that it covers a specified number of Shares, as determined by the Committee.

(b)	Price. The price at which each Share covered by an Option may be purchased shall be determined in each case by the Committee and set forth in the Option Certificate, and shall not be less than 100% of the Fair Market Value of the Stock on the date the Option is granted.

United Western Bancorp, Inc. 2010 Equity Incentive Plan	5

(c)	Duration of Options. Each Option Certificate shall state the period of time, determined by the Committee, within which the Option may be exercised by the Option Holder (the “Option Period”). The Option Period must end not more than ten years from the date the Option is granted. If the Option Certificate does not specify the Option Period, the Option Period will end ten years from the date the Option is granted.

(d)	Restrictions on Exercise. The Option Certificate shall also set forth any restrictions on Option exercise during the Option Period, if any, as may be determined by the Committee. Each Option shall become exercisable (vest) over such period of time, if any, or upon such events, as determined by the Committee. The Option Certificate shall specify the period of time over which the Option becomes exercisable.

(e)	Termination of Services, Death, or Disability. The Committee may specify in the Option Certificate the period, if any, after which an Option may be exercised following termination of the Option Holder’s services. If the Option Certificate does not specify the period of time following termination of service during which Options may be exercised, the time periods in this Subsection shall apply. Once an Option is granted, the Committee may not change the time period during which an Option may be exercised following termination of the Option Holder’s services, unless such a change would not cause additional taxes to be imposed pursuant to Code § 409A.
(i)	Termination for Cause. If the services of the Option Holder are terminated within the Option Period for Cause, as determined by the Company, the Option shall thereafter be void for all purposes.

(ii)	Disability. If the Option Holder becomes Disabled and terminates services, the Option may be exercised by the Option Holder within one year following the Option Holder’s termination of services on account of Disability (provided that such exercise must occur within the Option Period), but not thereafter. The Option may be exercised only to the extent the Option had become exercisable on or before the date of the Option Holder’s termination of services because of Disability.

(iii)	Death. If the Option Holder dies during the Option Period while still performing services for the Company or within the one year period referred to in (ii) above or the three-month period referred to in (iv) below, the Option may be exercised by those entitled to do so under the Option Holder’s will or by the laws of descent and distribution within one year following the Option Holder’s death, (provided that such exercise must occur within the Option Period), but not thereafter. The Option may be exercised only to the extent the Option had become exercisable on or before the date of the Option Holder’s termination of services because of the Option Holder’s death.

United Western Bancorp, Inc. 2010 Equity Incentive Plan	6

(iv)	Termination for Reasons Other than Cause, Disability or Death. If the Option Holder is no longer employed by the Company or performing services for the Company for any reason other than Cause, Disability or the Option Holder’s death, the Option may be exercised by the Option Holder within three months following the date of termination (provided that the exercise must occur within the Option Period), but not thereafter. The Option may be exercised only to the extent the Option had become exercisable on or before the date of the Option Holder’s termination of services.
     4.4 Transferability. Each Option shall not be transferable by the Option Holder except by will or pursuant to the laws of descent and distribution. Each Option is exercisable during the Option Holder’s lifetime only by him or her, or in the event of Disability or incapacity, by his or her guardian or legal representative. The Committee may, however, provide at the time of grant or thereafter that the Option Holder may transfer a Non-Qualified Option to a member of the Option Holder’s immediate family, a trust of which members of the Option Holder’s immediate family are the only beneficiaries, or a partnership of which members of the Option Holder’s immediate family or trusts for the sole benefit of the Option Holder’s immediate family are the only partners. Immediate family means the Option Holder’s spouse, issue (by birth or adoption), parents, grandparents, and siblings (including half brothers and sisters and adopted siblings). During the Option Holder’s lifetime the Option Holder may not transfer an Incentive Option under any circumstances.
     4.5 Manner of Exercise. The method for exercising each Option granted hereunder shall be by delivery to the Plan Sponsor of (1) written notice specifying the number of Shares with respect to which such Option is exercised, (2) payment in full of the exercise price and any liability the Company may have for withholding of federal, state or local income or other taxes incurred by reason of the exercise of the Option, and (3) representation meeting the requirements of Section 12.1 if requested by the Plan Sponsor. The purchase of such Shares shall take place at the principal offices of the Plan Sponsor within thirty days following delivery of such notice, at which time the Option Price of the Shares shall be paid in full. If the Option Price is paid by means of a broker’s loan transaction, in whole or in part, the closing of the purchase of the Stock under the Option shall take place (and the Option shall be treated as exercised) on the date on which, and only if, the sale of Stock upon which the broker’s loan was based has been closed and settled, unless the Option Holder makes an irrevocable written election, at the time of exercise of the Option, to have the exercise treated as fully effective for all purposes upon receipt of the Option Price by the Plan Sponsor regardless of whether or not the sale of the Stock by the broker is closed and settled. A properly executed certificate or certificates representing the Shares shall be delivered to the Option Holder upon payment. If Options on less than all shares evidenced by an Option Certificate are exercised, the Plan Sponsor shall deliver a new Option Certificate evidencing the Option on the remaining shares upon delivery of the Option Certificate for the Option being exercised.
     4.6 Payment of the Exercise Price. The exercise price shall be paid by any of the following methods or any combination of the following methods at the election of the Option Holder, or by any other method approved by the Committee upon the request of the Option Holder:

United Western Bancorp, Inc. 2010 Equity Incentive Plan	7

(a)	in cash.

(b)	by certified check, cashier’s check or other check acceptable to the Plan Sponsor, payable to the order of the Plan Sponsor.

(c)	by delivery to the Plan Sponsor of certificates representing the number of Shares then owned by the Option Holder, the Fair Market Value of which equals the purchase price of the Stock purchased pursuant to the Option, properly endorsed for transfer to the Plan Sponsor. No Option may be exercised by delivery to the Plan Sponsor of certificates representing Stock, unless such Stock has been held by the Option Holder for more than six months. The Fair Market Value of any Shares delivered in payment of the purchase price upon exercise of the Option under the Plan shall be the Fair Market Value as of the exercise date. The exercise date shall be the day of delivery of the certificates for the Stock used as payment of the Option Price.

(d)	by delivery to the Plan Sponsor of a properly executed notice of exercise together with irrevocable instructions to a broker to deliver to the Plan Sponsor promptly the amount of the proceeds of the sale of all or a portion of the Stock or of a loan from the broker to the Option Holder required to pay the Option Price.
     4.7 Withholding Requirement. The Plan Sponsor’s obligations to deliver Shares upon the exercise of any Option shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and other tax withholding requirements.
(a)	Non-Qualified Options. Upon exercise of an Option, the Option Holder shall make appropriate arrangements with the Company to provide for the amount of additional withholding required by Code §§ 3102 and 3402 and applicable state income tax laws, including payment of such taxes through delivery of Shares or by withholding Stock to be issued under the Option.

(b)	Incentive Options. If an Option Holder makes a disposition (as defined in Code § 424(c)) of any Stock acquired pursuant to the exercise of an Incentive Option prior to the expiration of two years from the date on which the Incentive Option was granted or prior to the expiration of one year from the date on which the Option was exercised, the Option Holder shall send written notice to the Company at the Company’s principal place of business of the date of such disposition, the number of shares disposed of, the amount of proceeds received from such disposition and any other information relating to such disposition as the Company may reasonably request. The Option Holder shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding, if any, required by Code §§ 3102 and 3402 and applicable state income tax laws.
     4.8 Withholding With Stock. The Committee may, in its sole discretion, grant the Participant an election to pay all such amounts of tax withholding, or any part thereof, by electing to

United Western Bancorp, Inc. 2010 Equity Incentive Plan	8

transfer to the Plan Sponsor, or to have the Plan Sponsor withhold from shares otherwise issuable to the Participant, Shares having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant. All elections shall be subject to the approval or disapproval of the Committee. The value of Shares to be withheld shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined (the “Tax Date”). Any such elections by Participants to have Shares withheld for this purpose will be subject to the following restrictions:
          (a) All elections must be made prior to the Tax Date.
          (b) All elections shall be irrevocable.
          (c) If the Participant is an officer or director of the Plan Sponsor within the meaning of Section 16 of the 1934 Act (“Section 16”), the Participant must satisfy the requirements of such Section 16 and any applicable Rules thereunder with respect to the use of Stock to satisfy such tax withholding obligation.
     4.9 Shareholder Privileges. No Option Holder shall have any rights as a shareholder with respect to any Shares covered by an Option until the Option Holder becomes the holder of record of such Stock, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Option Holder becomes the holder of record of such Stock, except as provided in the Plan.
     4.10 Change in Control.
(a)	Unless otherwise determined by the Committee (either at the time an Option is granted or by subsequent action), the Options shall not be subject to accelerated vesting at the time of a Change in Control.

(b)	Upon the consummation of a Change in Control, all outstanding Options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction, or except to the extent the Committee determines (either at the time an Option is granted or by subsequent action) that any outstanding Options (whether or not then exercisable) shall be canceled in exchange for a cash payment equal to the product of (i) the excess, if any, of the per Share consideration paid in the Change in Control minus the per Share exercise price of such Options and (ii) the total number of Shares subject to such Options; provided further, that any outstanding Options with a per Share exercise price that is greater than the per Share consideration paid in the Change in Control shall automatically terminate without payment on the closing of such Change in Control.

(c)	Each Option which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been

United Western Bancorp, Inc. 2010 Equity Incentive Plan	9

issuable to the Option Holder in consummation of such Change in Control, had the Option been exercised immediately prior to the Change in Control. Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan following the consummation of the Change in Control and (ii) the exercise price payable per share under each outstanding Option, provided the aggregate exercise price payable for such securities shall remain the same. To the extent the actual holders of the Company’s outstanding Stock receive cash consideration for their Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption of the outstanding options under this Plan, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per Share in such Change in Control.

(d)	The Committee shall have the discretion, exercisable either at the time the Option is granted or at any time while the Option remains outstanding, to structure one or more Options so that those Options shall automatically accelerate and vest in full upon the occurrence of a Change in Control, whether or not those Options are to be assumed in the Change in Control or otherwise continued in effect.

(e)	The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable $100,000 limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such Option shall be exercisable as a Non-Qualified Option under the federal tax laws.
ARTICLE V
RESTRICTED STOCK
     5.1 Persons Eligible. The Committee, in its sole discretion, may grant a Participant one or more Restricted Stock Awards consisting of Shares. The number of Shares granted as a Restricted Stock Award shall be determined by the Committee.
     5.2 Terms of Award. The Committee shall determine at the time of the grant of a Restricted Stock Award any other terms that will apply to the Restricted Stock Award. Each Restricted Stock Award granted under the Plan shall be evidenced by a written restricted stock certificate (a “Restricted Stock Award Certificate”). A Restricted Stock Award Certificate shall be issued by the Plan Sponsor in the name of the Participant and in such form as may be approved by the Committee. The Restricted Stock Award Certificate shall incorporate and conform to the conditions in the Plan as well as any other terms and conditions that are not inconsistent as the Committee may consider appropriate. In the event of any inconsistency between the provisions of the Plan and any Restricted Stock Award Certificate, the provisions of the Plan shall govern.
(a)	Number of Shares of Restricted Stock. Each Restricted Stock Award Certificate shall state that it covers a specified number of Shares, as determined by the Committee.

United Western Bancorp, Inc. 2010 Equity Incentive Plan	10

(b)	Restrictions. The Restricted Stock Award Certificate shall set forth the vesting restrictions as may be determined by the Committee. Each Share of Restricted Stock shall vest over such period of time, if any, or upon such events, as determined by the Committee. The Restricted Stock Award Certificate shall state the vesting restrictions.

(c)	Termination of Services, Death, or Disability. Unless the Restricted Stock Award Certificate provides otherwise, if a Participant terminates service for any reason, including death or Disability, the remaining unvested Award at the date of termination shall be forfeited and shall be immediately returned to the Company.
     5.3 Privileges of a Stockholder, Transferability. Subject to the terms of the Restricted Stock Award Certificate, a Participant shall have all voting, dividend, liquidation and other rights with respect to Stock held pursuant to the Restricted Stock Award Certificate upon the Participant’s becoming the holder of record of such Stock, except that the Participant may not have the right to sell, encumber, or otherwise transfer such Stock until the restrictions lapse.
     5.4 Enforcement of Restrictions. The Committee shall cause a legend to be placed on the Stock certificates issued pursuant to each Restricted Stock Award referring to the restrictions of this Article and, in addition, may in its sole discretion require one or more of the following methods of enforcing the restrictions of this Article:
(a)	Requiring the Participant to keep the Stock certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect; or

(b)	Requiring that the Stock certificates, duly endorsed, be held in the custody of a third party while the restrictions remain in effect.
Any new, substituted, or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested Restricted Stock Award by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the Stock as a class without the Company’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable under the Participant’s Restricted Stock Award Certificate and (ii) such escrow arrangements as the Committee shall deem appropriate.
     5.5 Withholding Requirement. Upon satisfaction of all restrictions under a Restricted Stock Award Certificate, the Participant is subject to and shall be required to pay to the Company all taxes required to be withheld, all government mandated social benefit contributions, and any other payments required to be withheld which are applicable to the Participant.
     5.6 Change in Control. Unless otherwise determined by the Committee (either at the time a Restricted Stock Award is granted or by subsequent action), Restricted Stock Awards shall not be subject to accelerated vesting at the time of a Change in Control. Upon the consummation of a

United Western Bancorp, Inc. 2010 Equity Incentive Plan	11

Change in Control, any Restricted Stock Award as to which the period for which services are required or other restrictions have not been satisfied (or waived or accelerated) shall be forfeited, and all Shares related thereto shall be immediately returned to the Company, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.
     The Committee shall have the discretion, exercisable either at the time the Restricted Stock Award is granted or at any time while the Restricted Stock Award remains outstanding, to structure one or more Restricted Stock Awards so that those Restricted Stock Awards shall automatically accelerate and vest in full upon the occurrence of a Change in Control, whether or not those Restricted Stock Awards are to be assumed in the Change in Control or otherwise continued in effect.
ARTICLE VI
RESTRICTED STOCK UNITS
     6.1 Grant of RSUs. A Participant may be granted one or more Restricted Stock Units as determined by the Committee. Restricted Stock Units shall be granted as of the date specified in the RSU Certificate. RSUs granted may be 100% vested on the date the Award is granted, or they may be subject to a vesting schedule. Each Award shall be separately approved by the Committee, and the receipt of one Award shall not result in automatic receipt of any other Award. Upon determination by the Committee to grant Restricted Stock Units to a Participant, the Company, by action of the Committee, shall give the Participant an RSU Certificate.
     6.2 RSU Certificates. Each Award granted under the Plan shall be evidenced by a written or electronic restricted stock unit certificate (an “RSU Certificate”). An RSU Certificate shall be issued by the Plan Sponsor in the name of the Participant to whom the Award is granted and in such form as may be approved by the Committee. The RSU Certificate shall incorporate and conform to the conditions in the Plan as well as any other terms and conditions that are not inconsistent as the Committee may consider appropriate.
(a)	Number of RSUs. Each RSU Certificate shall state that it covers a specified number of RSUs, as determined by the Committee.

(b)	Restrictions. The RSU Certificate shall set forth the vesting restrictions as may be determined by the Committee. Each RSU shall vest over such period of time, if any, or upon such events, as determined by the Committee, in a manner that does not cause adverse tax consequences under Code § 409A.

(c)	Termination of Services, Death, or Disability. Unless the RSU Certificate provides otherwise, if a Participant terminates service for any reason, including death or Disability, the remaining unvested Award at the date of termination shall be forfeited and shall be immediately returned to the Company.

United Western Bancorp, Inc. 2010 Equity Incentive Plan	12

     6.3 Non-Transferability of RSUs. No RSU shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of an RSU Holder’s death, an RSU Holder’s RSUs shall be automatically transferred to the RSU Holder’s beneficiary designated in accordance with Section 6.4, or if the RSU Holder did not designate a beneficiary, or if no beneficiary survives the RSU Holder, the RSU Holder’s legal representatives, heirs or legatees.
     6.4 Designation of Beneficiary. Each RSU Holder may designate one or more beneficiaries (who may be designated contingently or successively) to whom the RSU payment is payable in the event of the RSU Holder’s death. Each designation will automatically revoke any prior designations by the same RSU Holder. The beneficiary designation shall be in writing on a form prescribed by the Committee. Any beneficiary designation will be effective as of the date on which the written designation is received by the Committee during the lifetime of the RSU Holder. If the RSU Holder does not designate a beneficiary, or if a beneficiary does not survive the RSU Holder, the cash payment (or the portion of the cash payment attributable to a deceased beneficiary) shall be payable to the RSU Holder’s estate.
     6.5 Redemption of RSUs. As of the date an RSU is vested, the Company shall redeem the RSU. In no event shall the redemption of RSUs granted under one RSU Certificate affect the redemption of any RSUs under the same RSU Certificate or any other RSU Certificate or affect the number of RSUs which may be redeemed. Following redemption of all RSUs granted under an RSU Certificate, the RSU Certificate shall be terminated.
(a)	Amount of RSU Payment. If the RSU Certificate specifies that payment of the RSU shall be made in cash, the Plan Sponsor (or the Affiliated Corporation utilizing the services of the RSU Holder) shall make a cash payment for each RSU equal to the Fair Market Value of a Share on the date the RSU is vested, less any withholdings (as determined under Section 6.7). If the RSU Certificate specifies that payment of the RSU shall be made in Shares, the Plan Sponsor (or the Affiliated Corporation utilizing the services of the RSU Holder) shall deliver one Share for each RSU to the RSU Holder, less any withholdings (as determined under Section 6.7). The Plan Sponsor has the right to reduce any payment due under the Plan by any amounts owed by the RSU Holder to the Company. The amount of any cash payment shall be calculated and paid in United States dollars.

(b)	Timing of Payment. Unless the RSU Certificate provides otherwise, the Plan Sponsor (or the Affiliated Corporation utilizing the services of the RSU Holder) shall make any cash payment in a single sum payment as soon as administratively practicable (in accordance with procedures established by the Committee) after the receipt by the Plan Sponsor of all representations requested by the Committee pursuant to Section 12.1, but in no event later than the 15th day of the third month following the end of the calendar year in which the RSU vests. Unless the RSU Certificate provides otherwise, the Plan Sponsor (or the Affiliated Corporation utilizing the services of the RSU Holder) shall deliver any Stock payment as soon as

United Western Bancorp, Inc. 2010 Equity Incentive Plan	13

administratively practicable (in accordance with procedures established by the Committee) after the receipt by the Plan Sponsor of all representations requested by the Committee pursuant to Article XI, but in no event later than the 15th day of the third month following the end of the calendar year in which the RSU vests.

(c)	Cancellation of RSUs Redeemed. Upon redemption of an RSU, the RSU Holder no longer has any rights to any increase in value of the RSU, and the Participant’s RSUs which were redeemed are canceled.
     6.6 Cancellation of RSUs Upon Termination of Service.
(a)	Termination of Services for Any Reason. If an RSU Holder voluntarily terminates service or is terminated involuntarily from service for any reason other than death (including retirement or disability), all unvested RSUs shall be forfeited.

(b)	Definition of Termination of Services. Termination of services occurs as of the first day on which the RSU Holder is no longer performing services for the Company or any entity related to the Company. Whether an RSU Holder has terminated service shall be determined by the Committee in its sole discretion.
     6.7 Withholding Requirement. All payments under the Plan are subject to withholding of all taxes, government mandated social benefit contributions, or other payments required to be withheld which are applicable to the RSU Holder.
     6.8 No Equity Holder Privileges. No RSU Holder shall have any privileges as an equity holder with respect to any RSUs.
     6.9 Change in Control. Unless otherwise determined by the Committee (either at the time a RSU is granted or by subsequent action that does not cause adverse tax consequences under Code § 409A), RSUs shall not be subject to accelerated vesting at the time of a Change in Control. Upon the consummation of a Change in Control, any RSU as to which the period for which services are required or other restrictions have not been satisfied (or waived or accelerated) shall be forfeited, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.
     The Committee shall have the discretion at the time the RSU is granted (or at any time the RSU remains outstanding, if the action subsequent to the grant date does not cause adverse tax consequences under Code § 409A) to structure one or more RSUs so that those RSUs shall automatically accelerate and vest in full upon the occurrence of a Change in Control, whether or not those RSUs are to be assumed in the Change in Control or otherwise continued in effect.

United Western Bancorp, Inc. 2010 Equity Incentive Plan	14

ARTICLE VII
STOCK APPRECIATION RIGHTS
     7.1 Persons Eligible. The Committee, in its sole discretion, may grant a Participant one or more Stock Appreciation Rights.
     7.2 Types of Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights that are settled in cash under the Plan, or Stock Appreciation Rights that are settled in Stock.
     7.3 Terms of Grant. The Committee shall determine at the time of the grant of a Stock Appreciation Right the time period during which the Stock Appreciation Right may be exercised, the type of Stock Appreciation Right being granted, and any other terms that will apply to the Stock Appreciation Right. Each Stock Appreciation Right granted under the Plan shall be evidenced by a written or electronic stock appreciation right certificate (a “SAR Certificate”). A SAR Certificate shall be issued by the Plan Sponsor in the name of the SAR Holder and in such form as may be approved by the Committee. The SAR Certificate shall incorporate and conform to the conditions in the Plan as well as any other terms and conditions that are not inconsistent as the Committee may consider appropriate. In the event of any inconsistency between the provisions of the Plan and any Option Certificate, the provisions of the Plan shall govern.
(a)	Number of SARs. Each SAR Certificate shall state that it covers a specified number of Stock Appreciation Rights, as determined by the Committee.

(b)	Stock Price for Determining Appreciation. Each SAR Certificate shall state the Fair Market Value of a Share from which appreciation of the SAR will be measured. The Stock price specified shall not be less than 100% of the Fair Market Value of the Stock on the date the SAR is granted.

(c)	Duration of SARs. Each SAR Certificate shall state the period of time, determined by the Committee, within which the SAR may be exercised by the SAR Holder (the “SAR Period”). The SAR Period must end not more than ten years from the date the SAR is granted. If no SAR Period is stated in the SAR Certificate, the SAR Period shall end on the day immediately preceding the 10th anniversary of the date of grant.

(d)	Restrictions on Exercise. The SAR Certificate shall also set forth any restrictions on SAR exercise during the SAR Period, if any, as may be determined by the Committee. Each SAR shall become exercisable (vest) over such period of time, if any, or upon such events, as determined by the Committee.

(e)	Termination of Services, Death, or Disability. The Committee may specify the period, if any, after which an SAR may be exercised following termination of the SAR Holder’s services in the SAR Certificate. If the SAR Certificate does not specify the period of time following termination of service during which SARs may be exercised, the time periods in this Subsection shall apply. Once a SAR is granted, the Committee may not change the time period during which a SAR may be

United Western Bancorp, Inc. 2010 Equity Incentive Plan	15

exercised following termination of the SAR Holder’s services, unless such a change would not cause additional taxes to be imposed pursuant to Code § 409A.

(i)	Termination for Cause. If the services of the SAR Holder are terminated within the SAR Period for Cause, as determined by the Company, the SAR shall thereafter be void for all purposes.

(ii)	Disability. If the SAR Holder becomes Disabled and terminates services, the SAR may be exercised by the SAR Holder within one year following the SAR Holder’s termination of services on account of Disability (provided that such exercise must occur within the SAR Period), but not thereafter. The SAR may be exercised only with respect to the extent the SAR had become exercisable on or before the date of the SAR Holder’s termination of services because of Disability.

(iii)	Death. If the SAR Holder dies during the SAR Period while still performing services for the Company or within the one year period referred to in (ii) above or the three-month period referred to in (iv) below, the SAR may be exercised by those entitled to do so under the SAR Holder’s will or by the laws of descent and distribution within one year following the SAR Holder’s death, (provided that such exercise must occur within the SAR Period), but not thereafter. The SAR may be exercised only to the extent the SAR had become exercisable on or before the date of the SAR Holder’s termination of services because of the SAR Holder’s death.

(iv)	Termination for Reasons Other than Cause, Disability or Death. If the SAR Holder is no longer employed by the Company or performing services for the Company for any reason other than Cause, Disability or the SAR Holder’s death, the SAR may be exercised by the SAR Holder within three months following the date of termination (provided that the exercise must occur within the SAR Period), but not thereafter. The SAR may be exercised only to the extent the SAR had become exercisable on or before the date of termination of services.
     7.4 Exercise of Stock Appreciation Rights. Upon vesting in a Stock Appreciation Right, a Participant shall be permitted to exercise the Stock Appreciation Right at any time prior to the date the Stock Appreciation Right expires. The effective date of exercise of a Stock Appreciation Right is the date on which the Company receives notice from the Participant of the exercise of the Stock Appreciation Right. Upon the exercise of one or more Stock Appreciation Rights settled in Stock, the Company will issue to the Participant the number of whole Shares determined by dividing (i) the number of Stock Appreciation Rights being exercised, multiplied by the difference in the Fair Market Value of one Share on the exercise date of the Stock Appreciation Right and the Fair Market Value of one Share on the grant date in the Stock Appreciation Right by (ii) the Fair Market Value of one Share on the exercise date. Upon exercise of one or more Stock Appreciation Rights settled in cash, the Company shall make a cash payment to the Participant in an amount equal to the total

United Western Bancorp, Inc. 2010 Equity Incentive Plan	16

number of vested Stock Appreciation Rights, multiplied by the difference in the Fair Market Value of one Share on the grant date of the Stock Appreciation Right and the Fair Market Value of one Share on the date of exercise, less any withholdings.
     7.5 Withholding Requirement. All payments under the Plan are subject to withholding of all taxes, government mandated social benefit contributions, or other payments required to be withheld which are applicable to the Participant.
     7.6 Effect of Exercise. The exercise or cash-out of a Stock Appreciation Right will result in an equal reduction in the number of Stock Appreciation Rights that were granted.
     7.7 No Equity Holder Privileges. No holder of a Stock Appreciation Right shall have any privileges as an equity holder with respect to any Stock Appreciation Rights.
     7.8 Change in Control. Unless otherwise determined by the Committee (either at the time a SAR is granted or by subsequent action), SARs shall not be subject to accelerated vesting at the time of a Change in Control. Upon the consummation of a Change in Control, any SAR as to which the period for which services are required or other restrictions have not been satisfied (or waived or accelerated) shall be forfeited, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction, or except to the extent the Committee determines (either at the time an Option is granted or by subsequent action) that any outstanding SAR (whether or not then exercisable) shall be canceled in exchange for a cash payment equal to the product of (i) the excess, if any, of the per Share consideration paid in the Change in Control minus the per Share exercise price of such SAR and (ii) the total number of Shares subject to such SAR; provided further, that any outstanding SAR with a per Share exercise price that is greater than the per Share consideration paid in the Change in Control shall automatically terminate without payment on the closing of such Change in Control.
     The Committee shall have the discretion, exercisable either at the time the SAR is granted or at any time while the SAR remains outstanding, to structure one or more SARs so that those SARs shall automatically accelerate and vest in full upon the occurrence of a Change in Control, whether or not those SARs are to be assumed in the Change in Control or otherwise continued in effect.
ARTICLE VIII
STOCK BONUSES AND OTHER COMMON STOCK GRANTS
     The Committee may award Stock Bonuses to such Participants, subject to such conditions and restrictions, as it determines in its sole discretion. Stock Bonuses may be either outright grants of Stock, or may be grants of Stock subject to and conditioned upon certain employment or performance related goals.
     From time to time during the duration of this Plan, the Board may, in its sole discretion, adopt one or more incentive compensation arrangements for Participants pursuant to which the Participants may acquire Shares, whether by purchase, outright grant, or otherwise. Any such arrangements shall be subject to the general provisions of this Plan and all Shares issued pursuant to such arrangements shall be issued under this Plan.

United Western Bancorp, Inc. 2010 Equity Incentive Plan	17

ARTICLE IX
PERFORMANCE AWARDS
          9.1 Performance-Based Awards. The Company intends that performance-based Awards to certain Eligible Employees will satisfy the performance-based compensation requirements of Code § 162(m) so that the Company may deduct any compensation paid under the Plan for federal income tax purposes without limitation under Code § 162(m). If any provision of this Plan or any Award Certificate would otherwise frustrate or conflict with such intent, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict.
          9.2 Grants of Performance-Based Awards. The Committee may grant Performance Awards that grant a specific number of Options, SARs, shares of Restricted Stock, or Restricted Stock Units that vest in whole or in part upon satisfaction of specified performance goals. The Committee may also grant Awards that require the Committee to grant a specific number of shares of Stock, Options, SARs, shares of Restricted Stock, or Restricted Stock Units upon satisfaction of specified performance goals. The Committee shall, in its sole discretion, determine: (a) the type of performance-based Awards to be made, (b) the time at which performance-based Awards are to be made, (c) the time at which the performance-based Awards vest or shares are granted under performance-based Awards, (d) actual performance against targets for purposes of performance-based Award vesting or granting of Awards, (e) specific weighing of the components of performance-based Award vesting or grants, and (f) establish such other terms under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan. The Committee shall have the full and exclusive right to grant and determine terms and conditions of all performance-based Awards granted under the Plan. The performance goal or goals for a Performance Award shall be established in writing at the time the Performance Award is granted. The Committee shall have no power to increase a performance-based Award that has been granted, but shall have the power to decrease a performance-based Award.
          9.3 Award Certificates. Award Certificates that are intended to comply with Code § 162(m) shall specify the target number of Shares for the Participant. The maximum vesting for a performance-based Award shall be 100% of the Award. No performance-based Award shall entitle the Participant to receive more than the maximum number of Shares in any calendar year set forth in Article III. Performance-based Awards to all Participants for any calendar year shall not exceed the maximum number of Shares set forth in Article III.
          9.4 Preestablished Performance Goals. The performance criteria for any Award that is intended to satisfy the requirements for “performance-based compensation” under Code § 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Performance Award is granted. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually or in any combination, applied to either the Company as a whole or to a business unit or Affiliated Corporation, either individually or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the

United Western Bancorp, Inc. 2010 Equity Incentive Plan	18

Committee in the performance-based Award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (q) product release schedules, and (r) new product innovation. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Securities Exchange Act filings.
     9.5 Committee Certification. Notwithstanding satisfaction of any Qualifying Performance Criteria, the number of Stock, Options, SARs, or RSUs under a performance-based Award to be granted or vested on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. The Participant shall not be entitled to vest in or be granted any portion of a performance-based Award until the Committee certifies in writing that the Holder has met his or her specific performance goals and determines the portion of the performance-based Award which is to be vested or granted.
ARTICLE X
PLAN ADMINISTRATION
     10.1 Committee. The Plan shall be administered by a Committee appointed by and serving at the pleasure of the Board of Directors, consisting of not less than two Directors (the “Committee”) and, at any time when the Plan Sponsor is a publicly held corporation, consisting solely of outside Directors (within the meaning of Code § 162(m)(4)(C)(i)). The Board of Directors may from time to time remove members from or add members to the Committee, and vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. At any time when the Plan Sponsor is a publicly held corporation, the Committee shall be so constituted at all times as to permit the Plan to comply with Rule 16b-3 or any successor rule promulgated under the Securities Exchange Act of 1934 (the “1934 Act”) and to permit Awards to comply with the performance based compensation exception of Code § 162(m). Members of the Committee and any subcommittee or special committee shall be appointed from time to time by the Board, shall serve at the pleasure of the Board and may resign at any time upon written notice to the Board.
     10.2 Committee Meetings and Actions. The Committee shall hold meetings at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Committee shall be the acts of the Committee and shall be final, binding and conclusive upon all persons, including the Company, its shareholders, and all persons having any interest in Options which may be or have been granted pursuant to the Plan.

United Western Bancorp, Inc. 2010 Equity Incentive Plan	19

     10.3 Powers of Committee. In accordance with the provisions of the Plan, the Committee shall, in its sole discretion, select the Participants from among the Eligible Employees and Eligible Individuals, determine the Awards to be made pursuant to the Plan, and the time at which such Awards are to be made, fix the exercise price, period and manner in which an Option or SAR becomes exercisable, and establish such other terms under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan. The Committee shall determine the form or forms of the certificates or agreements with Participants that shall evidence the particular provisions, terms, conditions, rights and duties of the Plan Sponsor and the Participants with respect to Awards granted pursuant to the Plan, which provisions need not be identical except as may be provided herein. The Committee shall have the full and exclusive right to grant and determine terms and conditions of all Awards granted under the Plan. In granting Awards, the Committee shall take into consideration the contribution the Participant has made or may make to the success of the Company or its subsidiaries and such other factors as the Committee shall determine. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any certificate or agreement entered into hereunder in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. No member of the Committee shall be liable for any action or determination made in good faith. The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.
     10.4 Options May Be Assumed. In accordance with the provisions of Code §424(a), the Committee may, in its sole discretion, substitute a new Option for an outstanding option or assume an outstanding option in connection with a Corporate Transaction, without the substitution or assumption being treated as a modification of the existing incentive stock option under Code § 424(h) or a modification of an existing option under Code § 409A. If the new substituted Option or assumed Option is intended to be an Incentive Option, the provisions of this Section apply solely to an Eligible Employee who is providing services to the Company at the time of the substitution or assumption (or a former Eligible Employee within the 3-month period following termination of service). For purposes of this Section, the term “Corporate Transaction” includes: (a) a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation; (b) a distribution (excluding an ordinary dividend or a stock split or stock dividend described in Treas. Reg. § 1.424-1(e)(4)(v)) or change in the terms or number of outstanding shares of such corporation; and (c) any other corporate events prescribed by the Commissioner in published guidance.
     10.5 Interpretation of Plan. The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Company, its shareholders, and all persons having any interest in Options which may be or have been granted pursuant to the Plan. Stock Options, Stock Appreciation Rights, Restricted Stock grants, and Stock grants are intended to be excluded from the requirements of Code § 409A as a result of the exception for stock rights and the exception for transfers of property subject to § 83. Restricted Stock Unit grants are intended to be excluded from the requirements of Code § 409A under the short-term deferral exception. To the extent that any

United Western Bancorp, Inc. 2010 Equity Incentive Plan	20

provision of the Plan or of any grant certificate or agreement could be interpreted otherwise, the Plan and all grant certificates or agreements shall be interpreted in a manner that ensures all grants are excluded from the requirements of Code § 409A. The Company will amend the Plan as necessary to ensure exclusion of Awards from the requirements of Code § 409A, or to the extent necessary or appropriate, to comply with the requirements of Code § 409A.
     10.6 Indemnification. Each person who is or shall have been a member of the Committee or of the Board of Directors shall be indemnified and held harmless by the Plan Sponsor against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with the Company’s approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of, and is in addition to, any other rights of indemnification to which any person may be entitled under the Plan Sponsor’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
ARTICLE XI
STOCK SUBJECT TO THE PLAN
     11.1 Number of Shares. The number of Shares that are authorized for issuance under the Plan in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Committee may from time to time deem necessary shall not exceed 80,000,000, subject to the provisions regarding changes in capital. The Shares maybe either authorized and unissued Shares or previously issued Shares acquired by the Plan Sponsor. This authorization may be increased from time to time by approval of the Board and by the stockholders of the Plan Sponsor if, in the opinion of counsel for the Plan Sponsor, stockholder approval is required. Shares that may be issued upon exercise of Options under the Plan shall be applied to reduce the maximum number of Shares remaining available for use under the Plan. The Plan Sponsor shall at all times during the term of the Plan and while any Awards are outstanding retain as authorized and unissued Stock at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.
     11.2 Unused Stock. Any Shares that are subject to an Award that expires or for any reason is terminated unexercised and any Shares withheld for the payment of taxes or received by the Plan Sponsor as payment of the exercise price of an Award shall automatically become available for use under the Plan.
     11.3 Adjustments for Stock Splits and Stock Dividends. If the Plan Sponsor shall at any time increase or decrease the number of its outstanding Shares or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination,

United Western Bancorp, Inc. 2010 Equity Incentive Plan	21

reclassification or recapitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner (in accordance with the rules governing modifications, extensions, substitutions and assumptions of stock rights described in Treas. Reg. § 1.409A-1(b)(5)(v)(D)) as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: (i) the Shares as to which Awards may be granted under the Plan and (ii) the Shares then included in each outstanding Award granted hereunder.
     11.4 Other Distributions and Changes in the Stock. If the Plan Sponsor distributes assets or securities of persons other than the Plan Sponsor (excluding cash or distributions referred to in Section 11.3) with respect to the Stock, or if the Plan Sponsor grants rights to subscribe pro rata for additional Shares or for any other securities of the Plan Sponsor to the holders of its Stock, or if there is any other change (except as described in Section 11.3) in the number or kind of outstanding Shares or of any stock or other securities into which the Stock will be changed or for which it has been exchanged, and if the Committee in its discretion determines that the event equitably requires an adjustment in the number or kind of Shares subject to an Award, an adjustment in the exercise price or the taking of any other action by the Committee, including without limitation, the setting aside of any property for delivery to the Participant upon the exercise of an Award or the full vesting of an Award, then such adjustments shall be made, or other action shall be taken, by the Committee (in accordance with the rules governing modifications, extensions, substitutions and assumptions of stock rights described in Treas. Reg. § 1.409A-1(b)(5)(v)(D)) and shall be effective for all purposes of the Plan and on each outstanding Award.
     11.5 General Adjustment Rules. No adjustment or substitution provided for in this Article shall require the Plan Sponsor to sell a fractional Share under any Award, or otherwise issue a fractional Share, and the total substitution or adjustment with respect to each Award shall be limited by deleting any fractional Share. In the case of any such substitution or adjustment, the aggregate exercise price for the total number of Shares then subject to an Award shall remain unchanged but the exercise price per Share under each such Award shall be equitably adjusted by the Committee to reflect the greater or lesser number of Shares or other securities into which the Stock subject to the Award may have been changed, and appropriate adjustments shall be made to other Awards to reflect any such substitution or adjustment. In the case of any such substitution or adjustment, such Option shall be equitably adjusted by the Committee in accordance with the rules governing modifications, extensions, substitutions and assumptions of stock rights described in Treas. Reg. § 1.409A-1(b)(5)(v)(D).
     11.6 Determination by the Committee. Adjustments under this Article shall be made by the Committee, whose determinations shall be final and binding upon all parties.
ARTICLE XII
GENERAL RESTRICTIONS
     12.1 Investment Representations. The Plan Sponsor may require any person to whom an Award is granted, as a condition of receiving Stock pursuant to the Award, to give written assurances in substance and form satisfactory to the Plan Sponsor and its counsel to the effect that such person

United Western Bancorp, Inc. 2010 Equity Incentive Plan	22

is acquiring the Stock for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Plan Sponsor deems necessary or appropriate in order to comply with federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the Stock certificates.
     12.2 Compliance with Securities Laws. Each Award shall be subject to the requirement that, if at any time counsel to the Plan Sponsor shall determine that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Plan Sponsor to apply for or to obtain such listing, registration or qualification.
     12.3 Changes in Accounting Rules. Except as provided otherwise at the time an Award is granted, notwithstanding any other provision of the Plan to the contrary, if, during the term of the Plan, any changes in the financial or tax accounting rules applicable to Awards shall occur which, in the sole judgment of the Committee, may have a material adverse effect on the reported earnings, assets or liabilities of the Plan Sponsor, the Committee shall have the right and power to modify as necessary, any then outstanding Awards as to which the applicable services or other restrictions have not been satisfied.
     12.4 Shareholders Agreement. Upon demand by the Plan Sponsor, the Participant shall execute and deliver to the Plan Sponsor a shareholders agreement in such form as the Company may provide at the time of the Participant is receiving Stock pursuant to the Plan (“Shareholders Agreement”). The Shareholders Agreement may include, without limitation, restrictions upon the Participant’s right to transfer shares, including the creation of an irrevocable right of first refusal in the Plan Sponsor and its designees, and provisions requiring the Participant to transfer the Shares to the Plan Sponsor or the Plan Sponsor’s designees upon a termination of employment. Upon such demand, execution of the Shareholders Agreement by the Participant prior to the transfer or delivery of any shares and prior to the expiration of the option period shall be a condition precedent to the right to purchase such Shares, unless such condition is expressly waived in writing by the Plan Sponsor.
ARTICLE XIII
REQUIREMENTS OF LAW
     13.1 Requirements of Law. The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.
     13.2 Federal Securities Law Requirements. If a Participant is an officer or director of the Plan Sponsor within the meaning of Section 16, Awards granted hereunder shall be subject to all conditions required under Rule 16b-3, or any successor rule promulgated under the 1934 Act, to qualify the Award for any exception from the provisions of Section 16(b) of the 1934 Act available under that Rule.

United Western Bancorp, Inc. 2010 Equity Incentive Plan	23

     13.3 Governing Law. The Plan and all certificates and agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado.
ARTICLE XIV
PLAN AMENDMENT, MODIFICATION AND TERMINATION
     The Board may at any time terminate, and from time to time may amend or modify the Plan; however, any amendment or modification for which shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Plan Sponsor, on the advice of counsel, determines that shareholder approval is otherwise necessary or desirable, shall be subject to the approval of the shareholders.
     No amendment, modification or termination of the Plan shall in any manner adversely affect any Award previously granted under the Plan, without the consent of the Participant holding such Award.
No Award shall be granted after the 10th year anniversary of the Effective Date.
ARTICLE XV
MISCELLANEOUS
     15.1 Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.
     15.2 No Right to Continued Employment. Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his employment by, or consulting relationship with, the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Nothing in this Plan shall limit or impair the Company’s right to terminate the employment of any employee, to terminate the consulting services of any consultant, or to terminate the services of any director. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of service shall be determined by the Committee at the time.
     15.3 Nontransferability. Except as provided otherwise at the time of grant or as otherwise provided in the Plan, no right or interest of any Participant in an Award granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Participant’s death, a Participant’s rights and interests in Awards shall, to the extent provided in the Plan, be transferable by will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Awards may be made by, the Participant’s legal

United Western Bancorp, Inc. 2010 Equity Incentive Plan	24

representatives, heirs or legatees. Notwithstanding the foregoing, the Option Holder may not transfer an Incentive Option during the Option Holder’s lifetime. If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person’s guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.
     15.4 No Plan Funding. Obligations to Participants under the Plan will not be funded, trusteed, insured or secured in any manner. The Participants under the Plan shall have no security interest in any assets of the Company, and shall be only general creditors of the Company.
     15.5 Other Employee Benefits. The amount of any compensation deemed to be received by a Participant as a result of Awards under the Plan shall not constitute “earnings” or “compensation” with respect to which any other employee benefits of such employee are determined, including without limitation benefits under any pension, profit sharing, 401(k), life insurance or salary continuation plan.
     IN WITNESS WHEREOF, the Plan Sponsor has caused this Plan to be duly executed, effective as of the Effective Date.

UNITED WESTERN BANCORP, INC.
Plan Sponsor

By:
Title:
Date:

United Western Bancorp, Inc. 2010 Equity Incentive Plan	25